SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

|X|   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting under ss. 240.14a-12

                               LECTEC CORPORATION
                (Name of Registrant as Specified in its Charter)

    -------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
|X|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)      Title of each class of securities to which transaction applies:________

(2)      Aggregate number of securities to which transaction applies:___________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_____________

(4) Proposed maximum aggregate value of transaction: $7,250,000 (represents the consideration to be received by the Registrant in connection with the transaction).

(5)      Total fee paid: $1,450

         |X| Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:______________________

         (2)      Form, Schedule or Registration Statement No.:_________________

         (3)      Filing Party:________________________

         (4)      Date Filed:________________________

                               LECTEC CORPORATION
                             10701 RED CIRCLE DRIVE
                           MINNETONKA, MINNESOTA 55343




Dear Shareholder:

         You are cordially invited to attend the 2000 annual meeting of shareholders of LecTec Corporation to be held at the Minneapolis Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota 55343, on Thursday, March 29, 2001, at 3:00 p.m. (CST).

         In addition to the customary annual meeting matters, you will be asked to approve the sale of certain assets used in our conductive products division, in accordance with the Asset Purchase Agreement among LecTec, The Ludlow Company LP and Sherwood Services AG dated November 17, 2000. Ludlow and Sherwood have agreed to buy the assets of LecTec's conductive products division for approximately $7,250,000 in cash.

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the annual meeting, you may still revoke your proxy at any time prior to the annual meeting by providing a later dated proxy or by providing written notice of your revocation to Douglas J. Nesbit, Chief Financial Officer of LecTec. Your prompt cooperation will be greatly appreciated.


                                        Sincerely,

                                        /s/ Rodney A. Young

                                        Rodney A. Young,
                                        Chairman of the Board

         This proxy statement is dated February 28, 2001. This proxy statement is first being mailed to shareholders on or about February 28, 2001, along with LecTec's annual report to shareholders for the fiscal year ended June 30, 2000, annual report on Form 10-K for the fiscal year ended June 30, 2000, quarterly reports on Form 10-Q for the quarters ended September 30, 2000 and December 31, 2000 and current report on Form 8-K filed November 21, 2000.

                               LECTEC CORPORATION
                             10701 RED CIRCLE DRIVE
                           MINNETONKA, MINNESOTA 55343



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 29, 2001


TO THE SHAREHOLDERS OF LECTEC CORPORATION:

         The 2000 annual meeting of the shareholders of LecTec Corporation, a Minnesota Corporation, will be held at the Minneapolis Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota 55343, on Thursday, March 29, 2001, at 3:00 p.m. (CST) for the following purposes:

1. To approve the sale of certain assets used in LecTec's conductive products division pursuant to the Asset Purchase Agreement dated November 17, 2000, among LecTec, The Ludlow Company LP and Sherwood Services AG. Details of this transaction and other important information are set forth in the accompanying proxy statement which you are urged to read carefully.

2. To elect six directors, to serve on the Board of Directors for a term of one year and until their successors are duly elected and qualified.

3. To ratify the appointment of Grant Thornton LLP as LecTec's independent auditor for LecTec's current fiscal year.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         THE BOARD OF DIRECTORS RECOMMENDS THAT AN AFFIRMATIVE VOTE BE CAST IN FAVOR OF ALL NOMINEES AND FOR EACH OF THE PROPOSALS LISTED IN THE PROXY CARD (OR VOTING INSTRUCTIONS) CARD.

         Holders of LecTec common stock who do not vote their shares in favor of the asset sale, and who strictly comply with the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporations Act, have the right to object to the approval of the asset sale and may make written demand for payment of the "fair value" of their shares of common stock. For a description of the rights of dissenting shareholders, see Sections 302A.471 and 302A.473 of the Minnesota Business Corporations Act, a copy of which is attached as Exhibit C to the proxy statement. In addition, a description of the procedures to be followed by a dissenting shareholder in order to obtain payment for their shares is set forth under the caption "Rights Of Dissenting Shareholders" in the proxy statement.

         Only holders of record of common stock at the close of business on February 23, 2001, will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

         IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING. YOU ARE URGED TO COMPLETE AND SIGN THE ACCOMPANYING PROXY CARD, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF LECTEC, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR PROXY WILL NOT BE USED IF YOU ATTEND AND VOTE AT THE ANNUAL MEETING IN PERSON.


                                        BY ORDER OF THE BOARD
                                        OF DIRECTORS

                                        /s/ Rodney A. Young

                                        Rodney A. Young
                                        Chairman of the Board

February 28, 2001

         IMPORTANT: PLEASE RETURN EACH PROXY CARD SENT TO YOU. THE PROMPT RETURN OF PROXIES WILL SAVE LECTEC THE EXPENSE OF FURTHER REQUESTS FOR PROXIES.

                               LECTEC CORPORATION
                             10701 RED CIRCLE DRIVE
                           MINNETONKA, MINNESOTA 55343

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 29, 2001

                                 --------------

                               SUMMARY TERM SHEET

         THIS SECTION SUMMARIZES SELECTED INFORMATION ABOUT THE PROPOSED ASSET SALE FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE ASSET SALE FULLY, WE STRONGLY ENCOURAGE YOU TO READ CAREFULLY THIS ENTIRE PROXY STATEMENT. WE HAVE INCLUDED A COPY OF THE ASSET PURCHASE AGREEMENT IN THIS PROXY STATEMENT AS EXHIBIT A.

* This proxy statement contains a proposal for LecTec shareholders to approve an asset sale. See page ___.

* If the asset sale is approved, LecTec will sell to Ludlow most of the assets and liabilities related to LecTec's conductive products division. See page ___.

* The intellectual property rights associated with LecTec's conductive products division will be sold to Sherwood if the asset sale is approved. See page ___.

* LecTec will receive a total purchase price of $7,250,000 in cash. See page ___.



* The purchase price will be adjusted to take into account the increase or decrease in the value of the assets prior to closing. Based on the adjustment, the purchase price could be as low as $5,790,000. See page
         ___.



* LecTec received a written opinion from its financial advisor stating that the purchase price is fair to LecTec from a financial point of view. See page ___.

*        The proceeds of the asset sale will be retained by LecTec. See page
         ___.

* The asset sale will allow LecTec to focus its full operational capacity on its therapeutic consumer products division. See page ___.

* LecTec's Board of Directors unanimously recommends that shareholders vote in favor of the proposal to approve the asset sale. See page ___.

Any holder of LecTec common stock who does not vote their shares in favor of the asset sale and who strictly complies with the provisions of the Minnesota Business Corporations Act has the right to object to the asset sale and may make written demand for payment of the "fair value" of their shares of common stock. See page ___.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE PROPOSED ASSET SALE............................1

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION....................3

RISK FACTORS...................................................................3

   RISKS RELATING TO THE ASSET SALE............................................3
   RISKS RELATING TO LECTEC....................................................4

THE ANNUAL MEETING OF SHAREHOLDERS............................................10

   WHEN AND WHERE THE ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD.............10
   WHAT WILL BE VOTED UPON....................................................10
   RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; QUORUM.........................10
   VOTE REQUIRED..............................................................11
   BOARD RECOMMENDATION.......................................................11
   VOTING YOUR SHARES.........................................................11
   CHANGING YOUR VOTE BY REVOKING YOUR PROXY..................................11
   HOW PROXIES ARE COUNTED....................................................11
   COST OF SOLICITATION.......................................................12

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...............................12

CONDUCTIVE BUSINESS UNAUDITED FINANCIAL STATEMENTS............................13

UNAUDITED PRO FORMA FINANCIAL STATEMENTS......................................17

PROPOSAL 1: APPROVAL OF THE ASSET SALE........................................23

THE SALE OF THE CONDUCTIVE BUSINESS ASSETS....................................23

   THE COMPANIES..............................................................23
   THE ASSET SALE.............................................................23
   BACKGROUND OF THE ASSET SALE...............................................25
   REASONS FOR THE ASSET SALE.................................................28
   RECOMMENDATION OF LECTEC'S BOARD OF DIRECTORS..............................30
   OPINION OF LECTEC'S FINANCIAL ADVISOR......................................30
   PROCEEDS OF THE ASSET SALE.................................................34
   SALE OF LECTEC'S MEDICAL TAPE EQUIPMENT....................................34
   SHAREHOLDER APPROVAL OF THE ASSET SALE; VOTE REQUIRED......................35
   RIGHTS OF DISSENTING SHAREHOLDERS..........................................35
   ACCOUNTING TREATMENT.......................................................37
   FEDERAL INCOME TAX CONSEQUENCES............................................37

THE ASSET PURCHASE AGREEMENT..................................................37

   THE ASSET SALE.............................................................37
   CLOSING DATE...............................................................37
   CONSIDERATION; POST-CLOSING ADJUSTMENT.....................................38
   ASSETS PURCHASED...........................................................38
   ASSUMPTION OF LIABILITIES..................................................39

   REPRESENTATIONS AND WARRANTIES OF SELLER...................................39
   COVENANTS OF LECTEC........................................................41
   REGULATORY MATTERS.........................................................41
   CLOSING CONDITIONS.........................................................41
   TERMINATION................................................................42
   INDEMNIFICATION............................................................42
   THE NON-COMPETITION AGREEMENT..............................................43
   THE MANUFACTURING AND SUPPLY AGREEMENT.....................................43
   THE TRANSITION SERVICES AGREEMENT..........................................43


PROPOSAL 2: ELECTION OF DIRECTORS.............................................44

   GENERALLY..................................................................44
   INFORMATION CONCERNING NOMINEES............................................44
   MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS..........................45
   DIRECTOR COMPENSATION......................................................46

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.......................46

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION................47

   COMPENSATION PHILOSOPHY....................................................47
   EXECUTIVE OFFICER COMPENSATION PROGRAM.....................................47

EXECUTIVE COMPENSATION AND OTHER INFORMATION..................................50

   SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION.............................50
   SUMMARY COMPENSATION TABLE.................................................50
   OPTION GRANTS IN LAST FISCAL YEAR..........................................51
   AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END
   OPTION VALUES..............................................................52
   CHANGE IN CONTROL PLANS....................................................52
   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
   COMPENSATION DECISIONS.....................................................52

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................53

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................54

SHAREHOLDER RETURN PERFORMANCE GRAPH..........................................55

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF AUDITORS...........................55

AUDIT FEES....................................................................56

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES..................56

ALL OTHER FEES................................................................56

OTHER MATTERS.................................................................56

PROPOSALS FOR THE NEXT REGULAR MEETING........................................56

WHERE YOU CAN FIND MORE INFORMATION...........................................57

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................57

EXHIBITS
--------
Exhibit A - Asset Purchase Agreement
Exhibit B - Opinion of Goldsmith, Agio, Helms Securities, Inc.
Exhibit C - Sections 302A.471 and 302A.473 of the MBCA
Exhibit D - Audit Committee Charter

               QUESTIONS AND ANSWERS ABOUT THE PROPOSED ASSET SALE

Q: WHAT IS THE PROPOSAL RELATING TO THE ASSET SALE THAT I WILL BE VOTING ON AT THE ANNUAL MEETING?

A: You will be asked to consider and vote upon a proposal to approve the sale by LecTec of certain assets used in LecTec's conductive products division pursuant to the Asset Purchase Agreement, dated November 17, 2000 among LecTec, Ludlow and Sherwood. The asset purchase agreement is attached to this proxy statement as Exhibit A.

Q:       CAN I STILL SELL MY SHARES?

A: Neither the asset purchase agreement nor the asset sale will affect your right to sell or otherwise transfer your shares of LecTec common stock.

Q:       WHAT VOTE IS REQUIRED TO APPROVE THE ASSET SALE?

A: Under section 302A.661 of the Minnesota Business Corporation Act, or MBCA, the sale by LecTec of "all or substantially all" of its assets would require approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of LecTec common stock on the record date. LecTec, in consultation with its legal counsel, has determined that the sale of the conductive products division assets to Ludlow and Sherwood may constitute a sale of "all or substantially all" of LecTec's assets based on current interpretations of that term. Thus, the asset purchase agreement provides that, as a condition to LecTec's obligation to consummate the transactions contemplated by the asset purchase agreement, the affirmative vote of the holders of at least fifty percent of the voting power of all outstanding shares of LecTec common stock on the record date must be obtained.

Q:       WHO IS ENTITLED TO VOTE ON THE ASSET SALE?

A: Only holders of record of LecTec common stock as of the close of business on February 23, 2001 will be entitled to notice of and to vote at the annual meeting of shareholders.

Q:       WHEN AND WHERE IS THE ANNUAL MEETING?

A: The annual meeting of shareholders of LecTec will be held at the Minneapolis Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota 55343, on Thursday, March 29, 2001, at 3:00 p.m. (CST).

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:       MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a written revocation or a later dated, signed proxy card before the annual meeting or simply attend the annual meeting and vote in person.

Q:       WHAT DO I NEED TO DO NOW?

A: PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING. You may vote by signing your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the annual meeting. Because a vote of a majority of the outstanding LecTec shares is required to approve the asset sale, your failure to vote is the same as your voting against the asset sale.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ASSET SALE TO THE SHAREHOLDERS?

A: LecTec does not expect that the asset sale will result in any federal income tax consequences to its shareholders other than those who exercise dissenters' rights under the MBCA. Such dissenting shareholders should consult with their own tax advisers to determine the tax consequences of dissenting.

Q:       WHOM SHOULD I CALL IF I HAVE QUESTIONS?

A: If you have questions about the asset sale or the asset purchase agreement you may call Douglas J. Nesbit, our chief financial officer, toll free at (800) 777-2291.

           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

         Certain information contained in this proxy statement that does not relate to historical information may be deemed to constitute forward-looking statements. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This proxy statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of LecTec and the effect of the asset sale. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. LecTec's shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Among the factors that could cause actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are those described under the caption "Risk Factors" in this proxy statement. LecTec undertakes no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO THE ASSET SALE AND LECTEC IN DECIDING WHETHER TO APPROVE THE ASSET SALE.

RISKS RELATING TO THE ASSET SALE

         AFTER THE ASSET SALE, WE WILL HAVE A MORE NARROWED FOCUS OF BUSINESS

         After the sale of our conductive products division, we will be substantially smaller. In each of the last three fiscal years, sales from our conductive products division have accounted for more than half of our total sales. After the asset sale, we expect to generate substantially all of our sales from our therapeutic consumer products division which designs, manufactures and markets products for the topical application of over-the-counter drugs. Until recently, the therapeutic consumer products division has not represented a large portion of our business or revenues. Growth in sales of our therapeutic consumer products will depend upon a number of factors including our ability to develop, manufacture and market therapeutic products that are accepted by the market. We can not assure you that after the asset sale we will be able to generate sales equal to historic levels or any level. If we are unable to increase the sales from our therapeutic consumer products division it will have a material adverse effect on our business.

         THERE IS NO PLAN TO DISTRIBUTE ANY OF THE PROCEEDS OF THE ASSET SALE TO OUR SHAREHOLDERS

         We do not intend to distribute any portion of the proceeds from the asset sale to our shareholders. Currently, we intend to use the proceeds from the asset sale to fund and grow our therapeutic consumer products division.

         MANAGEMENT COULD SPEND OR INVEST THE PROCEEDS FROM THE ASSET SALE IN WAYS WITH WHICH THE SHAREHOLDERS MAY NOT AGREE, INCLUDING THE POSSIBLE PURSUIT OF OTHER MARKET OPPORTUNITIES

         Our management can spend or invest the proceeds from the asset sale in ways with which the shareholders may not agree. The investment of these proceeds may not yield a favorable return. Furthermore, because the market for therapeutic consumer products is evolving, we may in the future discover new opportunities that are more attractive. As a result, we may commit resources to these alternative market opportunities. This action may require us to limit or abandon our currently planned focus on developing, manufacturing and marketing our therapeutic consumer products. If we change our product focus we may face risks that may be different from the risks associated with the therapeutic consumer products market.

         THE ASSET PURCHASE AGREEMENT WILL EXPOSE US TO CONTINGENT LIABILITIES

         Under the asset purchase agreement, we have agreed to indemnify Ludlow and Sherwood for any breach of our representations and warranties contained in the asset purchase agreement and for other matters. For example, an indemnification claim by Ludlow or Sherwood might result if our representations about the assets comprising our conductive products division are later proved to be incorrect. Significant indemnification claims by Ludlow or Sherwood would have a material adverse effect on our business. For a description of our representations and warranties contained in the asset purchase agreement which are material to our contingent liability, see the section entitled "Representations and Warranties of Seller" beginning on page __.

RISKS RELATING TO LECTEC

         WE HAVE A HISTORY OF LOSSES AND WE EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE

         Although we have generated differing levels of revenue over the last several years, we have not had profitable operations. We expect to continue to incur losses for the foreseeable future. We have expended a substantial amount of our resources in sales and marketing efforts and researching and developing technology relating to our products.

         We plan to increase our operating expenses as we continue to devote significant resources to developing our therapeutic consumer products business. We expect to incur substantial operating losses in the foreseeable future as we invest in our therapeutic consumer products business. Our losses may increase in the future, and even if we achieve our revenue targets, we may not be able to sustain or increase profitability on a quarterly or annual basis. The amount of future net losses, and the time required to reach profitability, are both highly uncertain. We cannot assure you that we will ever be able to achieve or sustain profitability.

         OUR SUCCESS DEPENDS ON A SINGLE FAMILY OF PRODUCTS

         We have adopted a strategy of focusing our efforts on our therapeutic consumer products business. As a result, our revenue and profitability depend on sales of our topical ointment-based products for the application of over-the-counter drugs. A reduction in demand for these products would have a material adverse effect on our business. We have relatively limited experience selling our therapeutic consumer products. Accordingly, we can not assure you that sales of our therapeutic consumer products represent long-term consumer acceptance of these products, or that the recent increase in therapeutic consumer products sales is indicative of future growth rates for sales of these products. The sustainability of current levels of therapeutic consumer products sales and the future growth of such sales, if any, will depend on, among other factors:

         *  continued consumer trial of our products;

         *  generation of repeat consumer sales;

         *  further development and sales of our TheraPatch brand name products;

         *  development of further relationships with resellers of our products;

         *  competition from substitute products; and

         *  effective consumer advertising.

         We can not assure you that we will maintain or increase our current level of therapeutic consumer products sales or profits in future periods.

         OUR SUCCESS DEPENDS ON OUR RELATIONSHIPS WITH RESELLERS OF OUR PRODUCTS

         Approximately 64% of the sales of our consumer patch products during calendar year 2000 were derived from contract manufacturing agreements with other companies that act as resellers of our products. Under these agreements, our products are marketed and sold under another company's brand name and by another company's sales force. Our success depends in part upon our ability to enter into additional reseller agreements with new third parties while maintaining our existing reseller relationships. We believe our relationships with our existing third party resellers have been a significant factor in the success to date of our therapeutic consumer products business, and any deterioration or termination of these relationships would seriously harm our business.

         We have entered into a significant reseller agreement with Johnson & Johnson Consumer Products Company and Neutrogena Corporation. Sales to both of these parties are made pursuant to one contract since both parties are under common corporate control. The agreement has an initial term that expires May 24, 2002, but either party may terminate the agreement for breach or insolvency. In addition, the agreement can be terminated by the resellers on six months notice during any extension of the initial term. Sales of our products to Johnson & Johnson Consumer Products Company under this agreement accounted for $1,247,000 in calendar 2000, which was 14.9% of our sales of consumer patch products and 7.5% of our total sales. For the quarter ended December 31, 2000, sales of our products to Johnson & Johnson Consumer Products Company under this agreement accounted for $588,000, which was 23.5% of our sales of consumer patch products and 14.5% of our total sales for that period. Sales of our products to Neutrogena Corporation under this agreement accounted for $1,841,000 in calendar 2000, which was 22.1% of our sales of consumer patch products and 11.1% of our total sales. For the quarter ended December 31, 2000, sales of our products to Neutrogena Corporation under this agreement accounted for $560,000, which was 22.4% of our sales of consumer patch products and 13.8% of our total sales for that period. Our primary obligation under the agreement is to manufacture and sell the product ordered by the resellers. Under the terms of the agreement the resellers are collectively required to purchase a minimum amount of our product in each year of the initial two-year term. The minimum purchase requirement equates to approximately $600,000 per year in sales of our products. Our results of operations would be harmed if the resellers purchased only the minimum requirement. In addition, if the agreement were cancelled due to our breach, our results of operations would be harmed. If we were unable to extend or renew the agreement upon its expiration, our results of operations would be harmed.

         Our other significant reseller agreement is with Novartis Consumer Health, Inc. The agreement has an initial term that expires May 15, 2005 and will be renewed for subsequent one year terms upon the mutual consent of the parties. Novartis may terminate the agreement for failure to supply adequate quantities of product on ten days notice and for any reason by giving us at least six months prior written notice. Either party may terminate for breach or insolvency. Sales of our products to Novartis under this agreement accounted for $1,424,000 in calendar 2000, which was 17.1% of our sales of consumer patch products and 8.6% of our total sales. For the quarter ended December 31, 2000, sales of our products to Johnson & Johnson Consumer Products Company under this agreement accounted for $608,000, which was 24.3% of our sales of consumer patch products and 15.0% of our total sales for that period. Our primary obligation under the agreement is to manufacture and sell the product ordered by Novartis. Under the terms of the agreement, Novartis is not required to purchase a minimum amount of our product. However, Novartis has an incentive to purchase a minimum of $1,900,000 of our product in each year in order to maintain the exclusivity provisions of the agreement. Our results of operations could be harmed if Novartis decreased the purchases it makes under the agreement. In addition, if the agreement were cancelled, which Novartis has the right to do upon six months notice, our results of operations would be harmed. If we were unable to extend or renew the agreement upon its expiration, our results of operations would be harmed.

         OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO MANAGE ANY GROWTH IN OUR THERAPEUTIC CONSUMER PRODUCTS BUSINESS

         If we are successful in increasing the sales of our therapeutic consumer products we may be required to expand our operations, particularly in the areas of research and development, sales and marketing, and manufacturing. If we are required to expand our operations in these areas, those expansions will likely result in new and increased responsibilities for management personnel and place significant strain on our management, operating and financial systems and other resources. To accommodate any such growth and compete effectively, we will be required to implement improved information systems, procedures and controls, and to expand, train, motivate and manage our work force. Our future success will depend to a significant extent on the ability of our current and future management personnel to operate effectively both independently and as a group. We can not assure you that our personnel, systems, procedures and controls will be adequate to support our future operations.

         We manufacture our therapeutic consumer products in quantities sufficient to satisfy our current level of sales. To meet any increases in sales, we may need to increase our production significantly beyond our present manufacturing capacity. Accordingly, we may be required to increase our manufacturing capacities. We can not assure you that increasing our capacity can be accomplished on a profitable basis.

         THE MARKET FOR OUR PRODUCTS IS COMPETITIVE AND WE MAY NOT HAVE THE RESOURCES REQUIRED TO COMPETE EFFECTIVELY

         The markets for the therapeutic consumer products we sell are relatively new and therefore subject to rapid and significant change. We face significant competition in the development and marketing of these products. We can not assure you that we will be able to compete effectively in the sale of our products. Competitors in the United States and abroad are numerous and include, among others, major pharmaceutical and consumer product companies. Our competitors may succeed in developing technologies and products that are more effective than those we are developing and could render our therapeutic consumer products obsolete and noncompetitive. Many of our competitors have substantially greater financial and technical resources, marketing capabilities and regulatory experience. In addition, these companies compete with us in recruiting and retaining highly qualified personnel. As a result, we cannot assure you that we will be able to compete successfully with these organizations.

         PATENTS AND OTHER PROPRIETARY RIGHTS PROVIDE UNCERTAIN PROTECTION OF OUR PROPRIETARY INFORMATION AND OUR INABILITY TO PROTECT A PATENT OR OTHER PROPRIETARY RIGHT MAY HARM OUR BUSINESS

         The patent position of companies engaged in the sale of products such as ours is uncertain and involves complex legal and factual questions. Issued patents can later be held invalid by the patent office issuing the patent or by a court. We can not assure you that our patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide us a competitive advantage. In addition, many other organizations are engaged in research and development of products similar to our therapeutic consumer products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by us. These rights may prevent us from commercializing new technology, or may require us to obtain a license from the organizations to use their technology.

         We also rely on trade secrets and other unpatented proprietary information in the manufacturing of our therapeutic consumer products. To the extent we rely on confidential information to maintain our competitive position, there can be no assurance that other parties will not independently develop the same or similar information.

         There has been substantial litigation regarding patent and other intellectual property rights in the consumer products industry. Litigation could result in substantial costs and a diversion of our effort, but may be necessary to enforce any patents issued to us, protect our trade secrets or know-how, defend against claimed infringement of the rights of others or determine the scope and validity of the proprietary rights of others. We can not assure you that third parties will not pursue litigation that could be costly to us. An adverse determination in any litigation could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business.

         WE ARE SUBJECT TO REGULATION BY REGULATORY AUTHORITIES INCLUDING THE FDA THAT MAY AFFECT THE MARKETING OF OUR PRODUCTS

         The research, development, manufacture, labeling, distribution, marketing and advertising of our products, and our ongoing research and development activities, are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. Failure to comply with regulatory requirements for marketing our products could subject us to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and suspensions and withdrawals of existing approvals. Currently, the majority of our therapeutic consumer products are regulated as over-the-counter products. We can not assure you that the FDA will continue to regulate these products as over-the-counter products. If the FDA changed its approach to regulating our products, we would be faced with significant additional costs and may be unable to sell some or all of our products. Any such change would have a material adverse effect on our business. Delays in obtaining regulatory approvals for any new products could have a material adverse effect on our business. Even if regulatory approval of a new product is granted, such approval may include significant limitations on the indicated uses of the product or the manner in which or conditions under which the product may be marketed.

         WE MAY BE REQUIRED TO REDUCE OR ELIMINATE SOME OR ALL OF OUR SALES AND MARKETING EFFORTS OR RESEARCH AND DEVELOPMENT ACTIVITIES IF WE FAIL TO OBTAIN ADDITIONAL FUNDING THAT MAY BE REQUIRED TO SATISFY OUR FUTURE CAPITAL EXPENDITURE NEEDS

         We plan to continue to spend substantial funds to expand our sales and marketing efforts and our research and development activities related to our therapeutic consumer products. Although we expect that these activities can be adequately funded in the short term through proceeds from the asset sale and other current sources of liquidity, long term financing of these activities could require additional funding in the future. Our future liquidity and capital requirements will depend upon numerous factors, including the costs and timing of sales and marketing, manufacturing and research and development activities, the extent to which our therapeutic consumer products gain market acceptance and competitive developments. Any additional required financing may not be available on satisfactory terms, if at all. If we are unable to obtain financing, we may be required to reduce or eliminate some or all of our sales and marketing efforts or research and development activities.

         WE HAVE LIMITED STAFFING AND WILL CONTINUE TO BE DEPENDENT UPON KEY EMPLOYEES

         Our success is dependent upon the efforts and abilities of our key employees. If key individuals leave, we could be adversely affected if suitable replacement personnel are not quickly recruited. Our future success depends upon our ability to continue to attract and retain qualified scientific, marketing and technical personnel. There is intense competition for qualified personnel in all functional areas and competition will make it difficult to attract and retain the qualified personnel necessary for the development and growth of our business.

         THE PRICE OF OUR COMMON STOCK COULD BE HIGHLY VOLATILE DUE TO A NUMBER OF FACTORS

         The trading price of our common stock may fluctuate widely as a result of a number of factors, including:

         *  performance of our therapeutic consumer products in the market;

         * regulatory developments in both the United States and foreign countries;

         * market perception and customer acceptance of our therapeutic consumer products;

         *  increased competition;

         *  relationships with resellers of our products;

         *  economic and other external factors; and

         *  period-to-period fluctuations in financial results.

         In addition, the price of our common stock has from time to time experienced significant price and volume fluctuations that may be unrelated to our operating performance.

         WE MAY NOT CONTINUE TO MEET THE REQUIREMENTS FOR CONTINUED LISTING ON NASDAQ

         The National Association of Securities Dealers, Inc., which administers Nasdaq, has adopted certain criteria for continued eligibility on Nasdaq. In order to continue to be included on Nasdaq, we must maintain $4 million in net tangible assets, a public float of 750,000 shares and a $5 million market value of our public float. In the past, we have come close to not satisfying the $5 million public float requirement. In addition, continued inclusion requires two market-makers, at least 400 holders of our common stock and a minimum bid price of our common stock of $1 per share. Our failure in the future to meet these maintenance criteria, as now in effect or as may be later amended, may result in the delisting of our common stock from Nasdaq. In such event, trading, if any, in our common stock may then continue to be conducted in the non-Nasdaq over-the-counter market in less orderly markets commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of our common stock. If Nasdaq were to begin delisting proceedings against us, it could reduce the level of liquidity currently available to our shareholders. If our common stock were delisted, the price of our common stock would, in all likelihood, decline.

                       THE ANNUAL MEETING OF SHAREHOLDERS

         This proxy statement is provided in connection with the 2000 annual meeting of shareholders of LecTec Corporation, and any adjournment or postponement of the meeting. The accompanying proxy is solicited by the Board of Directors of LecTec. This proxy statement and the accompanying form of proxy are first being sent or given to shareholders beginning on or about February 28, 2001.

WHEN AND WHERE THE ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD

         The annual meeting of shareholders of LecTec will be held at the Minneapolis Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota 55343, on Thursday, March 29, 2001, at 3:00 p.m. (CST).

WHAT WILL BE VOTED UPON

         The Board of Directors is aware of three items of business to be considered at the annual meeting:

         * approval of the sale of certain assets used in LecTec's conductive products division in accordance with the Asset Purchase Agreement dated as of November 17, 2000, by and among LecTec, Ludlow and Sherwood;

         *  the election of six directors; and

         * ratification of the appointment of Grant Thornton LLP, as the independent auditors for LecTec's current fiscal year.

         The Board of Directors knows of no other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies. However, no proxy voted against the proposal to approve the asset sale will be voted in favor of an adjournment or postponement to solicit additional votes in favor of approval of the asset sale.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE; QUORUM
         Holders of record of the shares of LecTec common stock at the close of business on February 23, 2001, will be entitled to vote on all matters at the annual meeting. Each share of common stock will be entitled to one vote. On February 23, 2001, a total of 3,915,676 shares of common stock were outstanding. A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the annual meeting.

VOTE REQUIRED

         The asset sale must be approved by the holders of a majority of all the outstanding shares of common stock, whether or not represented at the meeting. A majority of the shares of common stock present at the meeting, whether represented in person or by proxy, will be required to elect the directors of LecTec and to ratify the appointment of Grant Thornton LLP, as the independent auditors of LecTec.

BOARD RECOMMENDATION

         The Board of Directors recommends that an affirmative vote be cast in favor of all nominees and for each of the proposals listed in the proxy (or voting instructions) card.

VOTING YOUR SHARES

         The LecTec Board of Directors is soliciting proxies from the LecTec shareholders. By completing and returning the accompanying proxy, you will be authorizing Rodney A. Young and Douglas J. Nesbit to vote your shares. If your proxy is properly signed and dated it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting.

CHANGING YOUR VOTE BY REVOKING YOUR PROXY

         Your proxy may be revoked at any time before it is voted at the annual meeting by giving notice of revocation to LecTec, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting.

HOW PROXIES ARE COUNTED

         If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted FOR each of the nominees and the listed proposals. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

         Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a shareholder has abstained. As a result, abstentions have the same effect as voting against a proposal. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters. As a result, a "broker non-vote" with respect to the election of directors or ratification of appointment of auditors will not have the effect of a vote "for" nor a vote "against" those proposals. Since the MBCA requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposal to approve the asset sale, a "broker non-vote" on such proposal will have the same effect as a vote against the approval of the asset sale.

COST OF SOLICITATION

         All expenses in connection with this solicitation will be paid by LecTec. Officers, directors and regular employees of LecTec, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following selected historical consolidated financial data should be read in conjunction with LecTec's consolidated financial statements and related notes thereto and LecTec's "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included in LecTec's annual report to shareholders for the fiscal year ended June 30, 2000 and LecTec's Quarterly Reports on Form 10-Q for the quarters ended September 30 and December 31, 2000, each of which are being delivered with this proxy statement.

                                   Unaudited
                                   Six Months
                                     Ended                                    Year Ended June 30,
                                  December 31,   ------------------------------------------------------------------------------
                                      2000           2000              1999          1998           1997              1996
                                  ------------   ------------      ------------   ------------   ------------      ------------
CONSOLIDATED STATEMENT
       OF OPERATIONS DATA:
Net sales                         $  8,245,378   $ 14,596,346      $ 12,279,075   $ 12,922,365   $ 12,256,327      $ 13,100,754
Gross profit                         2,992,804      5,121,217 (1)     4,093,561      3,715,032      4,324,180         4,969,659
Loss from operations                (1,203,197)    (2,890,497)(2)    (1,771,324)      (474,935)    (2,215,951)(3)      (724,074)
Loss before equity in losses of
    unconsolidated subsidiary       (1,289,898)    (2,859,276)(2)    (1,683,257)      (404,061)    (2,140,660)(3)      (632,193)
Equity in losses of
    unconsolidated subsidiary               --             --                --             --        126,067                --
Net loss                            (1,289,898)    (2,859,276)(2)    (1,683,257)      (404,061)    (2,266,727)(3)      (632,193)
Net loss per common and common
    equivalent share
    (BASIC AND DILUTED)                   (.33)          (.74)(2)          (.43)          (.10)          (.59)(3)          (.17)

                                   Unaudited
                                   Six Months
                                     Ended                                    Year Ended June 30,
                                  December 31,   ------------------------------------------------------------------------------
                                      2000           2000              1999           1998           1997              1996
                                  ------------   ------------      ------------   ------------   ------------      ------------

CONSOLIDATED BALANCE
       SHEET DATA
Cash, cash equivalents and
    short-term investments        $    285,670   $    100,171      $  1,022,025   $  2,186,532   $  1,242,777      $    800,693
Current assets                       5,179,994      5,236,110         5,904,111      6,728,531      6,873,696         5,624,682
Working capital                      1,100,455      1,512,561         3,497,926      5,335,861      4,035,084         4,240,024
Property, plant and equipment, net   2,928,073      3,039,088         4,028,491      4,306,568      4,592,304         5,112,975
Long-term investments                       --             --                --          8,676          8,013           574,806
Total assets                         8,360,011      8,474,549        10,132,573     11,317,774     11,837,356        12,494,003
Long-term liabilities                  838,718         31,184           217,868        222,000        211,000           174,000
Shareholders' equity                 3,441,754      4,719,816         7,508,520      9,703,104      8,787,744        10,935,345

------------------
(1) Includes a charge of $85,000 or $.02 per share related to the plan to exit the medical tape product line.
(2) Includes a charge of $730,000 or $.19 per share related to the plan to exit the medical tape product line.
(3) Includes a non-recurring restructuring charge of $2,180,353 or $.57 per share.

               CONDUCTIVE BUSINESS UNAUDITED FINANCIAL STATEMENTS

         The following Statements of Assets and Liabilities and Statements of Operations present certain historical financial data of LecTec's conductive business on an unaudited basis.

            CONDUCTIVE BUSINESS STATEMENTS OF ASSETS AND LIABILITIES
                                   (UNAUDITED)

                                                         December 31,      June 30,        June 30,
                                                             2000            2000            1999
                                                         ------------    ------------    ------------
ASSETS
CURRENT ASSETS
   Receivables
       Trade, net of allowances of $19,383, $36,765
       and $50,556 at December 31, 2000, June 30,
       2000 and June 30, 1999 .......................    $    927,445    $  1,336,517    $  1,456,981

   Inventories
     Raw materials ..................................         739,446         723,269         694,624
     Finished goods .................................          57,081          32,899          19,679
                                                         ------------    ------------    ------------

                                                              796,527         756,168         714,303
                                                         ------------    ------------    ------------

      Total current assets ..........................       1,723,972       2,092,685       2,171,284

PROPERTY, PLANT AND EQUIPMENT - AT COST
   Equipment ........................................         591,385         591,385         583,306
   Less accumulated depreciation ....................         567,307         558,243         539,552
                                                         ------------    ------------    ------------

                                                               24,078          33,142          43,754
OTHER ASSETS
   Patents and trademarks, less accumulated
     amortization of $168,658, $164,087 and
     $156,704 at December 31, 2000, June 30, 2000
     and June 30, 1999 ..............................          31,992          20,801          21,117
                                                         ------------    ------------    ------------

                                                         $  1,780,042    $  2,146,628    $  2,236,155
                                                         ============    ============    ============
LIABILITIES
CURRENT LIABILITIES
   Accounts payable .................................    $    212,705    $    244,600    $    394,503
                                                         ------------    ------------    ------------
      Total liabilities .............................    $    212,705    $    244,600    $    394,503
                                                         ============    ============    ============

                  CONDUCTIVE BUSINESS STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                        Six Months
                                          Ended                     Years ended June 30,
                                         Dec. 31,      --------------------------------------------
                                           2000            2000            1999            1998
                                       ------------    ------------    ------------    ------------
Net sales .........................    $  3,100,511    $  7,429,435    $  7,715,670    $  7,906,677
Cost of goods sold ................       2,250,888       5,193,188       4,739,473       4,326,361
                                       ------------    ------------    ------------    ------------

     Gross profit .................         849,623       2,236,247       2,976,197       3,580,316

Operating expenses
   Sales and marketing ............          63,825         194,607         364,577         638,040
   General and administrative .....         548,969       1,322,871       1,575,568       1,291,076
   Research and development .......         109,453         332,879         431,201         634,557
                                       ------------    ------------    ------------    ------------
                                            722,247       1,850,357       2,371,346       2,563,673
                                       ------------    ------------    ------------    ------------

     Income from operations .......    $    127,376    $    385,890    $    604,851    $  1,016,643
                                       ============    ============    ============    ============

                NOTES TO CONDUCTIVE BUSINESS FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE A - SUMMARY OF ACCOUNTING POLICIES

Financial Statement Presentation

Amounts presented in the Statements of Assets and Liabilities and the Statements of Operations represent the historical amounts of the assets and liabilities and operating results of the Conductive Business of LecTec Corporation and Subsidiaries that will be sold to Ludlow. All amounts presented are specifically identified as related to the Conductive Business except for a portion of operating expenses that are related but cannot be specifically identified and are allocated based upon net sales.

Inventories

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

Depreciation and Amortization

Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight-line method of depreciation is followed for financial reporting purposes. Estimated useful lives used in the calculation of depreciation was 4-15 years.

Revenue Recognition

Sales are recognized at the time of shipment.

NOTE B - CASH FLOWS

Cash flows for the Conductive Business based on its income from operations are as follows:

                                            SIX MONTHS
                                               ENDED                     YEARS ENDED JUNE 30,
                                            DECEMBER 31,     ----------------------------------------------
                                                2000             2000             1999             1998
                                            ------------     ------------     ------------     ------------
Cash flows from operating activities:
   Income from operations ..............    $    127,376     $    385,890     $    604,851     $  1,016,643
   Depreciation and amortization .......          13,635           26,074           87,773           86,991
   Changes in operating assets and
     liabilities:
     Accounts receivable ...............         409,072          120,464          (52,110)         (45,403)
     Inventory .........................         (40,359)         (41,865)         (99,599)         307,354
     Accounts payable ..................         (31,895)        (149,903)         204,111            6,929
                                            ------------     ------------     ------------     ------------
     Net cash provided by operating
       activities ......................         477,829          340,660          745,026        1,372,514

Cash flows from investing activities:
   Purchase of equipment and
     investment in patents .............         (15,962)         (15,146)         (40,170)         (25,616)
                                            ------------     ------------     ------------     ------------

     Net cash used in investing
       activities: .....................         (15,962)         (15,146)         (40,170)         (25,616)

The Conductive Business had no cash flows from financing activities.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

         The following unaudited pro forma consolidated balance sheet as of December 31, 2000, and the unaudited pro forma consolidated statements of operations for the six months ended December 31, 2000 and for the year ended June 30, 2000 give effect to the sale of certain assets and liabilities related to LecTec's conductive products division and the sale of medical tape assets related to LecTec's plan to exit the medical tape business. The adjustments related to the unaudited pro forma consolidated balance sheet assume the transactions were consummated at December 31, 2000, while the adjustments to the unaudited pro forma consolidated statements of operations assume the transactions were consummated at July 1, 1999. These unaudited pro forma financial statements are not necessarily indicative of the results that actually would have occurred if the sales had been in effect as of and for the periods presented or the results that may be achieved in the future. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of LecTec Corporation and Subsidiaries.

                       LECTEC CORPORATION AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2000
                                   (UNAUDITED)

                                                                                   Medical
                                                              Conductive            Tape
                                              Historical       Business            Business           Pro Forma
                                              Financial        Pro Forma           Pro Forma          Financial
                                              Statements      Adjustments         Adjustments         Statements
                                             ------------     ------------        ------------       ------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents ............    $    285,620     $  6,275,000(1)     $    525,675(5)    $  7,086,295
   Receivables
     Trade ..............................       2,694,225         (946,828)(2)              --          1,747,397
     Less: Allowance for doubtful
     accounts ...........................        (521,715)          19,383(2)               --           (502,332)
                                             ------------     ------------        ------------       ------------
                                                2,172,510         (927,445)                 --          1,245,065
     Other ..............................          17,697               --                  --             17,697
                                             ------------     ------------        ------------       ------------
                                                2,190,207         (927,445)                 --          1,262,762
   Inventories
     Raw materials ......................       1,765,434         (739,446)(2)              --          1,025,988
     Work-in-process ....................          40,323               --                  --             40,323
     Finished goods .....................         487,542          (57,081)(2)              --            430,461
                                             ------------     ------------        ------------       ------------
                                                2,293,299         (796,527)                 --          1,496,772

   Prepaid expenses and other ...........         410,868               --                  --            410,868
                                             ------------     ------------        ------------       ------------
     Total current assets ...............       5,179,994        4,551,028             525,675         10,256,697

PROPERTY, PLANT AND EQUIPMENT - AT COST
   Land .................................         247,731               --                  --            247,731
   Buildings and improvements ...........       1,968,384               --                  --          1,968,384
   Equipment ............................       5,174,453         (591,385)(2)        (525,675)(2)      4,057,393
   Furniture and fixtures ...............         414,857               --                  --            414,857
                                             ------------     ------------        ------------       ------------
                                                7,805,425         (591,385)           (525,675)         6,688,365
   Less accumulated depreciation ........       4,877,352         (567,307)(2)              --          4,310,045
                                             ------------     ------------        ------------       ------------
                                                2,928,073          (24,078)           (525,675)         2,378,320
OTHER ASSETS
   Patents and trademarks ...............       1,579,011         (200,650)(2)              --          1,378,361
   Less: Accumulated amortization .......      (1,327,067)         168,658(2)               --         (1,158,409)
                                             ------------     ------------        ------------       ------------
                                                  251,944          (31,992)                 --            219,952
                                             ------------     ------------        ------------       ------------
                                             $  8,360,011     $  4,494,958        $         --       $ 12,854,969
                                             ============     ============        ============       ============

                       LECTEC CORPORATION AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED BALANCE SHEETS - CONTINUED
                                DECEMBER 31, 2000
                                   (UNAUDITED)

                                                                                     Medical
                                                                Conductive             Tape
                                             Historical          Business            Business        Pro Forma
                                              Financial          Pro Forma           Pro Forma       Financial
                                             Statements         Adjustments         Adjustments      Statements
                                            ------------        ------------        ------------    ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Note payable to bank ................    $    343,325        $         --        $         --    $    343,325
   Current maturities of long-term
    obligations ........................          24,125                  --                  --          24,125
   Accounts payable ....................       2,795,212            (212,705)(2)              --       2,582,507
   Accrued expenses ....................         766,877                  --                  --         766,877
   Customer deposits ...................         150,000                  --                  --         150,000
                                            ------------        ------------        ------------    ------------
        Total current liabilities ......       4,079,539            (212,705)                 --       3,866,834

LONG-TERM OBLIGATIONS, LESS CURRENT
MATURITIES .............................         838,718                  --                  --         838,718
COMMITMENTS AND CONTINGENCIES ..........              --                  --                  --              --
SHAREHOLDERS' EQUITY
   Common stock, $.01 par value:
     15,000,000 shares authorized;
     3,904,465 shares issued and
     outstanding at December 31, 2000 ..          39,157                  --                  --          39,157
   Additional paid-in capital ..........      11,332,829                  --                  --      11,332,829
   Accumulated deficit in retained
     earnings ..........................      (7,930,232)          4,707,663(3)               --      (3,222,569)
                                            ------------        ------------        ------------    ------------
                                               3,441,754           4,707,663(4)               --       8,149,417
                                            ------------        ------------        ------------    ------------
                                            $  8,360,011        $  4,494,958                  --    $ 12,854,969
                                            ============        ============        ============    ============
BOOK VALUE PER SHARE ...................    $       0.88        $       1.21                  --    $       2.09
                                            ============        ============        ============    ============

                       LECTEC CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 2000
                                   (UNAUDITED)

                                                               Conductive           Medical
                                              Historical        Business         Tape Business         Pro Forma
                                              Financial        Pro Forma           Pro Forma           Financial
                                              Statements     Adjustments(8)      Adjustments(9)        Statements
                                             ------------    --------------      --------------       ------------
Net sales ...............................    $  8,245,378     $ (3,100,511)(6)    $   (168,652)(6)    $  4,976,215
Cost of goods sold ......................       5,252,574       (2,250,888)(6)        (200,840)(6)       2,800,846
                                             ------------     ------------        ------------        ------------

     Gross profit .......................       2,992,804         (849,623)             32,188           2,175,369

Operating expenses:
   Sales and marketing ..................       2,294,571          (63,825)(7)          (4,043)(7)       2,226,703
   General and administrative ...........       1,459,907         (548,969)(7)         (29,861)(7)         881,077
   Research and development .............         441,523         (109,453)(7)         (12,618)(7)         319,452
                                             ------------     ------------        ------------        ------------
                                                4,196,001         (722,247)            (46,522)          3,427,232
                                             ------------     ------------        ------------        ------------

     Loss from operations ...............      (1,203,197)        (127,376)             78,710          (1,251,863)

Other income (expenses)
   Interest expense .....................         (72,919)              --                  --             (72,919)
   Other, net ...........................         (13,782)              --                  --             (13,782)
                                             ------------     ------------        ------------        ------------

     Loss before income taxes ...........      (1,289,898)        (127,376)             78,710          (1,338,564)

Income taxes ............................              --               --                  --                  --
                                             ------------     ------------        ------------        ------------

     Net loss ...........................    $ (1,289,898)    $   (127,376)       $     78,710        $ (1,338,564)
                                             ============     ============        ============        ============

Net loss per share - basic and diluted ..    $      (0.33)    $      (0.03)       $       0.02        $      (0.34)
                                             ============     ============        ============        ============

Weighted average shares outstanding
   -basic and diluted ...................       3,906,415        3,906,415           3,906,415           3,906,415
                                             ============     ============        ============        ============

                       LECTEC CORPORATION AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2000

                                                             Conductive            Medical
                                             Historical       Business          Tape Business         Pro Forma
                                             Financial        Pro Forma           Pro Forma           Financial
                                             Statements     Adjustments(8)      Adjustments(9)        Statements
                                            ------------    --------------      --------------       ------------
                                                              (unaudited)          (unaudited)        (unaudited)
Net sales ..............................    $ 14,596,346     $ (7,429,435)(6)    $ (2,059,324)(6)    $  5,107,587
Cost of goods sold .....................       9,475,129       (5,193,188)(6)      (2,084,685)(6)       2,197,256
                                            ------------     ------------        ------------        ------------

     Gross profit ......................       5,121,217       (2,236,247)             25,361           2,910,331

Operating expenses:
   Sales and marketing .................       3,672,908         (194,607)(7)         (72,602)(7)       3,405,699
   General and administrative ..........       2,598,998       (1,322,871)(7)        (366,679)(7)         909,448
   Research and development ............       1,094,808         (332,879)(7)        (174,812)(7)         587,117
   Medical tape asset impairment .......         645,000               --            (645,000)(7)              --
                                            ------------     ------------        ------------        ------------

                                               8,011,714       (1,850,357)         (1,259,093)         (4,902,264)
                                            ------------     ------------        ------------        ------------

     Loss from operations ..............      (2,890,497)        (385,890)          1,284,454          (1,991,933)

Other income (expenses)
   Interest expense ....................         (35,405)              --                  --             (35,405)
   Other, net ..........................          27,692               --                  --              27,692
                                            ------------     ------------        ------------        ------------

     Loss before income taxes ..........      (2,898,210)        (385,890)          1,284,454          (1,999,646)

Income tax benefit .....................         (38,934)              --                  --             (38,934)
                                            ------------     ------------        ------------        ------------

     Net loss ..........................    $ (2,859,276)    $   (385,890)       $  1,284,454        $ (1,960,712)
                                            ============     ============        ============        ============

Net loss per share - basic and diluted .    $      (0.74)    $      (0.10)       $       0.34        $      (0.50)
                                            ============     ============        ============        ============

Weighted average shares outstanding -
    basic and diluted ..................       3,885,911        3,885,911           3,885,911           3,885,911
                                            ============     ============        ============        ============

                       LECTEC CORPORATION AND SUBSIDIARIES
            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 2000
                                   (UNAUDITED)


NOTE A--PRO FORMA ADJUSTMENTS

The unaudited pro forma consolidated financial statements of LecTec Corporation and Subsidiaries give effect to the following pro forma adjustments.

         (1) To reflect the cash consideration received for the sale. Estimated net proceeds consist of the purchase price of $7,250,000 less transaction costs of $975,000.

         (2)      To reflect the sale of assets and liabilities.

         (3)      The pro forma gain on sale is as follows:

             Sale proceeds.............................   $   7,250,000
             Net asset value sold......................      (1,567,337)
             Transaction costs.........................        (975,000)
                                                          -------------

                  Gain on sale.........................   $   4,707,663
                                                          =============

         (4) The net assets sold of $1,567,337 per the unaudited Conductive Business Statements of Assets and Liabilities at December 31, 2000 differ from the Pro Forma Consolidated Balance Sheet--Conductive Business Pro Forma Adjustments by the amount of the net sales proceeds of $6,275,000.

         (5) To reflect the cash consideration received for the sale. Estimated net proceeds consist of the purchase price of $650,000 less transaction costs of $124,325.

         (6) To reflect sales and cost of goods sold specifically identified as Conductive Business or Medical Tape Business.

         (7) To reflect operating expenses, a portion of which is specifically identified as Conductive Business or Medical Tape Business expenses and a portion that is allocated based on net sales.

         (8) The gain on sale for the conductive products division is estimated to be $4,707,663 and is not included in the pro forma consolidated statement of operations for the six months ended December 31, 2000.

         (9) The gain on sale for the Medical Tape Products division is expected to be zero and is not included in the pro forma consolidated statement of operations for the six months ended December 31, 2000.

                                   PROPOSAL 1:
                           APPROVAL OF THE ASSET SALE

                                   ----------

                   THE SALE OF THE CONDUCTIVE BUSINESS ASSETS

THE COMPANIES

         LECTEC

         Upon completion of the asset sale, LecTec will focus its efforts on the design, manufacture and marketing of topical ointment-based products for the application of over-the-counter drugs. These therapeutic products use a hydrogel coated onto a breathable cloth to deliver over-the-counter drugs and other therapeutic compounds onto the skin. Products currently manufactured using this technology are analgesics for localized pain relief, cooling gel comfort strips, vapor cough suppressants, anti-itch and acne treatment products, wart removers, and a corn and callus remover. The analgesic, cooling and anti-itch products are marketed under the LecTec brand name TheraPatch(R). The acne treatment, wart removers and corn and callus removers are sold by LecTec to certain customers who then market them under their own brand name. The vapor cough suppressant products are marketed under the TheraPatch brand name as well as under the brand name of certain customers.

         The principal executive office of LecTec is located at 10701 Red Circle Drive, Minnetonka, Minnesota 55343, and LecTec's telephone number is (952) 933-2291.

         LUDLOW AND SHERWOOD

         The Ludlow Company LP and Sherwood Services AG are both wholly owned subsidiaries of Tyco International Ltd. Tyco is a diversified manufacturing and service company. As a member of Tyco's healthcare group, Ludlow manufactures and sells a variety of disposable medical products, specialized paper and film products. These include medical electrodes and gels for monitoring and diagnostic tests and hydrogel wound care products, which are used primarily in critical care, physical therapy and rehabilitative departments in hospitals. Sherwood is a Swiss corporation which owns certain intellectual property assets licensed to Tyco and its subsidiaries.

         The principal executive offices of Ludlow are located at Two Ludlow Park Drive, P.O. Box 297, Chicopee, Massachusetts 01021, and Ludlow's telephone number is (413) 593-6400.

THE ASSET SALE

         Pursuant to the asset purchase agreement, LecTec will sell and transfer to Ludlow certain assets and liabilities related to LecTec's conductive products division. That division produces physiological monitoring and stimulation products such as diagnostic electrodes and electrically conductive adhesive hydrogels. LecTec is retaining its therapeutic consumer products division that manufactures patches for the topical application of therapeutic compounds. Both divisions use hydrogel technology, but the electrically conductive hydrogels used in the conductive products division are distinct from the skin interface hydrogels used in the consumer products division. The distinction relates to the compounds that are mixed together to create the hydrogels. Hydrogels have different characteristics, and can be used for different applications, depending on the components making up the hydrogels. The electrically conductive hydrogels contain additives, such as salt, that permit the hydrogels to conduct electricity. This property allows them to be used in applications that require electrical conductivity, such as diagnostic ECG electrodes. The skin interface hydrogels are not electrically conductive but the mixture of compounds has been optimized to permit the hydrogels to facilitate the delivery of a substance through human skin. These hydrogels are used to create patches that topically deliver specific medications, such as an acne compound, to the skin.

         The intellectual property rights associated with the hydrogels used in the products manufactured by LecTec's conductive products division will be sold to Sherwood. The intellectual property associated with the consumer products division will be retained by LecTec. In connection with the asset sale, LecTec will dispose of nine patents and retain 26 patents. The nine patents that LecTec will be transferring relate to processes involved in creating electrically conductive hydrogels. Twenty of the 26 retained patents relate to products which LecTec no longer manufacturers or sells. Six of the retained patents relate to processes involved in creating skin interface hydrogels. Of these six retained patents, five are important to LecTec's ongoing operations. These five patents expire at various times beginning in 2014. LecTec does not believe that the patents and other intellectual property acquired by Sherwood will facilitate competition with LecTec's retained consumer patch business. As discussed below, Ludlow has entered into a noncompetition agreement that precludes Ludlow from using the assets acquired from LecTec to compete in the consumer patch market.

         LecTec is currently a Food and Drug Administration, or FDA, registered medical device manufacturer and pharmaceutical manufacturer. After the asset sale, LecTec will no longer be a medical device manufacturer. The products manufactured by LecTec's continuing consumer products division are classified as either non-drugs or over-the-counter, or OTC, drugs, which are either not regulated or regulated with published FDA OTC monographs, which are used to regulate drugs that contain ingredients known to be safe and effective. The monographs set out acceptable ingredients, combinations, concentrations and specific labeling requirements. After the asset sale, LecTec will continue to be subject to adverse event reporting. To date, LecTec has reported no adverse events.

         Following the asset sale, there will be an increase in the portion of our business attributable to our remaining material customers Johnson & Johnson Consumer Products Company, or J&J, Neutrogena Corporation, or Neutrogena, and Novartis Consumer Health, Inc., or Norvartis. Sales to J&J and Neutrogena are made pursuant to one reseller agreement since both parties are under common corporate control. The agreement provides that J&J and Neutrogena will purchase from LecTec hydrogel patches for use in the treatment of acne. The agreement has an initial term that expires May 24, 2002. LecTec's principal duty under the agreement is to manufacture and sell the patches ordered by J&J and Neutrogena. Under the terms of the agreement J&J and Neutrogena are collectively required to purchase a minimum amount of patches in each year of the initial two-year term that equates to approximately $600,000 in sales of patches. Based on internal projections and conversations with J&J and Neutrogena, LecTec expects actual sales under the agreement to be approximately $1.5 million for fiscal year 2001. During the term of the agreement, J&J and Neutrogena have the exclusive worldwide right to market, sell and distribute the patches and the right of first negotiation as to any of LecTec's new acne products utilizing the same technology as the patches. Any improvements to the patches must be approved by LecTec, J&J and Neutrogena. LecTec has warranted as to its manufacturing practices and the compliance of the patches with the specifications set forth in the agreement. LecTec has agreed not to provide any similarly situated customer with preferential treatment with respect to pricing or allocation of the patches. In the event that LecTec fails to supply patches in accordance with the agreement, J&J and Neutrogena are permitted to obtain the patches from an alternate supplier. Either party may terminate the agreement for breach or insolvency. In addition, the agreement can be terminated by J&J or Neutrogena on six months notice during any extension of the initial term.

         LecTec's reseller agreement with Novartis Consumer Health, Inc. provides that Novartis will purchase from LecTec hydrogel patches which emit vapors that, when inhaled, provide relief of cough and cold symptoms. LecTec's principal duty under the agreement is to manufacture and sell the patches ordered by Novartis. LecTec may not manufacture and sell the patches or any other vapor patches in the pediatric field of use and in the United States to any other reseller, but may manufacture and sell competing patches under LecTec's own brand name. The agreement does not require Novartis to purchase a minimum quantity each year. Based upon discussions with Novartis and internal forecasts, LecTec expects the agreement to generate approximately $2,800,000 in sales in fiscal year 2001. Novartis has an incentive to purchase a minimum of $1,900,000 of the patches in each year in order to maintain the exclusivity provisions of the agreement. Novartis is required to purchase its requirements of the patches for use in the pediatric field and in the United States exclusively from LecTec. Each of LecTec and Novartis shall retain the ownership of its intellectual property provided to the other party during the agreement. LecTec has warranted as to its manufacturing practices and the compliance of the patches with the specifications set forth in the agreement. The agreement has an initial term that expires May 15, 2005 and will be renewed for subsequent one year terms upon the mutual consent of the parties. Novartis may terminate the agreement for failure to supply adequate quantities of product on ten days notice to LecTec and for any reason by giving LecTec at least six months prior written notice. Either party may terminate for breach or insolvency.

         As a result of the asset sale, LecTec will lose one of its significant customers, Spacelabs Burdick Inc., which accounted for 17% of fiscal 2000 sales. LecTec's margins will be lower during the term of the manufacturing and supply agreement discussed below. Following the expiration of that agreement LecTec expects margins to improve since the consumer products division produces higher margin products than the conductive products division. International sales from the continuing consumer products division will initially be limited to Canada, which accounted for 25.1% of LecTec's international sales in calendar year 2000.

         Upon the approval of the asset sale and the closing of the transactions contemplated by the asset purchase agreement, LecTec will receive a total purchase price of $7,250,000 in cash. The purchase price will be subject to a post closing adjustment as more fully described below. Ludlow and Sherwood intend to fund the purchase price from cash on hand.

BACKGROUND OF THE ASSET SALE

         During the last several years, the Board of Directors of LecTec has explored several strategic alternatives for maximizing shareholder value, including a sale of the entire business, sales of one or more of the Company's product lines, or retaining all of its products and outsourcing its manufacturing and production operations. Ultimately, the Board concluded that the Company should retain the consumer products division with its comparatively higher margins and current growth in revenues. As a result, the Board has endorsed the strategy of selling LecTec's conductive products division and focusing its full efforts on its consumer products division.

         Over the past two years, Ludlow has made several overtures to LecTec regarding the possible sale of LecTec's conductive products division. Although Ludlow expressed its general interest, LecTec did not receive any formal or informal offers from Ludlow prior to the negotiations that led to signing of the asset purchase agreement for the asset sale. In October 1999, Lee Carrier, Ludlow's Divisional President, and Teresa Hacunda, Ludlow's Director of New Business and Strategic Development, met with Rod Young, LecTec's President and Chief Executive Officer, and Deborah Moore, then the Chief Financial Officer of LecTec, regarding the possible acquisition of the conductive products division. Following this meeting, Ms. Hacunda sent a letter to Ms. Moore on November 30, 1999, requesting certain financial and organizational information about LecTec. Ms. Moore complied with that request in December 1999.

         In January 2000, Mr. Carrier and Ms. Hacunda met with Mr. Young and Ms. Moore and Kevin Davidson from Arthur Andersen LLP, LecTec's mergers and acquisitions advisor at the time, to further discuss Ludlow's possible acquisition of LecTec's conductive products division. On January 20, 2000, Mr. Carrier sent a letter to Mr. Davidson expressing Ludlow's desire to make a formal offer for the conductive products division. On February 2, 2000, LecTec's Board of Directors met and discussed the possibility of negotiating with Ludlow the sale of the conductive products division. After discussion of the matter, LecTec's Board of Directors decided not to pursue a transaction with Ludlow at that time. The Board's decision not to pursue a transaction with Ludlow at that time was based on two reasons. First, the Board of Directors wanted to keep open the possibility of other strategic alternatives for LecTec that would include a sale of the entire business. Second, in order to assess the merits of an offer from Ludlow, the Board of Directors wanted more information about other potential purchasers and their level of interest. It was felt that a more formal process for selling the conductive products division was needed in order to elicit that information.

         On March 6, 2000, LecTec engaged Goldsmith, Agio, Helms Securities to assist LecTec in analyzing alternatives to maximize shareholder value. The alternatives analyzed were those under consideration by the Board of Directors, namely, whether to pursue the sale of LecTec as a whole or to pursue the sale of one or more divisions. In addition, the Board concluded that LecTec would benefit from Goldsmith, Agio, Helms Securities' experience in investment banking and their ability to conduct a formal sale of one or more divisions. In connection with this engagement, and after that the Board decided to pursue a strategy of retaining LecTec's consumer products division, Goldsmith, Agio, Helms Securities agreed to assist LecTec with potential transactions involving two of its operating divisions, the conductive products division and the medical tape division.

         In May and June of 2000, Goldsmith, Agio, Helms Securities had numerous discussions with officers and key employees of LecTec, toured LecTec's facilities, reviewed publicly available and non-public information regarding LecTec and worked with LecTec management to prepare a confidential memorandum describing the conductive products division (the "Confidential Memorandum").

         Goldsmith, Agio, Helms Securities and LecTec used their formal and informal contacts in the healthcare and investing community to identify potential purchasers for LecTec's conductive products division. During July and August of 2000, Goldsmith, Agio, Helms Securities approached 70 potential buyers with respect to such a transaction. Out of the 70 potential buyers, ten executed confidentiality agreements and received the Confidential Memorandum. Goldsmith, Agio, Helms Securities contacted each of the ten potential buyers who received the Confidential Memorandum after each potential buyer had had several weeks to review the Confidential Memorandum. Goldsmith, Agio, Helms Securities then sought an initial indication of interest from each potential buyer.

         Initial indications of interest were received from four parties and each of those parties was invited to attend a meeting with management of LecTec and Goldsmith, Agio, Helms Securities. Meetings with the four prospective buyers were held in August and September of 2000. After the meetings, one potential buyer withdrew from the process when they learned that the sale of the conductive products division assets did not include certain equipment that the buyer was interested in obtaining. Three buyers, including Ludlow, continued to express an interest in purchasing the conductive products division from LecTec. These expressions of interest described proposed transactions, subject in each case to further due diligence investigations and negotiation of definitive agreements. LecTec and Goldsmith, Agio, Helms Securities evaluated the potential purchasers in light of their expressed interest and concluded that further negotiations with Ludlow would yield the most satisfactory result because the other potential purchasers were interested in less than all of the assets up for sale. On October 2, 2000, Goldsmith, Agio, Helms Securities informed Ludlow that LecTec had decided to enter into exclusive negotiations with Ludlow regarding the sale of LecTec's conductive products division.

         Throughout the first two weeks of October 2000, representatives of LecTec and Ludlow engaged in numerous formal and informal telephone conferences. On October 2, 2000, the date LecTec chose to enter into exclusive negotiations with Ludlow, representatives of LecTec and Ludlow, together with representatives of Goldmsith, Agio, Helms Securities, held a telephone conference to agree upon the purchase price Ludlow would pay for the conductive products division, subject to due diligence, as well as to discuss the structure of the transaction and the logistics of transitioning the conductive products business. At this time, the parties agreed that the purchase price would be $9 million, subject to due diligence. On October 10, 2000, representatives of Ludlow spoke with representatives of Goldsmith, Agio, Helms Securities to discuss possible dates for Ludlow to conduct its due diligence investigation of the conductive products division. From October 16, through October 18, 2000, LecTec hosted due diligence meetings between senior executives of LecTec and representatives of Ludlow in order to provide additional information to Ludlow regarding financial and operational matters and to refine the terms and conditions of the proposed transaction.

         On October 17, 2000, Ludlow presented to LecTec a proposed asset purchase agreement. Throughout the course of the next several weeks, representatives of LecTec and Ludlow negotiated the terms and conditions of the asset purchase agreement and several ancillary agreements, including a manufacturing and supply agreement. Sherwood, which is under common control with Ludlow and did not participate directly in those negotiations, was represented by Ludlow in those negotiations. The negotiation of the manufacturing and supply agreement centered on the issue of how long LecTec would be required to supply products at its cost of production. On October 31,

2000, representatives of LecTec, Ludlow, and Goldsmith, Agio, Helms Securities held a telephone conference to discuss the asset purchase agreement and to discuss the results of Ludlow's due diligence investigation of the conductive products division. On November 2, 2000, representatives of LecTec, Ludlow, and Goldsmith, Agio, Helms Securities held a telephone conference during which Ludlow announced that the purchase price it was willing to pay for the conductive products division had decreased to $7 million. Ludlow explained that the lower offer was a result of their due diligence investigation which showed that the accounts receivable which were attributable to the conductive products division were lower than Ludlow had previously estimated. On November 6, 2000, representatives of LecTec, Ludlow, and Goldsmith, Agio, Helms Securities held a telephone conference during which LecTec and Ludlow agreed upon the final purchase price of $7.25 million for the assets of the conductive products division. The parties reached agreement on a definitive form of asset purchase agreement during the week of November 13, 2000.

         On November 17, 2000, LecTec's Board of Directors met to consider approval of the asset purchase agreement. On that same date, Goldsmith, Agio, Helms Securities delivered to LecTec's Board of Directors its oral opinion, which was confirmed in writing, to the effect that, as of such date, and subject to the assumptions, procedures and limitations set forth in the opinion, the proposed sale consideration to be received by LecTec pursuant to the asset purchase agreement is fair to LecTec from a financial point of view. The written opinion of Goldsmith, Agio, Helms Securities constitutes a part of this proxy statement and is attached hereto as Exhibit B. LecTec's Board of Directors thoroughly discussed the proposed sale of the conductive products division, the asset purchase agreement and the opinion of Goldsmith, Agio, Helms Securities. At the conclusion of the meeting, LecTec's Board of Directors unanimously approved the asset purchase agreement and unanimously recommended approval of the asset sale by LecTec's shareholders.

         On November 17, 2000, the parties executed the asset purchase agreement. A press release announcing the execution of the definitive asset purchase agreement was issued by LecTec on November 20, 2000.

REASONS FOR THE ASSET SALE

         LecTec believes that the strategic sale of its conductive products division will provide LecTec with the financial and operational ability to fund and grow its therapeutic consumer products division. The asset sale will allow LecTec to receive cash in exchange for the assets of the conductive products division and focus LecTec's full operational capacity on its therapeutic consumer products division.

         In arriving at its determination that the asset sale is in the best interest of LecTec and its shareholders, the Board of Directors carefully considered the terms of the asset purchase agreement. As part of this process, the Board of Directors considered the advice and assistance of its outside financial advisors. In determining to authorize the asset sale, the Board of Directors considered the following factors:

      * The fact that the $7,250,000 offered by Ludlow represents approximately $1.86 per share of LecTec common stock outstanding, compared to the $2.00 closing price of LecTec's common stock on November 17, 2000. The Board felt that the price for the assets in relation to LecTec's share price was a positive factor, especially in light of the fact that after the sale LecTec will continue to own and operate its therapeutic consumer products operations;

      * The written opinion of Goldsmith, Agio, Helms Securities, LecTec's financial advisor, that the consideration to be received by LecTec pursuant to the asset sale is fair to LecTec from a financial point of view;

      * The absence of other offers that are superior to Ludlow's offer in light of all the terms and conditions presented by Ludlow, including the ability for LecTec to retain certain hydrogel manufacturing equipment which LecTec requires in the operation of its therapeutic consumer products division;

      * The terms and conditions of the asset purchase agreement, including the fiduciary out provision negotiated by LecTec, which allows LecTec to consider unsolicited offers to purchase the conductive products division assets;

      * The fact that there is no termination fee payable to Ludlow if the asset purchase agreement is terminated by LecTec which provides LecTec with additional flexibility if it becomes necessary to terminate the agreement;

      * The fact that the asset purchase agreement requires that the sale be approved by a majority of LecTec's shareholders which ensures that the board will not be taking action which the shareholders disapprove of;

      * The fact that the sale consideration consists entirely of cash which eliminates the risks associated with financing contingencies or receiving consideration which is paid in securities with a fluctuating share price;

      * The risk that after the asset sale LecTec will have a less diversified business which would leave LecTec dependent on the performance of its consumer products division. The Board of Directors also considered that, as a result of the asset sale, there would be an increase in the relative importance of its revenues from and relationships with the three significant resellers of its consumer products;

      * The risk that LecTec could be exposed to future indemnification payments for a breach of the representations and warranties contained in the asset purchase agreement;

      * The negative fact that as part of the asset sale LecTec will enter into a manufacturing and supply agreement that will require LecTec to supply products from the conductive products division for a period of nine months which will delay the transition of approximately 60% of LecTec's manufacturing capacity to the production of consumer products; and

      * The risk that the purchase price for the conductive products division assets will be adjusted down if there is a change in the net asset value of the assets sold. The Board of Directors considered that the purchase price adjustment would be limited by the net asset value of the assets sold, or $1,460,000. As a result, the Board of Directors was aware that the minimum purchase price could be as low as $5,790,000, but no lower.

         In view of the variety of factors considered in connection with its evaluation of the asset sale, the Board of Directors did not find it practical to, and did not quantify or otherwise attempt to assign, relative weights to the specific factors considered in reaching its conclusions.

         With respect to liquidation value, the Board of Directors considered that the conductive products division's liquidation value would likely be lower than the valuation of this division as a going concern because of the value placed on an existing customer base and on existing revenue stream. As a result, the division's liquidation value does not provide a useful comparison for assessing the fairness of the sale consideration. With respect to book value, the Board of Directors considered that the historic costs of the assets being sold would also undervalue the conductive products division because of the historic costs do not take into account the present value of the revenue stream created by these assets.

RECOMMENDATION OF LECTEC'S BOARD OF DIRECTORS

         The Board of Directors has determined that the asset sale is in the best interests of LecTec and LecTec's shareholders. The Board of Directors has unanimously approved the asset purchase agreement and unanimously recommends that shareholders vote in favor of the proposal to approve the asset sale.

OPINION OF LECTEC'S FINANCIAL ADVISOR

         As described above, LecTec engaged Goldsmith, Agio, Helms Securities to act as its exclusive financial advisor in connection with strategic alternatives, including LecTec's sale of its conductive products division. In connection with the asset sale and pursuant to the terms of an engagement agreement, LecTec requested that Goldsmith, Agio, Helms Securities evaluate the fairness to LecTec, from a financial point of view, of the consideration be received by LecTec pursuant to the sale of its conductive products division. On November 17, 2000, Goldsmith, Agio, Helms Securities delivered to the Board of Directors its oral opinion, which was confirmed in writing, to the effect that, as of such date, and subject to the assumptions, procedures and limitations set forth in the opinion, the proposed sale consideration to be received by LecTec pursuant to the asset purchase agreement is fair to LecTec from a financial point of view.

         SELECTION OF GOLDSMITH, AGIO, HELMS SECURITIES; FEE AND OTHER INFORMATION. Goldsmith, Agio, Helms Securities is a nationally recognized investment banking firm which, as a customary part of its business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. The Board of Directors of LecTec selected Goldsmith, Agio, Helms Securities based upon Goldsmith, Agio, Helms Securities' reputation, experience and familiarity with companies like LecTec. Goldsmith, Agio, Helms Securities was engaged by LecTec on March 6, 2000, to pursue various strategic alternatives, including the sale of the conductive products division.

         Pursuant to a letter agreement with LecTec dated March 6, 2000, and amended November 17, 2000 (the "Engagement Letter"), Goldsmith, Agio, Helms Securities was entitled to a fee of $125,000 after delivering its opinion. Upon consummation of the asset sale, Goldsmith, Agio,

Helms Securities is entitled to cash compensation of approximately $275,000. Goldsmith, Agio, Helms Securities also received a retainer of $10,000 per month for each of the six months ended September 30, 2000. LecTec has agreed to reimburse Goldsmith, Agio, Helms Securities for out-of-pocket expenses, including reasonable fees and expenses of counsel, and to indemnify Goldsmith, Agio, Helms Securities for liabilities and expenses arising out of the asset sale or transactions in connection with the asset sale, including liabilities under federal securities laws. The terms of the fee agreement with Goldsmith, Agio, Helms Securities, which are customary in transactions of this nature, were negotiated at arm's length between LecTec and Goldsmith, Agio, Helms Securities, and the Board of Directors was aware of such arrangement.

         The Engagement Letter further provides for fees to be paid to Goldsmith, Agio, Helms Securities in the event certain other transactions are consummated during the term of the Engagement Letter or within 12 months following termination of the Engagement Letter. The other transactions covered by the Engagement Letter include any sale, exchange or other disposition of all or a material portion of LecTec, whether accomplished by a sale of assets or stock or through a merger, tender or exchange offer, joint venture, equity investment, recapitalization or other transaction which changes the financial structure, control or ownership of the company. The fees in connection with such transactions range from $150,000 (plus 7.5% of total consideration over $1.8 million) for the sale of the medical tape division to $500,000 (plus 3% to 5% of valuation in excess of $3.00 per share) for a sale of at least 50% of LecTec's common stock.

         GENERAL. The type and amount of consideration payable in the asset sale and the payment and other terms were determined through negotiation between LecTec and Ludlow. Although Goldsmith, Agio, Helms Securities provided financial advice to LecTec during the course of the negotiations, Goldsmith, Agio, Helms Securities did not recommend the amount of the consideration to be paid in the sale or the payment or other terms and the decision to enter into the asset purchase agreement was solely that of LecTec's Board of Directors. Goldsmith, Agio, Helms Securities' opinion as to the fairness of the consideration was only one of many factors considered by the Board of Directors in the Board's evaluation of the sale.

         A copy of Goldsmith, Agio, Helms Securities' opinion dated November 17, 2000, which sets forth the assumptions made, matters considered, and limits on the review taken, is attached as Exhibit B to this proxy statement. You are urged to read the Goldsmith, Agio, Helms Securities opinion in its entirety. The description set forth below of Goldsmith, Agio, Helms Securities' opinion is qualified in its entirety by reference to the full text of the opinion. Goldsmith, Agio, Helms Securities' opinion is rendered for the benefit and use of the Board of Directors in connection with the Board of Directors' consideration of the asset sale and does not constitute a recommendation to any holder of LecTec common stock as to how such shareholder should vote with respect to the asset sale.

         In arriving at its opinion, Goldsmith, Agio, Helms Securities undertook such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Goldsmith, Agio, Helms Securities
(i) reviewed the asset purchase agreement; (ii) analyzed financial and other information that is publicly available relating to LecTec and its assets and liabilities; (iii) analyzed certain financial and operating data of LecTec and the conductive products division that was made available to Goldsmith, Agio, Helms Securities by LecTec; (iv) visited the facilities of LecTec and discussed with management of LecTec the financial condition, operating results, business outlook and prospects of LecTec and the conductive products division; (v) held discussions with certain third parties with respect to their interest in acquiring or merging with all or part of LecTec's conductive products division; (vi) analyzed the valuations of publicly traded companies that Goldsmith, Agio, Helms Securities deemed comparable to the conductive products division; and (vii) performed a comparable merger and acquisition analysis for LecTec's conductive products division.

         In arriving at it opinion, Goldsmith, Agio, Helms Securities relied upon and assumed the accuracy, completeness, and fairness of the financial statements and other information furnished by, or publicly available relating to, LecTec and the conductive products division or otherwise made available to Goldsmith, Agio, Helms Securities, and relied upon and assumed that the representations and warranties of LecTec and Ludlow contained in the asset purchase agreement are true and correct. Goldsmith, Agio, Helms Securities was not engaged to, and did not attempt to or assume responsibility to, verify independently such information. Goldsmith, Agio, Helms Securities further relied upon assurances by LecTec that the information provided to Goldsmith, Agio, Helms Securities had a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates, and that LecTec is not aware of any information or fact that would make the information provided to Goldsmith, Agio, Helms Securities incomplete or misleading. Goldsmith, Agio, Helms Securities also assumed that LecTec and Ludlow will each perform all of the covenants and agreements to be performed by it under the asset purchase agreement as set forth in the asset purchase agreement would be satisfied and that the sale would be consummated on a timely basis in the manner contemplated by the asset purchase agreement. In arriving at its opinion, Goldsmith, Agio, Helms Securities did not perform any appraisals or valuations of specific assets or liabilities of LecTec and expressed no opinion regarding the liquidation value of LecTec or any of its assets. Goldsmith, Agio, Helms Securities' opinion is based upon the information available to it and the facts and circumstances as they existed and were subject to evaluation on the date of such opinion. Events occurring after the date of Goldsmith, Agio, Helms Securities' opinion could materially affect the assumptions used in preparing such opinion and the conclusions reached therein. However, Goldsmith, Agio, Helms Securities does not have any obligation to update, revise or reaffirm its opinion.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Goldsmith, Agio, Helms Securities analyses set forth below does not purport to be a complete description of the presentation by Goldsmith, Agio, Helms Securities to the Board of Directors. In arriving at its opinion, Goldsmith, Agio, Helms Securities did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Goldsmith, Agio, Helms Securities believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, or of the summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in Goldsmith, Agio, Helms Securities' presentation to the Board of Directors and its opinion.

         The analyses performed by Goldsmith, Agio, Helms Securities (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or reflect the prices at which businesses actually may be acquired. Also, Goldsmith, Agio, Helms Securities did not consider the effects of the proposed sale of the conductive products division on the future performance of the remaining assets of LecTec, nor did Goldsmith, Agio, Helms Securities express an opinion as to LecTec's planned use of proceeds arising from the proposed sale. Furthermore, Goldsmith, Agio, Helms Securities has expressed no opinion as to the prices at which LecTec's shares may trade following the date of Goldsmith, Agio, Helms Securities' opinion or following the consummation of the proposed sale of the conductive products division.

         OVERVIEW OF ANALYSIS. Goldsmith, Agio, Helms Securities' analysis of LecTec's value incorporated a review of LecTec's conductive products division only, and Goldsmith, Agio, Helms Securities did not conduct a valuation of LecTec in its entirety in rendering its fairness opinion with respect to the sale.

         Because LecTec's conductive products division is an independent component of LecTec's business, Goldsmith, Agio, Helms Securities analyzed this component separately as described below. The following summarizes the analyses performed relative to the conductive products division being sold.

         ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES. Goldsmith, Agio, Helms Securities analyzed selected historical and projected financial, operating, and stock market data of LecTec, and other publicly traded companies that Goldsmith, Agio, Helms Securities deemed to be comparable to the conductive products division. In performing this comparable company analysis, Goldsmith, Agio, Helms Securities recognized that no one company is identical to LecTec. None of the eight companies analyzed has the exact same products, strategy, markets, or revenue size as LecTec. However, the eight companies chosen by Goldsmith, Agio, Helms Securities generally are subject to the same macroeconomic forces, such as customer demand, material supply, regulatory constraints, technological change, and barriers to entry.

         The eight companies deemed by Goldsmith, Agio, Helms Securities to be reasonably comparable to the conductive products division in terms of products and services offered, markets served and business prospects were: (1) Advanced Polymer Systems, (2) Chattem Inc., (3) CNS, Inc., (4) Del Laboratories, (5) Hi Tech Pharmacal Co., Inc., (6) Rehabilicare, Inc., (7) PDK Labs, Inc., and (8) Perrigo Company. No company utilized in the comparable company analysis is identical to the conductive products division. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the conductive products division and other factors that could affect the public trading value of the comparable companies to which it is being compared.

         Goldsmith, Agio, Helms Securities examined certain publicly available financial data of the comparable companies including the ratio of firm value (equity value plus total debt less cash and equivalent) to latest-twelve month, or LTM, revenue. Goldsmith, Agio, Helms Securities implied a 25% discount to the comparable companies ratios because all of the comparable companies were significantly larger than the conductive products division in sales and profitability. Goldsmith, Agio, Helms Securities selected 25% as the appropriate discount in this and in subsequent analyses based upon its experience in mergers, acquisitions and valuations involving companies of various sizes and the relative values applied in such transactions.

         This analysis showed that after application of the 25% discount, the comparable companies had a multiple of firm value to LTM revenue ranging from
 .23x to 2.48x with a median of .45x and a mean of .75x.

         By applying median and mean ratios derived from the comparable company analysis to the LTM revenues of the conductive products division, the conductive products division's implied value ranged from $3,400,000 to $5,600,000.

         ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS. Goldsmith, Agio, Helms Securities compared the valuation of the conductive products division with selected comparable merger and acquisition transactions. No transaction analyzed in the comparable transaction analysis is identical to the sale of the conductive products division. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the conductive products division and other factors that could affect the acquisition value of the companies to which it is being compared.

         Goldsmith, Agio, Helms Securities performed an analysis of 13 merger and acquisition transactions involving medical products component manufacturing companies that occurred between October 1, 1998 and November 1, 2000. Each of the transactions was selected based on the dollar value of the transaction and the fact that each transaction involved medical products companies. Goldsmith, Agio, Helms Securities' analysis focused on multiples of transaction value to LTM revenues because other income statement measures were not publicly available for most of the acquired companies. Goldsmith, Agio, Helms Securities implied a 10% discount to the multiples generated from these merger and acquisition transactions due to the conductive products division's small size relative to the other transactions. This analysis of 13 merger and acquisition transactions showed that after application of the 10% discount, transaction value to revenue multiples ranged from .54x to 1.98x. By applying the median and mean multiples derived from the selected merger and acquisition transactions to the LTM revenues of the conductive products division, implied equity value ranged from $6,100,000 to $7,500,000.

PROCEEDS OF THE ASSET SALE

         The proceeds of the asset sale will be retained by LecTec. It is the intention of LecTec's Board of Directors to use the proceeds along with other cash and cash equivalents held by LecTec to fund and grow LecTec's therapeutic consumer products division. Pending any such use, the net proceeds of the asset sale, after deduction of the expenses incurred by LecTec in connection with the asset sale, will be invested in U.S. government securities.

SALE OF LECTEC'S MEDICAL TAPE EQUIPMENT


         As previously announced, LecTec is in the process of divesting certain assets that were formerly used in LecTec's discontinued medical tape business. In connection with this divestiture, and as of the date of this proxy statement, LecTec is in negotiations with Ludlow and other potential purchasers for the possible sale of certain medical tape equipment. LecTec expected that the sale of the medical tape equipment would be complete by December 31, 2000, but delays in negotiations and management's focus on the sale of the conductive products division have delayed the sale of the medical tape equipment. LecTec currently expects the proceeds from the sale of the medical tape equipment to be approximately $650,000. The sale of the medical tape equipment is not conditioned on, or otherwise connected to, the sale of LecTec's conductive products division assets to Ludlow. The sale of the medical tape equipment is consistent with LecTec's strategy of focusing on its consumer products division. Other than following from the same strategic plan for LecTec, the pending sale of the medical tape equipment did not affect the Board of Director's recommendation regarding the sale of the conductive products division.

SHAREHOLDER APPROVAL OF THE ASSET SALE; VOTE REQUIRED

         Under section 302A.661 of the Minnesota Business Corporation Act, or MBCA, the sale by LecTec of "all or substantially all" of its assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of LecTec common stock on the record date. LecTec, in consultation with its legal counsel, has determined that the sale of the conductive products division assets to Ludlow and Sherwood may constitute a sale of "all or substantially all" of LecTec's assets based on current interpretations of that term. Thus, the asset purchase agreement provides that, as a condition to LecTec's obligation to consummate the transactions contemplated by the asset purchase agreement, the affirmative vote of the holders of at least fifty percent of the voting power of all outstanding shares of LecTec common stock on the record date must be obtained.

RIGHTS OF DISSENTING SHAREHOLDERS

         Under the MBCA, holders of LecTec common stock are entitled to certain dissenters' rights in connection with the asset sale. The following is a summary of the rights of the shareholders of LecTec who dissent from the asset sale. The summary does not purport to be complete and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, or the Minnesota Dissenters' Rights Statute, a copy of which is attached as Exhibit C to this proxy statement.

         Under the MBCA, shareholders have the right to dissent from the asset sale and, subject to certain conditions provided for under Minnesota law, are entitled to receive payment of the fair value of their shares of common stock. Assuming shareholder approval of the asset sale, shareholders will be bound by the terms of the asset purchase agreement unless they dissent by complying with all of the requirements of the Minnesota Dissenters' Rights Statute. Any shareholder contemplating exercising the right to demand payment for their shares should carefully review the Minnesota Dissenters' Rights Statute, a copy of which is included as Exhibit C to this proxy statement, and in particular the procedural steps. A SHAREHOLDER WHO FAILS TO COMPLY WITH THESE PROCEDURAL REQUIREMENTS MAY LOSE THE RIGHT TO DISSENT.

         Set forth below, to be read in conjunction with the full text of the Minnesota Dissenters' Rights Statute, is a summary of the procedures relating to the exercise of dissenters' rights by LecTec shareholders.

         Any shareholder who wishes to dissent from the asset sale must deliver to LecTec, prior to the vote on the asset sale, a written notice of intent to demand payment for their shares if the asset sale is consummated. Voting against the asset sale will not be deemed to satisfy such notice requirement. In addition, the shareholder must not vote their shares of common stock in favor of the asset sale. Failure to vote against the asset sale will not constitute a waiver of a shareholder's dissenter's rights; provided, however, that if a shareholder returns a signed proxy but does not specify a vote AGAINST approval of the asset sale or a direction to abstain, the proxy will be voted for approval of the asset sale, which will have the effect of waiving the shareholders' dissenters' rights. A shareholder who fails to deliver the notice on time or who votes in favor of the asset sale will not have any dissenters' rights.

         If the asset sale is approved by LecTec's shareholders, LecTec is required to deliver a written dissenters' notice to all of its shareholders who gave timely notice of intent to demand payment and who did not vote in favor of the asset sale. The notice must (i) state where the payment demand and share certificates must be sent in order to obtain payment and the date by which they must be received; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(iii) supply a form for demanding payment and requiring the dissenting shareholder to certify the date on which the shareholder acquired the shares of common stock; and (iv) be accompanied by a copy of the Minnesota Dissenters' Rights Statute.

         In order to receive fair value for the shares of common stock, a shareholder who is sent the dissenters' notice described above must demand payment within 30 days following the date of notice, deposit such shareholder's certificates representing shares of common stock and complete other information as required by such notice. A shareholder who demands payment and deposits the certificates representing their shares of common stock as requested by the dissenters' notice retains all other rights of a shareholder of LecTec until such rights are canceled by the consummation of the asset sale. LecTec may restrict the transfer of uncertificated shares from the date of the demand for payment until the asset sale is consummated; however, the holder of uncertificated shares retains all other rights of a shareholder of LecTec until those rights are canceled by the consummation of the asset sale.

         Except for shares of common stock acquired by a dissenter after the date of the first announcement to the public of the asset sale, upon the consummation of the asset sale, or upon receipt of the payment demand, whichever is later, LecTec must pay each dissenter who complies with the foregoing requirements the amount LecTec estimates to be the fair value of the dissenter's shares of common stock plus accrued interest. The payment must be accompanied by certain financial information concerning LecTec, a statement of LecTec's estimate of the fair value of the shares, an explanation of the method used to reach the estimate, a brief description of the procedure to be followed to demand supplemental payment and a copy of the Minnesota Dissenters' Rights Statute.

         If a dissenting shareholder believes the amount remitted by LecTec is less than the fair value for the shares of common stock plus interest, the dissenter may, within 30 days, notify LecTec in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due, and may demand payment of the dissenter's estimate. If LecTec receives a demand for an amount greater than its estimation of fair value, LecTec shall, within 60 days, pay the greater amount, or another amount agreed to between LecTec and the shareholder, or petition a court to determine the fair value of the shares.

         Any shareholder contemplating the exercise of dissenters' rights is urged to review the full text of the Minnesota Dissenters' Rights Statute, a copy of which is attached as Exhibit C to this proxy statement.

ACCOUNTING TREATMENT

         The proposed asset sale is expected to be accounted for as a sale of assets.

FEDERAL INCOME TAX CONSEQUENCES



         The pro forma gain on the sale of LecTec's conductive business net assets is $4,707,663. LecTec has net operating losses available from prior years to carry forward to offset the effect of this gain on taxable income for the fiscal year ending June 30, 2001. LecTec does not expect that the asset sale will result in any federal income tax consequences to its shareholders other than those who exercise dissenters' rights under the MBCA. Cash payments made to a holder of LecTec common stock who exercises dissenters' rights will be treated as distributions in redemption of the shareholder's LecTec common stock. A holder of LecTec common stock receiving cash in connection with the exercise of dissenters' rights will recognize either: (1) gain or loss equal to the difference between the cash received and the holder's basis in the LecTec common stock; or (2) dividend income, depending upon whether the deemed redemption qualifies for sale or exchange treatment under the tests set forth in Section 302 of the Code. Gain or loss will be capital gain or loss provided the LecTec common stock was a capital asset in the hands of the LecTec shareholder at the time of the asset sale.

         Under the rules of Section 302, the determination of whether the exchange of common stock for cash pursuant to the exercise of dissenter's rights has the effect of a distribution of a dividend will be made, on a shareholder by shareholder basis, by comparing the proportionate, percentage interest of a shareholder before and after the asset sale. In making this comparison, there must be taken into account (1) any other shares of LecTec common stock actually owned by the shareholder, and (2) any shares considered to be owned by the shareholder by reason of the constructive ownership rules set forth in Section 318 of the Code. These constructive ownership rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the shareholder actually owning the shares, whether an individual, trust, partnership or corporation, to certain members of the individual's family or to certain other individuals, trusts, partnerships or corporations. Under these rules, a shareholder is also considered to own any shares with respect to which the shareholder holds stock options.

         Under applicable Internal Revenue Service guidelines, a redemption involving a holder of a minority interest in LecTec whose relative stock interest in LecTec is minimal, who exercises no control over the affairs of LecTec and who experiences a reduction in the shareholder's proportionate interest in LecTec, both directly and by application of the foregoing constructive ownership rules, generally should be deemed to result in sale or exchange treatment under the rules set forth in Section 302(b)(1) of the Code.


         EACH HOLDER OF LECTEC COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES BASED ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES.


                          THE ASSET PURCHASE AGREEMENT

         We believe this summary describes the material terms of the asset purchase agreement. However, we recommend that you read carefully the complete agreement for the precise legal terms of the asset purchase agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Exhibit A.

THE ASSET SALE

         Pursuant to the asset purchase agreement, LecTec will sell and transfer to Ludlow certain assets and liabilities related to LecTec's conductive products division, which produces diagnostic electrodes and electrically conductive adhesive hydrogels. Certain intellectual property rights associated with LecTec's conductive products division will be sold to Sherwood.

CLOSING DATE

         The closing of the asset sale will take place within five business days after the shareholders of LecTec approve the asset sale and all other closing conditions are satisfied, unless the parties agree upon another time. It is the intent of the parties to complete the asset sale as soon as practicable.

CONSIDERATION; POST-CLOSING ADJUSTMENT

         The consideration that LecTec will receive in the asset sale consists of a cash payment of $7,250,000 plus the assumption by Ludlow and Sherwood of certain liabilities. In addition, the cash portion of the purchase price will be adjusted after closing based on the change in the net asset value of the purchased assets between the time of signing the asset purchase agreement and closing the asset sale. For example, in the event that upon closing LecTec delivers an amount of inventory which is less than the amount of inventory on which the purchase price was based, LecTec will be required to pay Ludlow for the amount of the difference. Similarly, in the event that LecTec delivers at closing an amount of inventory which exceeds the amount of inventory on which the purchase price was based, Ludlow will be required to pay LecTec for the amount of the difference.

         At the time of the signing of the asset purchase agreement, the net asset value of the assets to be purchased was $1,460,000 as stated in the asset purchase agreement. This amount included assumed accounts payable of $150,000. On December 31, 2000, the net asset value was $1,567,337, including assumed accounts payable of $212,705. If the closing were to have occurred on December 31, 2000, the adjustment to the purchase price would have been an increase of approximately $107,337. The asset purchase agreement does not provide for a limit on the amount of the adjustment.


ASSETS PURCHASED

         Subject to and upon the terms and conditions of the asset purchase agreement, LecTec will sell the assets related to the conductive products division to Ludlow and Sherwood. Those assets which are considered intellectual property will be purchased by Sherwood and the rest of the assets will be purchased by Ludlow. The purchased assets include:

         * hydrogel and conductive converting machinery and equipment, tooling, molds, dies, instruments, and supplies;

         * inventories of raw materials (chemicals and packaging materials), work in process, and finished goods related to the conductive products division;

         *  accounts receivable related to the conductive products division;

         * all patents, trademarks, trade names, service marks, copyrights and other intellectual property related to the conductive products division;

         * all claims and rights against third parties relating to the purchased assets;

         * contracts to supply electrodes and hydrogels related to the conductive products business;

         * governmental permits, approvals and authorizations required to operate the conductive products division;

         *  all books and records related to the conductive products division;
            and

         * all customer lists, distribution lists and prospective customer lists related to the conductive products division.

ASSUMPTION OF LIABILITIES

         As partial consideration for the purchase of the assets, Ludlow and Sherwood will assume certain liabilities related to the conductive products division. These liabilities include the unfulfilled obligations of LecTec under certain contracts, liability for the operation of the conductive products division by Ludlow and Sherwood after the closing and certain liabilities disclosed on the financial statements relating to the conductive products division.

REPRESENTATIONS AND WARRANTIES OF SELLER

         In the asset purchase agreement, LecTec represents and warrants to Ludlow and Sherwood with respect to the matters set forth below. LecTec has agreed to indemnify Ludlow and Sherwood for any breach of these representations and warranties:

         * LecTec is a corporation duly organized, validly existing and in good standing and LecTec has the corporate power to enter into the asset purchase agreement;

         * there are no conflicts between the asset purchase agreement and LecTec's charter documents, LecTec's contracts or applicable law;

         * LecTec's financial statements are complete and fairly present LecTec's results of operations and financial condition;

         * the following events have not occurred since the date of LecTec's financial statements:

            - any material circumstance or event that adversely affects the purchased assets;

            -  any material damage or loss to the purchased assets;

            - any action taken materially affecting the purchased assets or assumed liabilities, including incurring of indebtedness or mortgage of property; and

            - any transfer of purchased assets other than the sale of inventory in the ordinary course of business.

         * there are no liabilities or obligations related to the purchased assets which LecTec has not disclosed;

         * LecTec has filed returns for and paid all taxes related to the purchased assets and there are no liens for taxes on any of the purchased assets;

         * LecTec's inventory is of a quality and quantity salable and usable in the ordinary course of business.

         * LecTec has good and marketable title to the purchased assets and the purchased assets are in good operating condition;

         * LecTec's accounts receivable arose in the ordinary course of business, represent valid and binding claims and are collectible;

         * LecTec owns the rights to the intellectual property used in the conductive products division and is not infringing the rights of any third party;

         * the contracts to be transferred in connection with the asset sale are in full force and effect and enforceable against the parties thereto;

         * there are no legal proceedings related to the business of the conductive products division;

         * LecTec is in compliance with applicable laws and possesses permits and licenses necessary to operate the conductive products division;

         * the purchased assets are adequate to conduct the business of the conductive products division; and

         * there are no product liability claims threatened or pending against LecTec relating to the conductive products division.

         In the asset purchase agreement, Ludlow and Sherwood represent and warrant to LecTec with respect to:

         * Ludlow's and Sherwood's organization, existence, good standing and corporate power;

         *  Ludlow's and Sherwood's authorization to complete the asset sale;

         * The lack of conflict between the asset purchase agreement and Ludlow's and Sherwood's charter documents, Ludlow's and Sherwood's contracts and applicable law;

         *  the absence of legal proceedings;

         *  payment of broker's fees; and

         *  third party consents to the asset sale.

COVENANTS OF LECTEC

         In the asset purchase agreement, LecTec agreed that prior to closing or termination of the asset purchase agreement LecTec:

         * will not take any action inconsistent with the asset purchase agreement or which would cause its representations and warranties to become untrue;

         * will provide Ludlow and Sherwood with full access to information regarding the conductive products division;

         * will conduct the business of the conductive products division in the ordinary course and otherwise preserve the goodwill of the conductive products division;

         * will not engage in discussions with other third parties regarding the sale of the assets of the conductive products division, to the extent LecTec can do so without violating its fiduciary duty to its shareholders;

         * will take the actions required to satisfy the conditions precedent to closing the asset sale;

         *  will maintain its insurance policies;

         *  will file its tax returns; and

         * will file this proxy statement with the Securities and Exchange Commission.

REGULATORY MATTERS

         LecTec believes that no regulatory approvals are legally required in connection with the asset sale. Nonetheless, the parties have agreed to voluntarily submit the asset sale for review by the FTC. In the event that the FTC objects to the asset sale, any party may unilaterally terminate the asset purchase agreement. In addition, if the FTC has not, within 30 days after the date of the asset purchase agreement, provided an affirmative statement that it will not object to the asset sale, any party may unilaterally terminate the asset purchase agreement. The FTC has informed the parties that, based on its informal review of the transaction, it does not intend to object to the asset sale.

CLOSING CONDITIONS

         Each party's obligation to complete the asset sale is subject to the prior satisfaction or waiver of certain conditions. If any of the closing conditions are waived, LecTec will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from its shareholders is appropriate. The following list sets forth the material conditions that have not yet been satisfied and therefore must be satisfied or waived before completion of the asset sale:

         * each party's representations and warranties shall be true and correct in all material respects on the date of closing;

         * Ludlow and Sherwood shall have delivered the cash portion of the purchase price;

         * the parties shall have executed and delivered a bill of sale and assignment, an assumption of liabilities agreement, a non-competition agreement, a manufacturing and supply agreement, and a transition services agreement;

         * no action shall have been instituted, or threatened in writing, by a government agency seeking to prohibit the asset sale;

         *  LecTec's shareholders shall have approved the asset sale;

         * each party shall have delivered a legal opinion regarding its corporate formation, legal power to enter into the asset purchase agreement and the lack of conflicts between the asset purchase agreement and its charter documents and applicable law; and

         * no event shall have occurred that would have a material adverse effect on the business of LecTec's conductive products division.


TERMINATION

         The parties may mutually agree to terminate the asset purchase agreement prior to the time the asset sale becomes effective. In addition, any party may unilaterally terminate the asset purchase agreement if the asset sale has not been concluded by March 31, 2001. The asset purchase agreement may be terminated by LecTec, on the one hand, and Ludlow and Sherwood, on the other hand, in the event that the other party or parties commit a material breach or default which can not be cured within 15 days. The asset purchase agreement may also be terminated by LecTec in the event that LecTec receives an unsolicited third-party offer to purchase the assets of the conductive products division and LecTec's legal counsel advises LecTec's Board of Directors that fulfillment of its fiduciary duties requires the Board of Directors to accept the alternative offer.

         The asset purchase agreement may also be terminated based on the outcome of the FTC's review of the asset sale. In the event that the FTC objects to the asset sale, any party may unilaterally terminate the asset purchase agreement. In addition, if the FTC has not, within 30 days after the date of the asset purchase agreement, provided an affirmative statement that it will not object to the asset sale, any party may unilaterally terminate the asset purchase agreement.

INDEMNIFICATION

         LecTec has agreed to indemnify Ludlow and Sherwood for certain losses that could arise in connection with the asset sale. The losses covered by the indemnification include losses resulting from a breach of LecTec's representations, warranties and covenants contained in the asset purchase agreement and the other agreements to be entered into at closing or LecTec's failure to transfer good title to the purchased assets. LecTec's indemnification liability is limited to $700,000 unless the claim involves liability for taxes. Ludlow and Sherwood have agreed to provided a similar indemnification to LecTec.

THE NON-COMPETITION AGREEMENT

         LecTec has agreed that upon closing the asset sale it will enter into a non-competition agreement with Ludlow. The non-competition agreement provides that LecTec will not engage in the type of business conducted by the conductive products division for a period of five years. In addition, Ludlow has agreed that for a period of three years, it will not manufacture therapeutic patches that utilize certain assets acquired in the asset sale.

THE MANUFACTURING AND SUPPLY AGREEMENT

         In order to facilitate the transfer of the business of the conductive products division to Ludlow, LecTec has agreed that upon the closing of the asset sale it will enter into a manufacturing and supply agreement. Pursuant to that agreement, LecTec will continue to manufacture, and supply to Ludlow, certain electrode products for a period of four months and certain hydrogels for a period of nine months. For the first six months of the agreement, LecTec will supply the products at its cost of production. Thereafter, Ludlow will purchase the products at LecTec's cost plus ten percent.

         Based upon historic margins and projected purchase volumes under the manufacturing and supply agreement, LecTec's gross margin will decrease from 36.3% to approximately 26.9% during the first six months of the agreement. During the last three months of the agreement, LecTec's gross margin is expected to be approximately 29.6%. Changes in the estimated volumes to be purchased under the agreement and changes in the sales volume of existing business can significantly increase or decrease these percentages.


THE TRANSITION SERVICES AGREEMENT

         In order to facilitate the transfer of the business of the conductive products division to Ludlow, LecTec has agreed that upon the closing of the asset sale it will enter into a transition services agreement. Pursuant to the agreement, LecTec will provide to Ludlow the services of order entry, shipping, receiving, warehousing, collection of accounts receivable, customer service, reporting, training and information services with respect to the conductive products division business. The transition services agreement expires after four months, but may be terminated earlier by Ludlow. LecTec will provide the services under the agreement at no charge, but will be reimbursed for any travel expenses.

                                   PROPOSAL 2:
                              ELECTION OF DIRECTORS

GENERALLY

         LecTec's bylaws provide that the size of the Board of Directors shall be one or more directors. The Board of Directors may increase the number of directors at any time. Six persons have been nominated for election as directors at the 2000 annual meeting. Directors are elected for a one-year term and to serve until their successors are duly elected and qualified.

         THE BOARD OF DIRECTORS RECOMMEND THAT LEE M. BERLIN, ALAN C. HYMES, M.D., BERT J. MCKASY, MARILYN K. SPEEDIE, PH.D., DONALD C. WEGMILLER AND RODNEY
A. YOUNG BE ELECTED AS DIRECTORS, EACH TO HOLD OFFICE FOR A TERM OF ONE YEAR AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED. ALL OF THE NOMINEES ARE CURRENTLY MEMBERS OF THE BOARD OF DIRECTORS OF LECTEC AND HAVE SERVED IN THAT CAPACITY SINCE ORIGINALLY ELECTED OR DESIGNATED AS INDICATED BELOW IN THE INFORMATION CONCERNING NOMINEES. SHELDON L. ZIMBLER RETIRED FROM THE BOARD OF DIRECTORS IN OCTOBER 2000. LECTEC THANKS MR. ZIMBLER FOR HIS DEDICATED SERVICE TO LECTEC.

INFORMATION CONCERNING NOMINEES

         Lee M. Berlin, 79 years old, has been a Director since 1981 and served as Chairman of the Board from 1983 through May 1993. He served as LecTec's Chief Executive Officer from 1983 through January 1989. Prior to joining LecTec, Mr. Berlin served in a variety of foreign and domestic marketing, product development and general management positions with Minnesota Mining & Manufacturing Company ("3M"). Currently, Mr. Berlin manages personal business interests.

         Alan C. Hymes, M.D., 68 years old, is a founder of LecTec, has been a Director since 1977 and acts as LecTec's medical consultant. He has been engaged in the private practice of surgery since 1968. He is a diplomat of the American Board of Surgery and the American Board of Thoracic and Cardiovascular Surgery.

          Bert J. McKasy, 58 years old, has been a Director since 1997 and has been a partner with the law firm Lindquist & Vennum PLLP since 1994. He is also the current Commissioner of the Metropolitan Airports Commission and has owned McKasy Travel Service, Inc. since 1983. Prior to joining Lindquist & Vennum, Mr. McKasy was an attorney with Maun & Simon, Vice President of First Trust Company, Trust and Investment Administration (now U.S. Bank Trust) and Executive Vice President of Fritz Company.

         Marilyn K. Speedie, Ph.D., 52 years old, has been a Director since 1997 and is the Dean of the College of Pharmacy and a professor at the University of Minnesota. Prior to her association with the University of Minnesota in 1996, Dr. Speedie held several professorship and departmental chairperson positions at the University of Maryland (1989-1995), the most recent being in the Department of Pharmaceutical Sciences. She has been the recipient of numerous honors, the most recent in October of 1996 which was as an inductee as Fellow of the American Association of

Pharmaceutical Scientists, and has also co-authored a book published in 1996 entitled PHARMACOGNOSY AND PHARMACOBIOTECHNOLOGY.

         Donald C. Wegmiller, 62 years old, has served as a Director since 1997. Since April 1993, Mr. Wegmiller has served as President and Chief Executive Officer of HealthCare Compensation Strategies, a consulting firm specializing in compensation and benefits for health care executives and physicians. From May 1987 until April 1993, Mr. Wegmiller was President and CEO of Health One Corporation, Minneapolis, Minnesota. He currently serves as a Director of ALLETE (formerly known as Minnesota Power), Possis Medical, Inc. and JLJ Medical Devices International, LLC. From 1986 to 1988, Mr. Wegmiller served as Chairman of the Board of American Hospital Association. From 1972 to 1976 and 1981 to 1988, Mr. Wegmiller served as a White House staff assistant to Presidents Nixon, Ford and Reagan.

         Rodney A. Young, 45 years old, was appointed a Director, Chief Executive Officer and President of LecTec in August 1996. In November 1996 he was appointed as Chairman of the Board. Prior to assuming the leadership role with LecTec, Mr. Young served Baxter International, Inc. for five years in various management roles, most recently as Vice President and General Manager of the Specialized Distribution Division. Mr. Young also serves as a Director of Possis Medical, Inc., and Delta Dental Plan of Minnesota, as well as the University of Minnesota Science Undergraduate Advisory Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the 2000 fiscal year, the Board of Directors held four meetings. Each Director holding office during the fiscal year attended at least 75% of the total number of meetings of the Board of Directors (held during the period for which they were a director) and committees of the Board on which they served. The Board of Directors has an Audit Committee and a Compensation Committee, which are described below. LecTec does not have a Nominating Committee.

         The Board of Directors has an Audit Committee comprised of Mr. McKasy, Mr. Berlin and Dr. Hymes. Paul O. Johnson served as the Chairman of the Audit Committee until his resignation from the Board of Directors in November 1999, at which time Mr. McKasy was elected to the Audit Committee. Mr. McKasy currently serves as Chairman. All of the members of the Audit Committee are "independent" as that concept is defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules. The Audit Committee reviews and investigates all matters pertaining to the accounting activities of LecTec and the relationship between LecTec and its independent auditor. The Audit Committee held three meetings during the 2000 fiscal year.

         The Board of Directors has a Compensation Committee comprised of Mr. Wegmiller, who served as the Committee's Chairman, Mr. Berlin and Dr. Hymes. The Compensation Committee determines and periodically evaluates the various levels and methods of compensation for directors, officers and employees of LecTec. The Compensation Committee held two meetings during the 2000 fiscal year.

DIRECTOR COMPENSATION

         Directors who are not employees of LecTec are paid for their services at the rate of $1,000 per quarter plus reasonable meeting expenses. The quarterly payments were suspended for the fourth quarter of the 2000 fiscal year. During the 2000 fiscal year, each of the outside directors received a five-year option under the LecTec 1998 Director's Stock Option Plan to purchase 5,000 shares of LecTec's common stock at a price of $2.875 which was the fair market value of the common stock at the date of grant.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         Our Audit Committee reviews LecTec's financial reporting process on behalf of the Board of Directors. Our Board of Directors adopted an Audit Committee charter in October 2000, and it is included in this proxy statement as Exhibit D. In fulfilling its responsibilities, our Committee has reviewed and discussed the audited financial statements contained in our Fiscal 2000 Annual Report on Form 10-K with LecTec's management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

         The Committee discussed with the independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has discussed with the independent auditors, the auditors' independence from LecTec and its management including the matters in the written disclosures required by Independence Standard Board No. 1, Independence Discussions with Audit Committees.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in LecTec's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, for filing with the Securities and Exchange Commission.

                                        THE AUDIT COMMITTEE

                                        Bert J. McKasy, Chairman
                                        Lee M. Berlin
                                        Alan C. Hymes, M.D.

                REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
                                  COMPENSATION


         The Compensation Committee of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs for LecTec's executive officers. The Committee is comprised of independent outside directors. The Committee meets as necessary to review executive compensation policies, the design of compensation programs and individual salaries and awards for the executive officers. The purpose of this report is to inform shareholders of LecTec's compensation policies for executive officers and the rationale for the compensation paid to executive officers.

COMPENSATION PHILOSOPHY

         LecTec's compensation program is designed to motivate and reward executives responsible for attaining the financial and strategic objectives essential to LecTec's long-term success and growth in shareholder value. The compensation program has been designed to provide a competitive level of total compensation and offers incentive and equity ownership opportunities directly linked to LecTec's performance and shareholder return. The Committee believes it is in the best interests of the shareholders to reward executives when LecTec's performance objectives are achieved and to provide significantly less compensation when these objectives are not met. Therefore, a significant portion of executive compensation is comprised of "at risk" performance and stock-based incentives.

         Key objectives of the compensation program are to:

         * Provide a strong, direct link between LecTec's financial and strategic goals and executive compensation;

         * Motivate executives to achieve corporate operating goals through an emphasis on performance-based compensation;

         * Align the interests of executives with those of LecTec's shareholders by providing a significant portion of total compensation that is LecTec stock-based; and

         * Provide competitive total compensation in order to attract and retain high caliber key executives critical to the long-term success of LecTec.

EXECUTIVE OFFICER COMPENSATION PROGRAM

         The key components of LecTec's executive officer compensation program are base salary, annual incentives and long-term incentives. These elements are described below. During fiscal year 2000, specific and objective criteria were utilized to determine each element of an executive's compensation package.

         BASE SALARY. The Committee annually reviews the base salaries of executive officers. In determining appropriate salary levels, the Committee considers the following criteria:

         * scope and complexity of the position including required substantive knowledge and required training;

         * level of responsibility including number of employees directly supervised;

         * past performance including revenue generated from operations under the management of the executive officer; and

         * salary levels for comparable positions at industry peer group companies and the market opportunities available to the executive officer.

         During the fiscal year ended June 30, 2000 the current executive officers of LecTec did not receive salary increases, with the exception of Timothy R.J. Quinn.

         ANNUAL INCENTIVE AWARDS. The purpose of LecTec's annual incentive program is to provide a direct financial incentive in the form of an annual cash bonus to executive officers and key managers who achieve corporate operating goals established under LecTec's annual operating plan.

         Executive officers are eligible for cash bonuses ranging from 30% to 60% of base salary. The size of the bonus pool is dependent upon the following criteria:

         * the measure of annual sales actually achieved compared to the level of annual sales contained in LecTec's annual budget as approved by the Board of Directors; and

         * the measure of profits (or loss) actually achieved compared to the level of profits (or loss) contained in LecTec's annual budget as approved by the Board of Directors.

         An executive officer's individual bonus is dependent upon the following criteria:

         * annual sales directly attributable to operations managed by the executive officer;

         * achievement of significant corporate goals which do not generate sales; and

         *  the results of the executive officer's annual performance review.

         In addition to the above criteria, the Compensation Committee retains ultimate discretion to make final bonus determinations based on the best interests of LecTec. For the fiscal year 2000, the minimum sales and profits performance goals under the annual incentive program were achieved, but no cash bonus payments were made under the annual incentive program because the Compensation Committee determined that it was in the best interests of LecTec to conserve cash. One executive officer, Mr. Quinn, received a bonus made outside the annual incentive program based on the achievement of certain sales goals.

         LONG-TERM INCENTIVE PLANS. Long-term incentives are provided to executive officers through LecTec's stock option program.

         LecTec's stock option program provides compensation that directly links the interests of management and shareholders, and aids in retaining key executive officers. Executive officers are eligible for annual grants of stock options. The amount of stock options awarded to an executive officer are dependent on the following criteria:

         * the executive officer's past performance with the company including sales directly attributable to operations managed by the executive officers;

         *  the executive officer's ability to impact financial performance; and

         * the importance of the executive officer's responsibilities at LecTec in light of LecTec's future strategic plans.

         All individual stock option grants are reviewed and approved by the Committee. Executive officers receive gains from stock options only to the extent that the fair market value of the stock has increased since the date of option grant.

         CHIEF EXECUTIVE OFFICER COMPENSATION. The base salary for Mr. Young was $200,000 during fiscal 2000, the same base salary as during fiscal 1999. The base salary of the Chief Executive Officer is established by the Compensation Committee in generally the same way as the base salary is determined for other executive officers.

         A bonus payment under the annual incentive program described above was not made during fiscal 2000 due to LecTec not achieving the minimum performance goals established by the Committee. In fiscal 2000, Mr. Young did not receive any stock options to purchase LecTec's Common Stock.

         CONCLUSION. The executive officer compensation program administered by the Committee provides incentives to attain strong financial performance and aligns the interests of executive officers with shareholder interests. The Committee believes that LecTec's compensation program focuses the efforts of LecTec's executive officers on the achievement of growth, profitability and the enhancement of shareholder value for the benefit of all of LecTec's shareholders.



                                        COMPENSATION COMMITTEE

                                        Donald C. Wegmiller, Chairman
                                        Lee M. Berlin
                                        Alan C. Hymes, M.D.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table shows the cash and non-cash compensation for the fiscal years ended June 30, 2000, 1999 and 1998, awarded to or earned by Rodney
A. Young, the Chairman of the Board and LecTec's President and Chief Executive Officer, and the other executive officers of LecTec.

                           SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                           Compensation
                                                Annual Compensation           Awards
                                                --------------------         --------
                                   Fiscal Year                              Securities
                                      Ended                                 Underlying        All Other
Name and Position                   June 30,    Salary         Bonus          Options      Compensation (1)
-----------------                   --------    ------         -----         ---------     ----------------
Rodney A. Young                       2000     $200,000        $  -                 -             $4,039
   Chairman, President and            1999      200,000           -             95,000             2,358
   Chief Executive Officer            1998      178,000           -             55,000             2,450

Timothy R. J. Quinn (2)               2000      118,800         35,640 (3)          -              2,009
   Vice President and General         1999       99,000           -             58,000             2,365
   Manager, Consumer Products         1998       13,300           -                 -                -

Deborah L. Moore (4)                  2000      117,300           -                 -              1,779
   Chief Financial Officer,           1999      117,300           -             36,000             1,573
   Secretary and Treasurer            1998      108,885           -             20,000             1,447

Jane M. Nichols                       2000      117,300           -                 -              1,218
   Vice President, Marketing and      1999      117,300           -             22,500             1,173
   New Business Development           1998      108,885           -             20,000               579

Daniel M. McWhorter                   2000      117,300           -                 -              3,045
   Vice President, Research and       1999      111,200           -             27,700             2,577
   Development                        1998       96,075           -             20,000             1,277

John D. LeGray                        2000      104,420           -                 -              2,711
   Vice President, Quality Assurance  1999       98,400           -             22,500             2,460
   and Regulatory Affairs             1998       68,100           -             17,500             1,135

Timothy P. Fitzgerald (5)             2000       40,192           -             25,000               -
   Vice President, Operations         1999          -             -                -                 -
                                      1998          -             -                -                 -

----------------------------
(1)      Reflects matching contributions under LecTec's 401(k) and Profit
         Sharing Plan.
(2) Mr. Quinn joined LecTec on May 11, 1998 and was appointed Vice President and General Manager, Consumer Products on January 24, 2000.
(3) Mr. Quinn received a bonus made outside the annual incentive program based on the achievement of certain sales goals.
(4)      Ms. Moore resigned her position with LecTec effective August 4, 2000.
(5) Mr. Fitzgerald joined LecTec and was appointed Vice President, Operations on February 21, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning the grant of stock options under LecTec's 1998 Stock Option Plan during the fiscal year ended June 30, 2000, to each of the executive officers named in the Summary Compensation
Table:

                                          Individual Grants(1)                         Potential
                            ------------------------------------------------           Realizable
                                           Percent                                      Value at
                                           of Total                                     Assumed
                                           Options                                  Annual Rates of
                             Number of     Granted                                    Stock Price
                            Securities       To        Exercise                       Appreciation
                            Underlying    Employees     Price                      for Option Term(3)
                             Options      in Fiscal      Per      Expiration     ----------------------
        Name                 Granted       Year(2)      Share        Date          5%             10%
---------------------        -------       -------      -----     ----------     -------        -------
Rodney A. Young                   0          0.0%          --          --             --             --

Timothy R. J. Quinn               0          0.0%          --          --             --             --

Deborah L. Moore                  0          0.0%          --          --             --             --

Jane M. Nichols                   0          0.0%          --          --             --             --

Daniel M. McWhorter               0          0.0%          --          --             --             --

John D. LeGray                    0          0.0%          --          --             --             --

Timothy P. Fitzgerald        25,000         21.7%       $3.25     May 2, 2005    $23,453        $50,872

-------------------------
(1) Each option represents the right to purchase one share of LecTec common stock. The options shown in this column are all incentive stock options granted pursuant to LecTec's 1998 Stock Option Plan. The options vest in annual installments over a period of three years beginning one year after the date of grant. Each option grant allows the individual to acquire shares of the LecTec's common stock at a fixed price per share. The term of each option is five years.

(2) In the fiscal year ended June 30, 2000, LecTec granted employees options to purchase an aggregate of 115,000 shares of common stock.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent LecTec's estimate or projection of LecTec's future common stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information concerning the exercise of options during the fiscal year ended June 30, 2000 and unexercised options held as of June 30, 2000, by each of the executive officers named in the Summary Compensation Table above.

                                                   Number of Securities         Value of Unexercised
                                                  Underlying Unexercised        In-the-Money Options
                          Shares                 Options at June 30, 2000      as of June 30, 2000(1)
                         Acquired      Value    --------------------------   --------------------------
        Name           On Exercise   Realized   Exercisable  Unexercisable   Exercisable  Unexercisable
        ----           -----------   --------   -----------  -------------   -----------  -------------
Rodney A. Young             0         $    0      148,750       151,250        $    0        $    0
Timothy R. J. Quinn         0              0       14,500        43,500             0             0
Deborah L. Moore            0              0       49,000        47,000             0             0
Jane M. Nichols             0              0       45,625        36,875             0             0
Daniel M. McWhorter         0              0       39,425        38,275             0             0
John D. LeGray              0              0       14,375        25,625             0             0
Timothy P. Fitzgerald       0              0            0        25,000             0             0

-------------------------
 (1) "Value" has been determined based on the difference between the last sale price of LecTec's common stock as reported by the Nasdaq National Market System on June 30, 2000 ($2.25) and the per share option exercise price, multiplied by the number of shares subject to the in-the-money options.


CHANGE IN CONTROL PLANS

         LecTec's Change in Control Termination Pay Plan provides for termination payments to executive officers if they are terminated within twelve months of a change in control. The plan provides for termination payments to the Chief Executive Officer equal to twenty times the monthly base salary and termination payments for all other executives equal to twelve times the monthly base salary.

         In July 1999, LecTec adopted the Improved Shareholder Value Cash Bonus Plan which provides cash bonus payments to executive officers if LecTec is acquired by or merged with another company, and the valuation of LecTec for purposes of the acquisition or merger equals or exceeds $22,102,200 (the minimum level defined by the plan). Cash bonus payments to executives increase as the total valuation of LecTec for purposes of the sale or merger increases, thus aligning the interests of the executives with the interests of the shareholders and providing an incentive to the executives to maximize shareholder value. The total payments under the plan range from 2.0% of the valuation of LecTec if the minimum valuation is reached to 5.9% of the valuation of LecTec if the valuation equals or exceeds $76,129,800. No payments will be made under any of LecTec's change in control plans as a result of the asset sale described above in proposal one.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         The Compensation Committee consists of three non-employee directors, Lee M. Berlin, Alan C. Hymes, M.D. and Donald C. Wegmiller. All three directors served on the Committee for the entire fiscal year ended June 30, 2000.

         Mr. Berlin was formerly an officer of LecTec, having served as both Chairman of the Board and Chief Executive Officer of LecTec. There were no other Compensation Committee "interlocks" within the meaning of the SEC rules.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2000, by each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, each of our directors and nominees for director, each of our executive officers named in the Summary Compensation Table above and all of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2000 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person. The column entitled "Number of Shares Beneficially Owned" includes the number of shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable within 60 days of December 31, 2000. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of December 31, 2000 are listed separately under the column entitled "Number of Shares Underlying Options Beneficially Owned."

         Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 3,915,676 shares of common stock outstanding on December 31, 2000.

                                                      Number of
                                                        Shares
                                       Number of      Underlying
                                        Shares          Options       Percent of
                                     Beneficially    Beneficially       Shares
Name                                    Owned           Owned        Outstanding
----                                    -----           -----        -----------
Lee M. Berlin(1)                       567,029          24,125           14.4%
Alan C. Hymes, M.D.                    430,042          32,669           10.9
Rodney A. Young                        209,500         195,000            5.1
Daniel M. McWhorter                     69,050          53,225            1.7
Jane M. Nichols                         54,538          50,625            1.4
John D. LeGray                          27,410          18,750              *
Timothy R. J. Quinn                     23,800          20,000              *
Bert J. McKasy                          17,778          13,000              *
Donald C. Wegmiller                     17,000          16,000              *
Marilyn K. Speedie, Ph.D.               13,000          11,500              *
Deborah L. Moore                        10,541               0              *
Timothy P. Fitzgerald                        0               0              *
All directors and executive
officers as a group (12 persons)     1,439,688         434,894           33.1
-----------------------------

*Less than 1%

(1) Includes 75,605 shares owned by Mr. Berlin's wife and 137,145 shares owned by Mr. Berlin's son. Mr. Berlin disclaims beneficial ownership of these shares.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires LecTec's executive officers and directors and persons who beneficially own more than 10% of LecTec's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Commission to furnish LecTec with copies of all Section 16(a) reports they file.

         Based solely on a review of the copies of such reports furnished to LecTec and written representations from the executive officers and directors, LecTec believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners have been met, except that a May 22, 2000 purchase of LecTec common stock by Alan Hymes was not reported on a timely filed May 2000 Form 4 on which several other purchases were recorded. An amended Form 4 for Mr. Hymes was filed on July 7, 2000 which correctly reported the transaction.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The graph and table below compare the cumulative total shareholder return on LecTec's Common Stock for the last five fiscal years with the cumulative total return on the Russell 2000 Index and the S & P Medical Products & Supplies Index over the same period. The graph and table assume the investment of $100 in each of LecTec's Common Stock, the Russell 2000 Index and the S & P Medical Products & Supplies Index on June 30, 1995 and that all dividends (cash and stock) were reinvested.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                               [PLOT POINTS CHART]

                           6/30/95  6/30/96  6/30/97  6/30/98  6/30/99  6/30/00
                           -------  -------  -------  -------  -------  -------
LECTEC CORPORATION ......    100      107       54       29       34       19
Russell 2000 ............    100      121      155      186      176      171
S & P Med. P&S ..........    100      131      174      233      277      301



                                   PROPOSAL 3:
                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has appointed Grant Thornton LLP as LecTec's independent auditor for the fiscal year which began July 1, 2000. A proposal to ratify that appointment will be presented at the annual meeting. Grant Thornton LLP has served as LecTec's auditor since June 1987. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

         Audit fees billed or expected to be billed to the Company by Grant Thornton LLP for the audit of the Company's financial statements for the fiscal year ended June 30, 2000 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled $51,100.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         No fees were billed or are expected to be billed to the Company by Grant Thornton LLP for services provided during the last fiscal year for the design and implementation of financial information systems.

ALL OTHER FEES

         Fees billed or expected to be billed to the Company by Grant Thornton LLP for all other non-audit services, including tax-related services, provided during the last fiscal year totaled $13,190.

         The Audit Committee considered whether non-audit services provided by Grant Thornton LLP during the last fiscal year were compatible with maintaining Grant Thornton LLP's independence.

         The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Grant Thornton LLP as LecTec's independent auditors. If the appointment is not ratified by the shareholders, the Board of Directors is not obligated to appoint another auditor, but the Board of Directors will give consideration to an unfavorable vote.

                                  OTHER MATTERS

         As of this date, the Board of Directors does not know of any business to be brought before the meeting other than as specified above. However, if any matters properly come before the meeting, it is the intention of the person named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

                     PROPOSALS FOR THE NEXT REGULAR MEETING

         Any shareholder proposals to be considered for inclusion in LecTec's proxy material for the 2001 annual meeting of shareholders must be received at LecTec's principal executive office at 10701 Red Circle Drive, Minnetonka, Minnesota 55343, no later than July 30, 2001. In connection with any matter to be proposed by a shareholder at the 2001 annual meeting, but not proposed for inclusion in LecTec's proxy material, the proxy holders designated by LecTec for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by LecTec at its principal executive office by October 4, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

         LecTec files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at http://www.sec.gov.

         Some of the important business and financial information relating to LecTec that you may want to consider in deciding how to vote is not included in this proxy statement, but rather is "incorporated by reference" to documents that have been previously filed by LecTec with the SEC and are being delivered with this proxy statement. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained directly in this proxy statement.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE MATTERS SET FORTH ABOVE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED FEBRUARY 28, 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by LecTec with the Securities and Exchange Commission (File No. 0-16159) are being delivered with this proxy statement and are incorporated by reference in this proxy statement:

         1. LecTec's Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

         2. LecTec's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000 and December 31, 2000.

         3.       LecTec's Current Report on Form 8-K filed November 21, 2000.

         4. The portions of LecTec's Annual Report to Shareholders for the fiscal year ended June 30, 2000, under the following headings:
                  "Section I - Description of Business - Products" and " - Marketing and Marketing Strategy," "Section II - Equity Information and Financial Data - Selected Consolidated Financial Data," and

                  "Section III - Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Any statement contained in a document incorporated herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.





                                        By Order of the Board of Directors
                                        /s/ Rodney A. Young
                                        Rodney A. Young,
                                        Chairman of the Board

Dated: February 28, 2001

                                                                       EXHIBIT A


                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT made as of November 17, 2000 (this "Agreement") by and among The Ludlow Company LP, a Delaware limited partnership ("Ludlow"), Sherwood Services AG, a Swiss corporation ("Sherwood" and, together with Ludlow, the "Purchasers"), and LecTec Corporation, a Minnesota corporation (the "Seller"). Capitalized terms used in this Agreement shall have the meanings given to them upon their first use or in Section 16 herein.

                               W I T N E S S E T H

         WHEREAS, the Seller has been engaged in the business (the "Business") of the research, development, design, manufacture, marketing, distribution and sale of physiological monitoring and stimulation products, including the diagnostic electrodes and electrically conductive adhesive hydrogel products listed on Exhibit A attached hereto (the "Products");

         WHEREAS, the Seller desires to sell and assign and the Purchasers desire to buy and assume, on the terms and conditions set forth in this Agreement, certain specified assets, properties and liabilities of the Seller associated with the Business as set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereto agree as follows:

         Section 1.  Purchase and Sale of Purchased Assets.

         (a) Subject to and upon the terms and conditions of this Agreement, the Seller agrees to sell, assign, transfer and convey to the Purchasers and the Purchasers agree to purchase from the Seller, on the Closing Date (as hereinafter defined), all of the Seller's right, title and interest, as of the Closing Date, in and to the following assets of the Seller:

              (i) The machinery and equipment, tooling, molds, dies, instruments, supplies of the Seller listed on Schedule 1(a)(i) hereto;

              (ii) The inventories of raw materials, work in process and finished goods listed on Schedule 1(a)(ii) hereto (collectively, "Inventory"), possession of which shall be transferred to Ludlow upon the expiration or termination of the Manufacturing and Supply Agreement substantially in the form of Exhibit E to be entered into by and between the Seller and Ludlow, in accordance with the terms thereof;

              (iii) The Seller's accounts, notes and royalties receivable listed on Schedule 1(a)(iii), and any other accounts receivable arising from the sale of Products;

              (iv) The U.S. and foreign registered and unregistered trademarks, tradenames, service marks, copyrights and applications for the foregoing, owned by, or registered in the name of the Seller (including all licenses with respect thereto) which are listed on
Schedule 1(a)(iv) hereto;

              (v) The U.S. and foreign letters patent and patent applications of the Seller (including all licenses with respect thereto) and all reissues, divisions, continuations-in-part and extensions thereof which are listed on
Schedule 1(a)(v) hereto, and the Seller's right, title and interest in the technology, know-how, technical information, inventions, research records and other documentation, formulae, processes, techniques, technical information, manufacturing and engineering drawings and information and trade secrets listed on Schedule 1(a)(v) hereto or otherwise related to the manufacture of the Products;

              (vi) The Seller's claims and rights against third parties relating to the Purchased Assets (as defined below), including, without limitation, rights under manufacturers' and vendors' warranties;

              (vii) All rights and privileges of the Seller under and pursuant to the contracts, leases, licenses or agreements which are listed in Schedule 1(a)(vii) hereto (the "Assumed Contracts");

              (viii) To the extent transferable, the governmental licenses, permits, approvals, authorizations and registrations which are listed in
Schedule 1(a)(viii) hereto (collectively, the "Permits");

              (ix) The supplier lists, advertising and promotional materials, price and product lists, sales records and files, books, records, catalogues, manuals, financial and accounting records, marketing surveys, production records, quality control records, papers, software, correspondence and computerized reports of the Seller related to the Business; and

              (x) All customer lists, distribution lists and prospective customer lists of the Seller directly related to the Business, and the goodwill of the Business.

         Between the date of this Agreement and the Closing Date, the Seller shall deliver to the Buyers an update of the Schedules referred to in Sections 1(a)(ii), 1(a)(iii) and 1 (a)(vii) to reflect any changes in the foregoing due to acquisition or disposition of assets in the ordinary course of the Business. The information set forth on such updated schedules shall be current as of a date no earlier than three (3) business days prior to the Closing Date. The items of property referred to in Sections 1(a) through 1(a)(x) above, as adjusted pursuant to the updated Schedules, are hereinafter collectively referred to as the "Purchased Assets".

         (b) Notwithstanding anything in Section 1(a) to the contrary, the assets and properties to be transferred by the Seller to the Purchasers pursuant hereto (and the term "Purchased Assets" as used herein) shall not include any assets and properties which are not referred to in Sections 1(a)(i) through 1(a)(x) above (collectively, the "Excluded Assets").

        (c) The parties acknowledge and agree that on the Closing Date, subject to the conditions set forth herein, (i) all of the Purchased Assets described in
Section 1(a)(iv) and 1(a)(v), and the goodwill associated therewith (the "IP Assets"), shall be conveyed to Sherwood; and (ii) all of the Purchased Assets other than the IP Assets (the "Non-IP Assets"), shall be conveyed to Ludlow.

         Section 2.  Assumption of Certain Liabilities.

         (a) The Purchasers shall assume and be responsible for, and shall promptly pay, perform and otherwise satisfy in accordance with their terms, only those obligations and liabilities of the Seller set forth in clauses (i), (ii) and (iii) below (collectively, the "Assumed Liabilities") and no others:

              (i) The obligations of the Seller under the Assumed Contracts;

              (ii) All liabilities and obligations arising out of or resulting from the conduct of the Business by the Purchasers occurring subsequent to the Closing Date, except for the Excluded Liabilities (defined below); and

              (iii) All liabilities reflected on the Closing Net Asset Statement (as defined in Section 5 below), other than liabilities in respect of indebtedness for borrowed money and any liabilities owing to any Affiliates of the Seller.

         (b) Notwithstanding any implication to the contrary contained in
Section 2(a) hereof, the Purchasers shall not assume, pay or in any way be liable or responsible for any of the following debts, liabilities or obligations (collectively, the "Excluded Liabilities"):

              (i) any liability or obligation of the Seller under this Agreement or on account of any of the transactions contemplated hereby, including, without limitation, any liability or obligation of the Seller to attorneys, accountants, brokers, or others for services rendered or expenses incurred by or on behalf of the Seller;

              (ii) any wages, salaries, bonuses, commissions, vacation or holiday pay, post retirement medical benefits, fringe benefits, long-term disability benefits, life insurance benefits, any duties, obligations or liabilities arising under any employee benefit plan, policy or practice, whether defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and in effect ("ERISA") or otherwise, relating to the employees of the Seller or other amounts due to any employees or former employees of the Seller;

              (iii) any liabilities and obligations of the Seller for any federal, state, provincial, local or foreign income, excise, sales, real estate, personalty, payroll or other taxes of any kind whatsoever payable with respect to the operations of the Business prior to the Closing Date;

              (iv) any tax (including, without limitation, any federal, state, foreign or local income, franchise, sales, transfer, recording, documentary or other tax) imposed upon or incurred by the Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby;

              (v) any liability or obligation of the Seller relating to, resulting from, caused by, or arising out of the ownership, operations or control of the Business by the Seller prior to the Closing Date, including, without limitation, liabilities and obligations arising out of the following:

                   (A) any accident or occurrence resulting in personal injury, sickness, death, property damage, property destruction or loss of use of property arising out of or resulting from the operation of the Business by the Seller prior to the Closing Date,

                   (B) any breach of contract, workers' compensation claim or violation of any law or final order of any federal, state, local or foreign judicial, quasi-judicial or governmental body,

                   (C) any personal injury, sickness, death or property damage resulting from or arising out of (i) any defect or alleged defect of products manufactured or sold by the Seller prior to the Closing Date including, without limitation, any such liabilities or obligations for defects or alleged defects in design or failure to warn, or (ii) any negligence or alleged negligence in inspection, maintenance or service by the Seller prior to the Closing Date, or

                   (D) any product recall or retrofit liabilities or warranty liabilities relating to products of the Business which were manufactured or sold by the Seller prior to the Closing Date, or any shortage in the products of the Business delivered before the Closing Date or in transit at the time of the Closing;

              (vi) any liability for failure to comply with applicable bulk sales laws;

              (vii) any liability or obligation with respect to any options, warrants, puts or calls granted by the Seller;

              (viii) any liability or obligation with respect to any indebtedness for borrowed money;

              (ix) any liability or obligation related to any of the Excluded Assets; and

              (x) any other liabilities (whether contingent, actual or contractual), obligations, claims, or commitments, disclosed or undisclosed, of the Seller which are not expressly disclosed to and assumed by the Purchasers pursuant to Section 2(a) hereof.

         (b) The parties acknowledge and agree that on the Closing Date, subject to the conditions set forth herein, (i) all of the Assumed Liabilities related to the Non-IP Assets shall be assumed by Ludlow, and (ii) all of the Assumed Liabilities related to the IP Assets shall be assumed by Sherwood.

         (c) To the extent that the assignment of any contract or any license, permit, approval or qualification issued or to be issued by any Person or government or agency or instrumentality thereof relating to the Business or the Purchased Assets including, without limitation, the Permits to be assigned to the Purchasers pursuant to this Agreement, shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof. The Seller shall use commercially reasonable efforts, and the Purchasers shall cooperate where appropriate, to obtain any consent necessary to any such assignment. If any such consent is not obtained, then the Seller shall cooperate with the Purchasers in any reasonable arrangement requested by the Purchasers designed to provide to the Purchasers the benefits under any such contract, license, Permit, approval or qualification, including enforcement of any and all rights of the Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.

         Section 3.  Purchase Price.

         Subject to and upon the terms and conditions of this Agreement (including the adjustment provisions set forth in Section 5 below), the Purchasers shall purchase and the Seller shall sell the Purchased Assets for a sum equal to $7,250,000 (the "Cash Purchase Price") plus the assumption of the Assumed Liabilities (collectively, the "Purchase Price"). Ludlow shall pay the Seller $7,230,000 of the Cash Purchase Price for the Non-IP Assets and Sherwood shall pay $20,000 of the Cash Purchase Price for the IP Assets.

         Section 4.  Closing and Payment of Purchase Price.

         The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Dorsey & Whitney LLP, at 220 South Sixth Street, Minneapolis, Minnesota 55402, within 5 business days after the shareholders of the Seller approve the sale of the Purchased Assets, and all other conditions precedent to the Closing set forth in Sections 10 and 11 hereof have been satisfied, or such other time and place as may be agreed upon by the Purchasers and the Seller (the "Closing Date").

         On the Closing Date, the Seller shall transfer to the Purchasers by all necessary and appropriate bills of sale, deeds, assignments and other instruments, all right, title and interest of the Seller in and to the Purchased Assets and the Purchasers shall deliver to the Seller by cash, certified or cashier's check or by wire transfer of immediately available funds an amount equal to the Cash Purchase Price. On the Closing Date, the Seller shall assign and the Purchaser shall assume by all necessary and appropriate instruments the Assumed Liabilities.

         Section 5.  Adjustments to Purchase Price.

         The Cash Purchase Price set forth in Section 3 above is based upon a Net Asset Value of the Seller of $1,460,000, as reflected on the net asset statement attached as Schedule 5 hereto (the

"Preliminary Net Asset Statement"). The Cash Purchase Price shall be subject to adjustment in accordance with the procedures set forth below:

         (i) Within ninety (90) days subsequent to the Closing Date the Purchasers shall prepare and deliver to the Seller a net asset statement as of the Closing Date (the "Closing Net Asset Statement,"), which Closing Net Asset Statement shall reflect the Purchased Assets and Assumed Liabilities and (a) shall be derived from financial statements that have been prepared in accordance with generally accepted accounting principles consistently applied, and (b) shall be prepared in a manner consistent with the preparation of the Preliminary Net Asset Statement, provided, however, that notwithstanding the manner in which Inventory is valued on the Preliminary Net Asset Statement, (I) any Inventory that is not is saleable or usable condition, and any volume of any item of Inventory in excess of the Seller's historical usage of such item during the twelve (12) months preceding the Closing Date, shall be valued at zero on the Closing Net Asset Statement, and (II) all Inventory shall be valued on the Closing Net Asset Statement at the lower of the Seller's actual purchased cost or market value, without any mark-up or burden of any kind. Any fees and expenses incurred by the Purchasers in preparing the Closing Net Asset Statement shall be paid by the Purchasers.

         (ii) After receipt of the Closing Net Asset Statement, the Seller and its accountants and attorneys shall have thirty (30) days to review the Closing Net Asset Statement. In addition, the Seller and its accountants and attorneys shall be given reasonable access to the premises of the Purchasers, to their books, records and work papers, and to the appropriate personnel of the Purchasers for purposes of confirming the Closing Net Asset Statement. Unless the Seller notifies the Purchasers to the contrary in writing within such thirty
(30) day period pursuant to paragraph (iii) hereof, the Seller shall be deemed to have accepted the Closing Net Asset Statement and such Closing Net Asset Statement shall be conclusive and binding on the Seller. Any fees and expenses incurred by the Seller in undertaking such review shall be paid by the Seller.

         (iii) If the Seller takes exception to any aspect of the Closing Net Asset Statement or the preparation thereof, the Seller shall notify the Purchasers of such exception in writing on or prior to the thirtieth (30th) day after the Seller's receipt of the Closing Net Asset Statement. Unless resolved by the parties within thirty (30) days thereafter (the "Resolution Period"), such exception or exceptions shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by mutual agreement of the Purchasers and the Seller within five (5) days after the expiration of the Resolution Period or, in the absence of such mutual agreement, by a firm of nationally recognized independent public accountants selected by lot after eliminating the Seller's principal outside accountants and the Purchasers' principal outside accountants and one additional firm designated as objectionable by each of the Seller, on the one hand, and the Purchasers, on the other hand. Each party agrees to execute a reasonable engagement letter, if requested to do so by the Neutral Auditors. All fees and expenses relating to the work performed by the Neutral Auditors shall be shared equally by the Seller and the Purchasers. The Neutral Auditors, within forty-five (45) days after their selection, shall make a determination of all issues in dispute, which determination shall be set forth in a written statement delivered to the Purchasers and the Seller and shall be binding and conclusive as among the parties hereto absent fraud or manifest error.

         (iv) The Cash Purchase Price shall be adjusted upon the happening of
(a) the acceptance of the Closing Net Asset Statement by the Seller, as evidenced by written notice thereof to the Purchasers, (b) the deemed acceptance of the Closing Net Asset Statement by the Seller pursuant to paragraph (ii) hereof, or (c) the resolution of the parties or the delivery of the statement of the Neutral Auditors pursuant to paragraph (iii) hereof. If the Net Asset Value as reflected on the Closing Net Asset Statement (after taking into account any changes resulting from the mutual agreement of the parties or the statement of the Neutral Auditors, if any), is less than the Net Asset Value on the Preliminary Net Asset Statement, the Cash Purchase Price shall be decreased dollar for dollar by the amount of such deficiency. Any such decrease in the Cash Purchase Price shall be settled by a prompt payment made within 5 business days of the date that the Closing Net Asset Statement becomes binding on the parties, in immediately available funds, by the Seller to the Purchasers. If the Net Asset Value on the Closing Net Asset Statement (after taking into account any changes resulting from the mutual agreement of the parties or the statement of the Neutral Auditors, if any), is more than the Net Asset Value on the Preliminary Net Asset Statement, the Cash Purchase Price shall be increased dollar for dollar by the amount of such difference. Any such increase in the Cash Purchase Price shall be settled by a prompt payment made within 5 business days of the date that the Closing Net Asset Statement becomes binding on the parties, in immediately available funds, by the Purchasers to the Seller.

         Section 6.  Representations and Warranties of the Seller

         The Seller hereby represents and warrants to the Purchasers as follows:

         (a) Due Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as presently conducted by it, to enter into this Agreement, the Additional Agreements (defined below) to which it will be a party and the other instruments and agreements of the Seller provided for herein, and to consummate the transactions contemplated hereby and thereby, except where the failure to have such corporate power would not reasonably be likely to have a Material Adverse Effect. The Business has been conducted solely by the Seller and not through any other subsidiary, Affiliate, joint venture or other Person.

         (b) Authorization. The execution and delivery by the Seller of this Agreement, the Additional Agreements to which it will be a party, and the other instruments and agreements of the Seller provided for herein, and, subject to obtaining the approval of the Seller's shareholders, the performance of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on its part, and this Agreement, the Additional Agreements and all other such instruments and agreements delivered or to be delivered by such Person in connection with the transactions contemplated hereby are, or (when executed and delivered in accordance herewith) will be, the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms.

         (c) Non-Contravention. Except where the occurrence of any of the events in (i) or (ii) below would not reasonably be likely to have a Material Adverse Effect or as set forth on Schedule 6(c), neither the execution and delivery by the Seller of this Agreement and the Additional Agreements, nor the performance by the Seller of its obligations hereunder and thereunder will, or with the giving of notice or the lapse of time, or both, would:

              (i) conflict with, result in a breach of, or constitute a default under, any provision of the Articles of Incorporation or By-laws of the Seller;

              (ii) conflict with, result in a breach of, or constitute a default under, any provision of any contract, indenture, lease, sublease, loan agreement, restriction, Lien or other obligation or liability to which the Seller is a party or by which it is bound, or result in or create in any party the right to accelerate, terminate, modify or cancel any contract, license, indenture, lease, sublease or loan agreement to which the Seller is a party or by which it, or any of its properties or assets, is affected or bound;

              (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Seller; or

              (iv) result in the creation or imposition of any Lien upon any of the Purchased Assets.

         (d) Financial Statements. The Seller has delivered to the Purchasers true and complete copies of (i) the audited financial statements of the Seller for each of the twelve-month periods ended June 30, 2000, June 30, 1999 and June 30, 1998, and (ii) the unaudited financial information of the Business set forth on Schedule 6(d) (the statements described in the foregoing clauses (i) and (ii) are hereinafter referred to as the "Financial Information"). The Financial Information described in (i) above has been prepared from the books and records of the Seller and fairly present the results of operations and financial condition of the Seller at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted accounting principles applied consistently with prior periods. The Financial Information described in (ii) above has been prepared from the books and records of the Seller and fairly presents the Purchased Assets and Assumed Liabilities and the sales, gross margin and other information of the Business set forth on Schedule 6(d) at the respective dates thereof and for the periods therein referred to. The Financial Information described in (ii) above has been derived from financial statements of the Seller prepared in accordance with generally accepted accounting principles applied consistently with prior periods.

         (e) Absence of Certain Changes or Events. Except as set forth in
Schedule 6(e), since June 30, 2000, there has not been:

              (i) any circumstances, event, occurrence, change or effect that individually or in the aggregate has resulted in a Material Adverse Effect;

              (ii) any damage, destruction or loss (whether or not covered by insurance) to the Purchased Assets which would constitute a Material Adverse Effect;

              (iii) any termination or amendment of, or other Material Adverse Effect on the Seller's contractual or other relationships relating to the Purchased Assets;

              (iv) any commitment made or action taken materially affecting the Purchased Assets or Assumed Liabilities, including, without limitation, incurring of indebtedness, mortgage or pledge of property, forgiveness or cancellation of debts or claims or waiver of any rights by the Seller, other than the entering into of this Agreement;

              (v) any sale or transfer, including by way of mortgage or pledge, or any agreement to sell or transfer, any Purchased Assets, other than the sale of Inventory in the ordinary course of business and the entering into of this Agreement;

              (vi) any material transaction directly relating to the Purchased Assets other than in the ordinary course of business;

              (vii) any incurrence of any liability or obligation (whether absolute, accrued, contingent or otherwise) that would be an Assumed Liability other than in the ordinary course of business; or

              (viii) any commitment or agreement (other than this Agreement) with respect to any of the foregoing.

         (f) No Undisclosed Liabilities. Except as set forth in Schedule 6(f), to the Seller's knowledge there is no liability or obligation related to the Purchased Assets, whether known or unknown, direct or indirect, accrued, contingent or otherwise, including, without limitation, liabilities for federal, state, local or foreign taxes or assessments or liabilities relating to renegotiation of contracts or leases, which is not reflected or reserved against in the Preliminary Net Asset Statement. Except as set forth in Schedule 6(f), to the knowledge of Seller, there is no basis for the assertion against the Seller of any liability of any nature or in any amount which is directly related to the Purchased Assets which is not fully reflected or reserved against in the Preliminary Net Asset Statement.

         (g) Related-Party Transactions. Except as set forth in Schedule 6(g), and with the exception of payment of wages and benefits to individuals in their capacities as employees of the Seller, no Assumed Contract is between the Seller and a Related Party.

         (h)      Taxes.

              (i) For purposes of this Agreement, (A) "Tax" means any of the Taxes, and "Taxes" means, with respect to the Seller, (I) all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employee payroll withholding, employment, payroll, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes, and any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by the federal government or any state, local or foreign government on or with respect to the Purchased Assets, with respect to all periods up to and including the Closing Date, and (II) any liability of the Seller for the payment of any amount of the type described in clause (I) as a result of the Seller being a transferee or a member of an affiliated or combined group prior to the Closing Date, and (B) "Tax Returns" means all returns, reports and forms required to be filed in respect of any Taxes.

              (ii) The Seller has (A) timely filed or will file when due (or has filed and has paid all assessed penalties and interest), including extensions thereof, all federal, foreign, state and local Tax Returns required to be filed by or with respect to the Seller prior to the Closing Date, and all such Tax Returns are true, complete and correct; and (B) paid or will pay when due or finally settled all Taxes which are or become due and payable for all periods ending on or prior to the Closing Date.

              (iii) The Seller is not a person other than a United States person within the meaning of the Code. The Seller's federal employer identification number is 41-1301878.

              (iv) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any of the Purchased Assets.

         (i) Inventory. All items of Inventory are of a quality and quantity salable or usable in the ordinary course of the Business. All such Inventories are valued on the books of the Business at the lower of cost (calculated using the first-in, first-out valuation method) or market and have net realizable market values in the ordinary course of business of not less than their book value. Each of the Seller's commitments for the sale or delivery of Products is priced such that the consideration to be received for such Products exceeds the aggregate book value of the items of Inventory required to fulfill such commitment.

         (j) Title to Purchased Assets; Condition of Purchased Assets. All of the tangible Purchased Assets (other than Inventory and Excluded Assets) are listed in Schedule 1(a)(i) hereto. Except as set forth in Schedule 6(j), the Seller has good and marketable title to and possession of all of the Purchased Assets, free and clear of all Liens, except (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws or (iv) liens set forth in Schedule 6(j) (collectively, the "Permitted Liens"); and no interest in or right to any of the Purchased Assets is held, legally or beneficially by any Person other than the Seller. The tangible Purchased Assets have been properly maintained and are in good operating condition, reasonable wear and tear excepted, and there exists no outstanding written notice of any violation of any statute relating to them.

         (k) Accounts Receivable. Schedule 1(a)(iii) sets forth a complete and accurate list of the notes, accounts and royalties receivable arising from the sale of Products. All of such notes, accounts and royalties receivable arose in the ordinary course of the Business, constitute valid and binding claims of the Seller against independent third parties and are collectible, assuming commercially reasonable efforts are expended, in the aggregate in amounts not less than their net amount reflected in the Seller's books and records or financial statements, taking into account any reserve for bad debts reflected on Schedule 1(a)(iii) or the Preliminary Net Asset Statement. None of such notes, accounts and royalties receivable are subject to any rights of set-off. None of such notes, accounts and royalties receivable are with Related Parties or Affiliates.

         (l) Intellectual Property. Schedules 1(a)(iv) and 1(a)(v) attached hereto set forth a complete and accurate list of all of the United States and foreign patents, trademarks, copyrights and registrations thereof and/or applications therefor, and all service marks and trade names that are related to the manufacture, promotion, sale or distribution of Products, (collectively, the "Intellectual Property"). Unless otherwise indicated in such Schedule 1(a)(iv) or 1(a)(v), the Seller exclusively owns the entire right, title and interest in and to each item of Intellectual Property. Such Schedules 1(a)(iv) and 1(a)(v) also correctly set forth a list of all licenses of or rights in Intellectual Property granted by the Seller to others and by others to the Seller, including any and all royalty agreements. Except as set forth in such Schedule 1(a)(iv) or 1(a)(v), (i) all of such licenses or rights are currently in full force and effect, binding upon the parties thereto, and enforceable against them in accordance with their terms, (ii) the Seller is complying in full with the terms and provisions thereof, (iii) to the best knowledge of the Seller, the other parties to all of such licenses or rights are complying in full with the terms and provisions thereof, and (iv) the consummation of the transactions contemplated hereby will not impair any right or privilege enjoyed by the Seller under such licenses granted to the Seller by others, or give rise to any right of termination or cancellation thereunder.

         To the Seller's knowledge, the use of the Intellectual Property in the conduct of the Business or the use of the Seller's know-how in the conduct of the Business or the sale of the Seller's products related to the Business do not infringe the rights of any third party. Except as set forth in Schedules 1(a)(iv) and 1(a)(v), no present or former stockholder, director, officer, employee, agent or Affiliate of the Seller has any direct or indirect ownership right or other interest in any item of Intellectual Property or in any of the Seller's products sold hereunder relating to the Business, except (i) as would not reasonably be likely to result in a Material Adverse Effect, and (ii) resulting from the ownership of capital stock of the Seller.

         (m) Contracts. The Assumed Contracts listed on Schedule 1(a)(vii) include all material contracts, leases, agreements, letters of intent and commitments related exclusively to the Business, whether written or oral, to which the Seller is a party or by which any of the Purchased Assets are bound. Except as set forth in such Schedule 1(a)(vii), (i) all of the Contracts were entered into in the ordinary course of the Business, (ii) all of the Assumed Contracts are currently in full force and effect, binding upon the parties thereto, and enforceable against them in accordance with their terms, (iii) the Seller is complying in full with the terms and provisions thereof, (iv) to the best knowledge of the Seller, the other parties to all of the Assumed Contracts are complying in full with the terms and provisions thereof, and (v) the consummation of the transactions contemplated hereby will not impair any right or privilege enjoyed by the Seller under any Assumed Contract, or give rise to any right of termination or cancellation thereunder. The Seller has not made any commitment to grant any rebates or cash discounts to their customers in connection with any contract or obligation, except as shown in writing on the Assumed Contracts. To the best knowledge of the Seller, no customer or supplier of the Seller intends to cease doing business with the Seller, or to diminish the amount of business that such party currently conducts with the Seller. The Seller provided the Purchasers full access to complete and correct copies of the Assumed Contracts during the Purchasers' due diligence investigation relating to the transactions contemplated by this Agreement.

         (n) Warranties; Product Compliance. The Seller has not given any warranty, express or implied, with respect to any Products shipped prior to the date hereof, other than the warranty or warranties set forth in Schedule 6(n). All Products have been manufactured, packaged and labeled in compliance with all applicable laws. To the Sellers knowledge, there is no basis for any governmental body to deny or rescind any approval for any Products . There is no action or proceeding by any governmental body pending or, to the best of the Seller's knowledge, any basis therefor relating to the safety or efficacy of the Products.

         (o) Consents of Third Parties. Except as set forth in Schedule 6(o), no consent, approval or agreement of any Person, court, government or other entity is required to be obtained by the Seller in connection with the execution and delivery of this Agreement, the Additional Agreements or the other instruments or agreements provided herein or therein, or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval or agreement would not be reasonably likely to result in a Material Adverse Effect.

         (p) Litigation. Except as set forth on Schedule 6(p), there is no litigation, arbitration, claim, governmental or other investigation or proceeding (formal or informal) pending or, to the best knowledge of the Seller, threatened with respect to the Business, the Purchased Assets or the transactions contemplated hereby and, to the best knowledge of the Seller, there exists no bases or grounds for any of the foregoing. The Seller has received no written notification that it is in violation of, or in default with respect to, any order, judgment or decree applicable to the Business or the Purchased Assets, and to Seller's knowledge, is not required to take any remedial action in order to avoid such violation or default.

         (q) Compliance with Law; Permits. The Seller has complied with all, and has not committed any violation of any, federal, state, local or foreign statutes, laws, rules and regulations applicable to the Business or the Purchased Assets. Except where the absence would not reasonably be likely to result in a Material Adverse Effect, the Seller holds all permits, licenses (or permissions in the nature thereof), registrations with, and consents of, governmental authorities necessary to conduct the Business and in the same manner as it has been conducted heretofore, all of which are listed in Schedule 1(a)(viii) attached hereto. All of the Permits are up to date and in good standing, and no fees or charges are currently due with respect thereto, except as would not reasonably be likely to result in a Material Adverse Effect.

         (r) Adequacy of Purchased Assets. Except as set forth on Schedule 6(r), the Purchased Assets constitute all of the assets, rights and privileges necessary to the conduct of the Business as currently conducted and as currently contemplated to be conducted in the future.

The consummation of the transactions contemplated hereby will not impair the rights of the Business with respect to any such assets, rights and privileges.

         (s) Insurance. Schedule 6(s) contains a complete and accurate description of all policies of insurance owned or held by the Seller which covers risk to the Purchased Assets or the Business or potential liabilities to third parties. All such policies are valid and in full force and effect on the date hereof. No written notice of cancellation or termination has been received with respect to any such policy listed in such Schedule 6(s) and such policies are sufficient for compliance with all requirements of law applicable to the Business and of all Assumed Contracts and provide adequate insurance coverage for the Purchased Assets.

         (t) No Broker. No agent, broker, person or firm (other than Goldsmith, Agio, Helms and Lynner, Ltd.) acting on behalf of the Seller or any of its Affiliates, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with this Agreement or any of the transactions contemplated hereby. The Seller paid or will pay any fees and expenses payable to Goldsmith, Agio, Helms and Lynner, Ltd. in connection with the transactions contemplated hereby.

         (u) Product Liability and Recalls. Except as set forth on Schedule 6(u), (i) there is no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or governmental body pending or, to the best knowledge of the Seller, threatened, against or involving the Seller relating to any Product alleged to have been designed, manufactured or sold by the Seller and alleged to have been defective or improperly designed or manufactured; and
(ii) there is no pending, or to the best knowledge of the Seller, threatened recall or investigation of any Product sold by the Seller.

         Section 7.  Representations and Warranties of the Purchasers.

         The Purchasers hereby jointly and severally represent and warrant to the Seller as follows:

         (a) Due Organization. Ludlow is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Sherwood is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. Each Purchaser has all requisite power and authority to enter into this Agreement, the Additional Agreements to which it is a party and the other instruments and agreements to be delivered by it hereunder, and to consummate the transactions contemplated hereby and thereby.

         (b) Authorization. The execution and delivery by each Purchaser of this Agreement, the Additional Agreements to which it is a party, and the other instruments and agreements to be delivered by it hereunder, and the performance by it of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action on its part, and this Agreement, the Additional Agreements and all other such instruments and agreements delivered or to be delivered by such Purchaser in connection with the transactions contemplated hereby are, or (when executed and delivered in accordance herewith) will be, the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their respective terms.

         (c) Non-Contravention. Neither the execution nor delivery of this Agreement and the Additional Agreements by each Purchaser nor the performance by each Purchaser of its obligations hereunder and thereunder will, or with the giving of notice or the lapse of time, or both, would:

              (i) conflict with, result in a breach of, or constitute a default under, any provision of such Purchaser's agreement of limited partnership, articles of incorporation or by-laws, or of any contract, indenture, lease, sublease, loan agreement, Lien or other obligation or liability to which such Purchaser is a party or by which it is bound; or

              (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to or by which it or its properties are bound.

         (d) Litigation. There is no litigation, arbitration, claim, governmental or other investigation or proceeding (formal or informal) involving the transactions contemplated hereby pending or, to the best knowledge of the Purchasers, threatened, against any Purchaser and to the best knowledge of the Purchasers there exists no bases or grounds for any of the foregoing.

         (e) No Broker. No agent, broker, person or firm acting on behalf of the Purchasers or under their authority, is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with this Agreement or any of the transactions contemplated hereby.

         (f) Consents of Third Parties. No consent, approval or agreement of any Person, party, court, government or entity is required to be obtained by any Purchaser in connection with the execution and delivery of this Agreement, or the other instruments and agreements provided herein or the consummation of the transactions contemplated hereby.

         Section 8.  Covenants of the Seller Pending the Closing.

         The Seller covenants and agrees that, between the date of this Agreement and the Closing or termination of this Agreement prior to Closing, unless consented to by a Purchaser, which consent will not be unreasonably delayed or withheld:

         (a) The Seller will not take any action, or omit to take any action, which action or omission would make any of the representations and warranties of the Seller untrue or incorrect at the Closing Date, and will not undertake any course of action inconsistent with this Agreement, or which would render any of the conditions to Closing by any of the other parties unable to be satisfied on or prior to the Closing Date.

         (b) The Purchasers and their respective officers, employees, and other agents, including accountants and counsel, shall have full access to all of the books of account, records, permits, franchises, plans and other business records of the Seller related to the Business, at reasonable times during business hours, for the purpose of examining and inspecting the same and making copies of and extracts from such records and documents, provided, however, that any activity of the Purchasers shall be conducted in a manner so as (i) not to interfere with the normal business operations of the Seller, and
(ii) not to cause the Seller to incur additional costs or liabilities. The purchasers hereby acknowledge that they continue to be bound by the terms of that certain Confidentiality Agreement between Goldsmith Agio Helms and Ludlow dated July 13, 2000, (the "Confidentiality Agreement") and that any investigation of the Seller shall be in accordance with the terms thereof.

         (c) The Seller will carry on the Business diligently and in the ordinary course, consistent with past practice and the Seller will take all steps reasonably necessary to preserve the Seller's relations with customers and suppliers of the Business and to otherwise prevent the impairment of its goodwill. The Seller will not grant any extended credit terms or provide any discounts relating to the Business or rebates outside of the ordinary course of business. In addition, the Seller will pay all vendors of the Business in the ordinary course of business consistent with past practices. The Seller will make no material change in the Purchased Assets or the accounting practices, methods of operation or management of the Business without the Purchasers' prior written consent. The Seller will use its best efforts to preserve and maintain in good condition the Purchased Assets. Without limiting the generality of the foregoing, the Seller will not take, any action, or permit or suffer to be taken any action, that is represented in Section 6(e) not to have been taken since June 30, 2000.

         (d) Neither the Seller nor any of its officers, directors, representatives, agents or Affiliates, will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than the Purchasers) concerning any purchase of any portion of the Purchased Assets, to the extent that refraining from the foregoing activities is consistent with any fiduciary duty to the Seller's shareholders. The Seller will notify the Purchasers promptly of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with the Seller.

         (e) The Seller will use all reasonable efforts to (i) promptly make all filings and seek to obtain all authorizations required under the Assumed Contracts and applicable laws with respect to the transactions contemplated hereby and by the Additional Agreements and will cooperate with the Purchasers with respect thereto, (ii) promptly take or cause to be taken all other actions necessary, proper or appropriate to satisfy the conditions set forth in Section 11 and to consummate and make effective the transactions contemplated by this Agreement and the Additional Agreements on the terms and conditions set forth herein and therein as soon as practicable, and (iii) not take any action that would reasonably be expected to impair the ability of the Seller to consummate the transactions contemplated by this Agreement and the Additional Agreements at the earliest practicable time, including without limitation any action that would impair efforts to secure any required authorizations for such transactions.

         (f) The Seller will, at its sole cost and expense, maintain all policies of insurance relating to the Purchased Assets in full force and effect during the period up to and including the Closing Date.

         (g) The Seller will timely and properly file all federal, foreign, state, county and local Tax Returns, reports and estimates due between the date hereof and the Closing Date.

         (h) The Seller will, as promptly as practicable after the date hereof, prepare and file with the SEC a proxy statement and form of proxy to be sent to the shareholders of the Seller in connection with the meeting of the Seller's shareholders to consider the sale of the Purchased Assets (such proxy statement together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Seller's shareholders, is called the "Proxy Statement").

         Section 9.   Covenants of the Purchasers Pending the Closing.

         The Purchasers hereby covenant and agree that between the date of this Agreement and the Closing or termination of this Agreement prior to the Closing:

         (a) the Purchasers will not take any action, or omit to take any action, which action or omission would make any of their representations and warranties untrue or incorrect at the Closing Date, and will not undertake any course of action inconsistent with this Agreement, or which would render any of the conditions to Closing by any of the other parties unable to be satisfied at or prior to the Closing Date.

          (b) the Purchasers will use all reasonable efforts to (i) promptly make all filings and seek to obtain all authorizations required under applicable laws with respect to the transactions contemplated hereby and by the Additional Agreements and will cooperate with the Seller with respect thereto, (ii) promptly take or cause to be taken all other actions necessary, proper or appropriate to satisfy the conditions set forth in Section 10 and to consummate and make effective the transactions contemplated by this Agreement and the Additional Agreements on the terms and conditions set forth herein and therein as soon as practicable, and (iii) not take any action that would reasonably be expected to impair its ability to consummate the transactions contemplated by this Agreement and the Additional Agreements at the earliest practicable time, including without limitation any action that would impair efforts to secure any required authorizations for such transactions.

         The Purchasers will use commercially reasonable efforts to meet or otherwise communicate with staff of the Federal Trade Commission (the "Commission") within ten business days after the date of this Agreement to request that such staff not recommend that the Commission issue a subpoena and/or a Civil Investigative Demand (a "CID") to further investigate, or otherwise seek to challenge, the acquisition of the Purchased Assets by the Purchasers. The Purchasers will consult in good faith with the Seller with respect to any presentations made to, or positions taken with respect to, the Commission or its staff, shall give Seller reasonable advance notice of any and shall provide Seller the opportunity to participate in any communications with the Commission or its staff. Notwithstanding the foregoing, if at any time after informing the Commission that the Purchasers and the Seller have executed this Agreement for the Purchased Assets, the Commission staff notifies the Purchasers (a "CID Notification") that if the parties do not abandon the acquisition of the Purchased Assets, the Commission staff will recommend that the Commission issue a subpoena and/or a CID to further investigate the acquisition of the Purchased Assets by the Purchasers, the Purchasers and the Seller shall have the right, but no obligation to respond to such requests, and the parties shall have the right to terminate this Agreement to the extent provided below and in Section 13. The Purchasers shall notify the Seller of any claimed receipt of a CID Notification from the Commission within 24 hours, and of whether the Purchasers intend to respond to such CID within three business days after the Purchasers' receipt of such CID Notification. If Purchasers state that they intend to respond to such CID, and the Seller has not informed the Purchasers within three (3) business days thereafter that the Seller intends to exercise its right to terminate this Agreement, then neither the Purchasers nor the Seller shall have any further right to terminate this Agreement based on the issuance or prospective issuance of the CID. If the Purchasers state that they intend to not respond to such CID, Sellers shall then have five business days in which to verify such CID Notification and attempt to persuade the Commission or its staff to withdraw such CID Notification. If the CID Notification is not withdrawn within that period, then either Purchasers or Seller shall have the right to terminate this Agreement. In addition, if, within thirty (30) days after the date hereof, the Commission staff shall have not notified the Purchasers, in form and substance reasonably satisfactory to the Purchasers, that the Commission staff will not recommend that the Commission issue a subpoena and/or a CID to further investigate, or otherwise seek to challenge, the acquisition of the Purchased Assets by the Purchasers, then either Purchasers or Seller shall have the right to terminate this Agreement.

         (c) The Purchasers shall fully cooperate with the Sellers in the preparation and filing of the Proxy Statement. Such cooperation shall include, without limitation, providing any information regarding the Purchasers which is required to be set forth in the Proxy Statement.

         Section 10.  Conditions Precedent to Closing by the Seller.

         The obligations of the Seller to sell the Purchased Assets and to consummate the transactions contemplated hereby are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived at or prior to the Closing at the sole and absolute discretion of the Seller):

         (a) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied or performed by the Purchasers on or before the Closing Date shall have been complied with, satisfied and performed in all material respects.

         (b) All of the representations and warranties made by the Purchasers in this Agreement shall be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date. It is understood and agreed that all of the representations and warranties contained in Section 7 of this Agreement that are not expressly limited to some other date shall be deemed to state the facts contained therein as they existed both as of the date of this Agreement and as of the Closing Date.

         (c) The Seller shall have received a certificate, signed by the President or a Vice President on behalf of each Purchaser and dated as of the Closing Date, stating that the conditions precedent set forth in subsection (a) and (b) above have been satisfied.

         (d) The Purchasers shall have delivered the Cash Purchase Price to the Seller pursuant to Section 4 hereof.

         (e) The following instruments and agreements (the "Additional Agreements") shall have been duly executed and delivered by the appropriate parties:

              (i) A bill of sale and assignment from the Seller to the Purchasers, substantially in the form attached hereto as Exhibit B;

              (ii) An assumption of liabilities agreement by and between the Purchasers and the Seller, substantially in the form attached hereto as Exhibit C;

              (iii) A Non-Competition Agreement by and between the Seller and Ludlow, substantially in the form attached hereto as Exhibit D;

              (iv) A Manufacturing and Supply Agreement by and between the Seller and Ludlow, substantially in the form hereto attached as Exhibit E; and

              (v) A Transition Services Agreement by and between the Seller and Ludlow, substantially in the form attached hereto as Exhibit F.

         (f) The Seller shall have received a certificate signed by the Secretary or Assistant Secretary of each Purchaser and dated as of the Closing Date, certifying as to (i) the due authorization of this Agreement, the Additional Agreements to which it will be a party and all other agreements and instruments to be delivered by such Purchaser hereunder, and the consummation of the transactions contemplated hereby and thereby, and (ii) the incumbency and signatures of signing officers.

         (g) All consents, approvals and authorizations, and registrations, qualifications or filings, required to have been made or obtained by the Purchasers to permit the consummation by the Purchasers of the transactions contemplated hereby shall have been made or obtained, and all required authorizations, consents and approvals of third parties to permit the consummation of the transactions contemplated hereby shall have been obtained.

         (h) No action or proceeding before a court or other governmental body shall have been instituted or threatened in writing by any government or agency thereof to restrain or prohibit the consummation of any of the transactions contemplated hereby.

         (i) The Seller shall have received all documents it shall have reasonably requested relating to the existence, qualification to do business and good standing of the Purchasers. The Sellers acknowledge and agree that the Purchasers will be deemed to have satisfied their obligations under this subsection by (i) delivering a good standing certificate with respect to Ludlow issued by the Secretary of State of the State of Delaware, and (ii) delivering a certificate of an officer of Sherwood Services certifying that Sherwood Services is in good standing under the laws of Switzerland.

         (j) The shareholders of the Seller shall have authorized the transactions contemplated by this Agreement.

         (k) The Seller shall have received from Matthew J. Nicolella, counsel to Ludlow, a written opinion, dated as of the Closing Date, addressed to the Seller, with respect to the representations related to Ludlow set forth in Sections 7(a), 7(b) and 7(c).

         Section 11.  Conditions Precedent to Closing by the Purchasers.

         The obligations of the Purchasers to purchase the Purchased Assets, assume the Assumed Liabilities and to consummate the transactions contemplated hereby are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived at or prior to the Closing on behalf of both Purchasers at the sole and absolute discretion of Ludlow):

         (a) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied or performed by the Seller on or before the Closing Date shall have been complied with, satisfied and performed in all material respects.

         (b) All of the representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects both on and as of the date of this Agreement and on and as of the Closing Date, except for any such material misrepresentations actually known by the Purchasers prior to the date hereof. It is understood and agreed that all of the representations and warranties contained in Section 6 of this Agreement that are not expressly limited to some other date shall be deemed to state the facts contained therein as they existed both as of the date of this Agreement and as of the Closing Date.

         (c) The Purchasers shall have received a certificate, signed by the President or a Vice President on behalf of the Seller and dated as of the Closing Date, stating that the conditions precedent set forth in subsection (a) and (b) above have been satisfied.

         (d) Each of the parties to the Additional Agreements (other than the Purchasers) shall have duly executed and delivered the Additional Agreements to which it shall be a party.

         (e) The Purchasers shall have received certificates, signed by the Secretary or Assistant Secretary of the Seller and dated as of the Closing Date, certifying as to (i) the due adoption by the Seller's Board of Directors of resolutions authorizing this Agreement, the Additional Agreements to which it shall be a party and all other agreements and instruments to be delivered by the Seller hereunder, and the consummation of the transactions contemplated hereby and thereby, (ii) approval of the sale of the Purchased Assets by the Seller's shareholders, and (iii) the incumbency and signatures of signing officers.

         (f) There shall have been no circumstance, event, occurrence, change or effect that individually or in the aggregate has resulted in a Material Adverse Effect since the date of this Agreement.

         (g) All consents, approvals and authorizations, and registrations, qualifications or filings, required to have been made or obtained by the Seller to permit the consummation by the Seller of the transactions contemplated hereby shall have been made or obtained, and all required authorizations, consents and approvals of third parties to permit the consummation by the Seller of the transactions contemplated hereby shall have been obtained.

         (h) The Commission staff shall have notified the Purchasers, in form and substance reasonably satisfactory to the Purchasers, that the Commission staff will not recommend that the Commission issue a subpoena and/or a CID to further investigate, or otherwise seek to challenge, the acquisition of the Purchased Assets by the Purchasers; provided, however, the Purchasers shall be deemed to have waived such condition if a CID is issued prior to the Closing Date and the Purchasers have elected to respond to such CID in accordance with
Section 9(b)

         (i) No action or proceeding before a court or other governmental body shall have been instituted or threatened in writing by any government or agency thereof to restrain or prohibit the consummation of any of the transactions contemplated hereby.

         (j) The Purchasers shall have received from Dorsey & Whitney LLP, counsel to the Seller, a written opinion dated as of the Closing Date, addressed to the Purchasers, with respect to the representations set forth in Sections 6(a) and 6(b) and clauses (i) and (iii) of Section 6(c).

         (k) The Purchasers shall have received from the Seller appropriate bills of sale, assignments and deeds, satisfactory to the Purchasers, to transfer the Purchased Assets to the Purchasers.

         (l) The Purchasers shall have received all documents it shall have reasonably requested relating to the existence, qualification to do business and corporate and tax good standing of the Seller.

         (m) All Liens, other than Permitted Liens of the kind described in clauses (i), (ii) and (iii) of Section 6(j), affecting any of the Purchased Assets shall have been discharged and released (or the holders of such Liens shall have committed in writing to discharge and release such Liens) and the Purchasers shall have received written evidence of such discharges and releases, or commitments to discharge and release, satisfactory to the Purchasers.

         Section 12.  Indemnification.
                      ----------------

         (a) The parties shall be entitled to rely upon the representations and warranties of the other parties set forth in Section 6 and Section 7 of this Agreement, and except as otherwise specifically provided herein, such representations and warranties shall survive the Closing and remain in full force and effect for a period of eighteen (18) months after the Closing (other than the representations and warranties set forth in Sections 6(b) and 7(b) (Authorization) and 6(h)(Taxes), which shall survive until sixty (60) days after the expiration of the applicable statutes of limitations, and the representations and warranties set forth in Section 6(j)(Title to Purchased Assets), which shall survive indefinitely).

         (b) The Seller, hereby agrees to indemnify and hold harmless the Purchasers, the Purchasers' Affiliates and their respective officers, directors, employees, stockholders, agents and representatives (collectively, the "Purchaser Indemnified Parties"), from and against any loss, liability, claim, damage or expense (including costs of litigation and reasonable legal fees and expenses) (a "Loss") suffered or incurred by any such Purchaser Indemnified Party based upon, arising out of or resulting from any of the following:

              (i) The failure of the Seller to transfer to the Purchasers good and sufficient title to the Purchased Assets, free and clear of all Liens, other than Permitted Liens;

              (ii) Any breach of any representation or warranty of the Seller contained in this Agreement, the Additional Agreements or any other agreement or document delivered by them pursuant hereto;

              (iii) Any breach of any covenant of the Seller contained in this Agreement, the Additional Agreements or any other agreement or document delivered by them pursuant hereto requiring performance after the Closing Date;

              (iv) The Excluded Liabilities; and

              (v) Noncompliance with any so-called bulk sales law of Minnesota applicable to the transactions contemplated hereby.

         (c) The Purchasers hereby agree to indemnify and hold harmless the Seller, the Seller's Affiliates and their respective officers, directors, employees, stockholders, agents and representatives (collectively, the "Seller Indemnified Parties"), from and against any Loss suffered or incurred by any such Seller Indemnified Party based upon, arising out of or resulting from any of the following:

              (i) Any breach of any representation or warranty of the Purchasers contained in this Agreement, the Additional Agreements or any other agreement, certificate or document delivered by the Purchasers pursuant hereto;

              (ii) Any breach of any covenant of the Purchasers contained in this Agreement, the Additional Agreements or any other agreement or document delivered by the Purchasers pursuant hereto; and

              (iii) The Assumed Liabilities

         (d) Promptly after any Person entitled to indemnification under this
Section 12 (the "Indemnified Party") has received notice of or has knowledge of any claim against the Indemnified Party by a Person not a party to this Agreement (a "Third Person") or the commencement of any action or proceeding by a Third Person, it shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. The Indemnified Party shall be entitled to indemnification only if the Indemnified Party delivers such notice to the Indemnifying Party prior to the expiration of the representations and warranties of the Indemnifying Party as set forth in
Section 12(a). Such notice shall state the nature and the basis of such claim and a reasonable estimate of the Loss and shall be given at least 10 days prior to the date that an answer to such claim is due to be filed. The Indemnifying Party shall have right to defend, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any personnel, books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel); provided, however, that the Indemnifying Party's counsel shall always be lead counsel and shall determine all litigation and settlement steps, strategy and the like. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim, such settlement shall require as an unconditional term thereof that the Third Person deliver to the Indemnified Party a release from all liability in respect of such claim. If the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person's claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim; provided, however that such limitation shall not apply to claims in respect of Taxes, for which no settlement shall be made without the prior consent of the Indemnified Party. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails to diligently pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter; and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

         (e) In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party which does not involve a claim by a Third Person, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of the Loss (if reasonably determinable) related to such claim or claims, with reasonable promptness. The Indemnified Party shall be entitled to indemnification only if the Indemnified Party delivers such notice to the Indemnifying Party prior to the expiration of the representations and warranties of the Indemnifying Party as set forth in Section 12(a). If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within 20 days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party's notice will be conclusively deemed a liability of the Indemnifying Party subject to the limitations of the Basket Amount and Cap described below. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of 30 days.

         (f) Any Indemnified Party shall bring a claim for indemnification hereunder in good faith and in a timely manner consistent with good commercial practices.

         (g) After the Closing Date, the rights set forth in this Section 12 shall be each party's sole and exclusive remedies against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement and the Additional Agreements. Notwithstanding the foregoing, nothing herein shall prevent any of the parties hereto from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to the other parties in connection with this Agreement and the Additional Agreements. In the event such action is brought, the Purchasers, on the one hand, and the Sellers and on the other hand, shall bear their own fees and expenses in connection with such action.

         (h) Notwithstanding anything in this Agreement to the contrary, the amount of any Losses for which indemnification is provided under this Section 12 shall be reduced by (i) any related recoveries actually received by an Indemnified Party under insurance policies, (ii) any other related payments actually received by an Indemnified Party from third parties and (iii) any Tax benefits actually realized or received by an Indemnified Party or any of their Affiliates, in each case, on account of the matter resulting in such Losses or the payment of such Losses.

         (i) Anything to the contrary notwithstanding, neither the Purchaser Indemnified Parties, on the one hand, nor the Seller Indemnified Parties, on the other hand, shall be entitled to recovery from the Indemnifying Party with respect to any inaccuracy or breach of any representation or warranty in Sections 6 or 7 hereof, as applicable, (i) unless and until the aggregate amount of such Losses suffered, sustained or incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, by reason of such inaccuracy or breach, shall exceed $55,000 calculated on a cumulative and not on a per item basis (the "Basket Amount"), and then only with respect to the excess over the Basket Amount, or (ii) in an aggregate amount in excess of $700,000 (the "Cap"). The Basket Amount and the Cap shall not be applicable to claims arising out of an inaccuracy or breach of the representations set forth in Section 6(h).

         (j) Notwithstanding anything in this Agreement to the contrary, the Purchasers shall not be entitled to indemnification under this Section 12 for any Losses arising in connection with Section 6(k) (Accounts Receivable) and related to the collection of an account receivable, unless and until the Purchasers have (i) expended commercially reasonable efforts to collect such account receivable, and (ii) have assigned such account receivable to the Seller.

         (k) In the event that the Seller (or any successor Person into which the Seller shall have merged or consolidated) sells or otherwise transfers all or substantially all of its assets, the Seller shall require such transferee to assume the Seller's obligations under this Section 12. The Seller shall provide notice of any such sale or transfer to the Purchasers promptly following the consummation thereof.

         Section 13.  Termination of Agreement.

         (a) This Agreement may be terminated at any time prior to the Closing:

              (i) by mutual consent of the parties hereto;

              (ii) by the Seller, on the one hand, or by the Purchasers, on the other hand, if the Closing shall not have been consummated on or prior to March 31, 2001 or such later date, if any, as the parties hereto shall agree in writing, provided, that, no party will be entitled to terminate this Agreement pursuant to this Section 13(a)(ii) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

              (iii) by the Seller, on the one hand, or by the Purchasers, on the other hand, in the event of a material breach or default by the other parties hereto of any provision of this Agreement and, in the case of a breach or default that is capable of being cured, continuation of such breach or default for a period of 15 days after written notice thereof shall have been given to the breaching party;

              (iv) by Purchasers on the one hand, or the Seller, on the other hand to the extent set forth in Section 9(b); and

              (v) by the Seller if the Board of Directors of the Seller, acting on the advice of counsel, reasonably concludes that fulfillment of its fiduciary obligations to the Seller's shareholders requires acceptance of an unsolicited competing offer to acquire the Purchased Assets.

         (b) Upon termination of this Agreement as provided in paragraph (a) above, all obligations of the parties hereunder shall terminate, but (i) such termination will in no way limit any obligation or liability of any party based on or arising from a willful breach or default by such party which occurs prior to such termination with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) all Seller information disclosed to Purchasers in connection with this Agreement and the transactions contemplated hereby shall remain subject to the Confidentiality Agreement. The provisions of this Section 13 and of Sections 17, 18 and 20 shall survive the termination of this Agreement.

         Section 14.    Additional Covenants and Agreements.

         (a) Books, Records and Information.

              (i) The Purchasers agree that all documents delivered to the Purchasers by the Seller pursuant to this Agreement shall after the Closing be open for inspection by representatives of the Seller at any time during regular business hours for reasonable and necessary purposes until such time as documents are destroyed or possession thereof is given to the other party as provided for in Section 14(a)(ii) hereof and that the Seller may during such period at its expense make such copies thereof as it may reasonably request. The Seller agrees that all documents that are retained by the Seller after the Closing Date and that are related to the Purchased Assets shall be open for inspection by representatives of the Purchasers at any time during regular business hours until such time as documents are destroyed or possession thereof is given up to the other party as provided for in Section 14(a)(ii) hereof and that the Purchasers may during such period at its expense make such copies thereof as it may reasonably request.

              (ii) Without limiting the generality of Section 14(a)(i), for a period ending on the sixth anniversary of the Closing Date, neither the Purchasers nor the Seller shall destroy or give up possession of any item referred to in Section 14(a)(i) hereof without first offering to the other the opportunity, at such other's expense (but without any other payment), to obtain the same. Thereafter each party shall be free to dispose of them as it deems fit.

              (iii) The Purchasers shall use reasonable efforts to afford the Seller access to employees who were previously employees of the Seller, and remain in the employ of the Purchasers or their Affiliates, as the Seller shall reasonably request for their proper corporate purposes, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings. All out-of-pocket expenses reasonably incurred by the Purchasers in connection with this Section 14(a)(iii) shall be paid or promptly reimbursed by the Seller.

         (b)      Tax Matters.

              (i) The Seller shall be solely responsible for and shall indemnify and hold harmless the Purchasers for all Taxes with respect to Purchased Assets which are due and payable up to and including the Closing Date, and the Purchasers shall be responsible for and indemnify and hold harmless the Seller for all Taxes with respect to the Purchased Assets which are due and payable after the Closing Date, except that any Taxes imposed upon the ownership of Purchased Assets which relate to a period commencing prior to the Closing
Date and ending after the Closing Date, shall be prorated such that Taxes for the period prior to the Closing Date shall be the responsibility of the Seller and Taxes for the period after the Closing Date shall be the responsibility of the Purchasers. Any claim for indemnification hereunder shall be subject to the procedures set forth in Sections 12(d) and 12(e).

              (ii) The Purchasers and the Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with each of their respective federal income tax returns. The Purchasers and the Seller agree to allocate the Purchase Price among the Purchased Assets in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder and in accordance with the allocation schedule attached hereto as Exhibit H. Unless otherwise required by a determination within the meaning of Section 1313 of the Code (or a counterpart provision of foreign, state or local law), all foreign, federal, state and local income tax returns filed by the Purchasers and the Seller shall be filed consistently with the allocations reflected on Exhibit G attached hereto.

         (c) Risk of Loss. The risk of loss or damage to the Purchased Assets shall be upon the Seller at all times prior to the Closing Date. In the event of such loss or damage, the Seller shall use its commercially reasonable efforts to repair, replace or restore such Purchased Assets as soon as possible.

         (d) License to Use LecTec Name. Within eighteen (18) months after the Closing Date, the Purchaser shall revise product labeling and packaging and otherwise discontinue use of the name "LecTec" and variations thereof ("Names"). The Seller hereby grants to the Purchasers a fully-paid, non-exclusive license to use the Names (and any trademarks associated therewith) in conjunction with currently existing applications of Names on products, labeling, packaging and promotional materials for a period of eighteen (18) months following the Closing Date. In no event shall the Purchaser use any Names after the Closing Date in any manner or for any purpose different from the use of the Names in the Business as of the Closing Date.

         Section 15.   Remedies.

         The Seller acknowledges and agrees that the Purchased Assets are unique and that the Purchasers will be irreparably harmed in the event that this Agreement, including the obligations of the Seller to sell and deliver the Purchased Assets to the Purchasers, or the Additional Agreements are not specifically enforced. The parties further agree it is impossible to measure in money the damage which will accrue by reason of a refusal by the Seller to perform such obligations under this Agreement or the Additional Agreements. Therefore, in the event that the Purchasers shall institute any action to enforce such obligations, the Seller hereby acknowledges that the Purchasers do not have an adequate remedy at law and that injunctive or other equitable relief will not constitute any hardship upon the Seller.

         Section 16.   Definitions.

           As used in this Agreement, the following terms shall have the meanings ascribed to them below:

         (a) "Affiliate" means, when used with reference to a specified party,
(i) any entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified party, and (ii) any entity of which the specified party is, directly or indirectly, the owner of an equity interest of ten (10) percent or more.

         (b) "Code" means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder, as well as any successor or substitute provisions thereto.

         (c) "knowledge" means, with respect to the Seller, the actual knowledge after due inquiry (or what would reasonably be the knowledge if due inquiry were made) of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act) of the Seller and with respect to Ludlow or Sherwood, the actual knowledge after due inquiry (or what would reasonably be the knowledge if due inquiry were made) of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act) of Ludlow or Sherwood, as the case may be.

         (d) "Lien" means any mortgage, lien, pledge, restriction, charge, security interest, claims, encumbrance, or rights, title and interest of others.

         (e) "Material Adverse Effect" means any circumstance, event, occurrence, change or effect that, individually or in the aggregate, materially and adversely affects the Purchased Assets taken as a whole or the financial condition or results of operation of the Business; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Seller participates as a whole, the economy of the Unites States as a whole or foreign economies in any locations where the Seller has material operations or sales,
(b) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (c) any adverse change, effect, event, occurrence, state of facts of development arising from any action taken by Ludlow or Sherwood or any of their respective directors, officers, employees, agents or Affiliates, other than the execution and delivery of this Agreement and any permitted public announcement thereof.

         (f) "Net Asset Value" means the difference between (i) the total assets of the Seller related to the Business and included in the Purchased Assets and
(ii) the total liabilities (other than liabilities in respect of indebtedness for borrowed money) of the Seller related to the Business and included in the Assumed Liabilities, derived from financial statements that were prepared in accordance with generally accepted accounting principles consistently applied.

         (g) "Person" means any individual, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association or other form of organization.

         (h) "Related Party" means (i) any director, officer, employee, agent or Affiliate of the Seller or (ii) any spouse or child or Affiliate of any such Persons referred to in the foregoing clause (i).

         Section 17.  Confidentiality.

         Prior to the Closing, none of the parties hereto shall disclose the terms of any non-public confidential information of the other parties hereto or any Affiliate thereof obtained in connection with such proposed transactions without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. If the acquisition of the Purchased Assets is not consummated as provided for herein, the parties and their representatives shall, for a period of three (3) years from the date hereof, treat all information of the other parties as confidential (except to the extent that such information: (i) is now, or later comes to be, in the public domain, other than through the acts of the receiving party or its representatives in breach of this provision, (ii) can be shown to have been known by the receiving party prior to the time of disclosure to it by the other party, (iii) is later disclosed to the receiving party on a nonconfidential basis by a Person having no obligation to the disclosing party in regard thereto, or (iv) is independently developed, as evidenced by written records, by the receiving party) and shall return to the disclosing party all copies of confidential information made during such investigation.

         Section 18.  Expenses.

         Whether or not the transactions contemplated by this Agreement are consummated, each party will pay its respective expenses, including all fees and expenses of counsel, accountants and other advisors, incurred in connection with the origination, negotiation, execution and performance of this Agreement. Notwithstanding the foregoing, the Seller shall pay any sales, transfer, stamp, deed or similar tax payable as a result of the sale and transfer of the Purchased Assets to the Purchasers.

         Section 19.  Further Assurances.

         The parties agree that, on and after the Closing Date, each shall take all reasonable action and execute any commercially reasonable documents, instruments or conveyances which may be reasonably necessary or advisable to carry out any of the provisions hereof. All such actions and assistance shall be taken and rendered at the sole cost and expense of the requesting party.

         Section 20.  No Public Announcement.

         The Purchasers and the Seller agree that the existence, nature and terms and conditions of this Agreement and discussions between the parties regarding the transactions contemplated hereby are, and shall be treated as, confidential by the parties. Accordingly, each party agrees that it (a) will make no public comment concerning or announcement of the transactions contemplated hereby; (b) will respond to all inquiries concerning the transactions contemplated hereby by stating that it is such company's policy not to comment on such inquiries; (c) will take reasonable steps to restrict knowledge of the transactions contemplated hereby to those who need to know; and (d) will notify the other parties of any rumor external to the parties of the transactions contemplated hereby. Notwithstanding the foregoing, the Purchasers acknowledge and agree that the Seller, as a public company, is subject to certain disclosure requirements under applicable securities laws. For this reason, the Seller reserves the right to disclose the existence of and the status and terms of negotiations at any time it is advised by its counsel that securities laws or the rules of any stock market on which its shares are traded require such disclosure, and the Seller shall have the right to issue a press release regarding the transactions contemplated hereby upon the signing of this Agreement and upon the Closing; provided that, the Seller agrees to notify the Purchasers if the Seller intends to make a disclosure prior to Closing and, to the extent feasible, to provide the Purchasers with the text of the disclosure and opportunity to comment in advance of its release to the public; and provided, further, that the text of any such press release shall be reasonably acceptable to the Purchasers.

         Section 21.  Entire Agreement.

         This Agreement, the Additional Agreements (including all attachments hereto and thereto) and the Confidentiality Agreement comprise the entire agreement among the parties hereto as to the subject matter hereof and thereof, and supersede all prior agreements and understandings between them relating thereto.

         Section 22.  Amendments and Waivers.

         This Agreement may not be amended or modified, except by a writing executed by the party against which such amendment or waiver is sought to be enforced; provided, however, that after any required approval of the transactions contemplated by this Agreement by the shareholders of Seller, there shall not be made any amendment that by law requires further approval by such shareholders without obtaining such further approval. No extension of time for, or waiver of the performance of, any obligation of any party hereto shall be effective unless it is made in a writing signed by the party granting such extension or waiver. Unless it specifically states otherwise, no waiver shall constitute or be construed as a waiver of any subsequent breach or non-performance.

         Section 23.  Notices.

         Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given pursuant to this Agreement shall be in writing and shall be given in person or by facsimile or by certified or registered first-class mail or internationally recognized express courier delivery service addressed as follows:

If to any Purchaser:                c/o The Ludlow Company LP
                                    Two Ludlow Park Drive
                                    P.O. Box 297
                                    Chicopee, MA 01021
                                    Attention:  Lee Carrier

with a copy to:                     Tyco Healthcare Group LP
                                    15 Hampshire Street
                                    Mansfield, MA  02048
                                    Attention:  General Counsel

If to the Seller:                   LecTec Corporation
                                    10701 Red Circle Drive
                                    Minnetonka, MN 55343
                                    Attention: Rodney A. Young

with a copy to:                     Dorsey & Whitney, LLP
                                    220 South Sixth Street
                                    Minneapolis, MN 55402
                                    Attention: Timothy S. Hearn, Esq.


Any such address may be changed by any party by written notice to the other parties given in accordance herewith. Any notice shall be deemed to be given three (3) days after being placed for delivery so addressed with postage or other charges prepaid, provided, however, that any written notice actually received by any party in less than three (3) days shall be deemed to be given, for all purposes of this Agreement, at the time it is received. Notice given by facsimile shall be deemed given upon electronic confirmation of delivery.

         Section 24.  Governing Law; Consent to Jurisdiction.

         This Agreement is made and shall be construed in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof. This Agreement may be enforced in any federal court or state court sitting in Minnesota or Massachusetts; and the parties hereto consent to the jurisdiction and venue of any such court and waive any argument that venue in such forum is not convenient.

         Section 25.  Successors and Assigns.

         This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the respective successors and assigns of the parties hereto but may not be assigned by any party hereto without the prior written consent of the others, except that any Purchaser may assign its interests in this Agreement to any Affiliate of such Purchaser without the consent of any other party, so long as such assigning Purchaser guarantees the performance of such Affiliate hereunder.

         Section 26.  Captions.

         Section headings and other captions are supplied herein for convenience only and shall not be deemed a part of this Agreement for any purpose.

         Section 27.  Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement. A facsimile signature followed by an original signature shall be sufficient to execute this Agreement and the Additional Agreements.

         Section 28.  Severability.

         If any term or provision of this Agreement or any of the Additional Agreements, or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable under applicable law, the remainder of this Agreement (or such Additional Agreement, as the case may be), or the application of such term or provision to Persons or circumstances other than those as to which it is invalid or unenforceable under applicable law, shall not be affected thereby and each term and provision of this Agreement (or such Additional Agreement, as the case may be) shall be valid and enforced to the fullest extent permitted by applicable law.

         Section 29.  No Third Party Beneficiaries.

         Nothing in this Agreement shall confer any rights upon any person or entity that is not a party or permitted assignee of a party to this Agreement, except Indemnified Parties (as defined in Section 12).

         Section 30.  Bulk Sales Laws.

         The parties hereby waive compliance with the provisions of all applicable bulk sales laws (if any are applicable).

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                                     THE LUDLOW COMPANY LP


                                     By   /s/ Richard J. Meelia
                                          --------------------------------------
                                          Its: President


                                     SHERWOOD SERVICES AG


                                     By   /s/ Stephen Faciszewski
                                          --------------------------------------
                                          Its: Vice President


                                     LECTEC CORPORATION


                                     By   /s/ Rodney A. Young
                                          --------------------------------------
                                          Its: Chairman, Chief Executive Officer
                                               and President

                                                                       EXHIBIT B


                                FAIRNESS OPINION


17 November 2000

PERSONAL AND CONFIDENTIAL

The Board of Directors
LecTec Corporation
10701 Red Circle Drive
Minnetonka, MN  55343

Members of the Board of Directors:

In connection with the proposed sale of the assets of the Conductive Products Division (the "Conductive Products Division") of LecTec Corporation (the "Company") to Ludlow Company LP ("Ludlow"), you have requested our opinion as to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company in the proposed transaction (the "Sale"). The terms of the Sale are set forth in the Asset Purchase Agreement dated November 17, 2000 (the "Asset Purchase Agreement") between the Company and Ludlow.

As a customary part of its investment banking business, Goldsmith, Agio, Helms Securities, Inc. ("GAHS") is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. In return for our services in connection with providing this opinion, the Company will pay us a fee for this fairness opinion, which fee is not contingent upon the consummation of the Sale, and indemnify us against certain liabilities. We are also acting as a financial advisor to the Company in connection with the Sale for which we will receive certain other fees, a significant portion of which is contingent upon the consummation of the Sale.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

         (i)      Reviewed a draft of the Asset Purchase Agreement;

         (ii) Analyzed financial and other information that is publicly available relating to the Company and its assets and liabilities;

         (iii) Analyzed certain financial and operating data of the Company and the Conductive Products Division that has been made available to us;

         (iv) Visited the facilities of the Company and discussed with management of the Company the financial conditions, operating results, business outlook and prospects of the Company and the Conductive Products Division;

         (v) Held discussions with certain third parties with respect to their interest in acquiring or merging with all or part of the Company's Conductive Products Division;

         (vi) Analyzed the valuations of publicly traded companies that we deemed comparable to the Company's Conductive Products Division; and

         (vii) Performed a comparable merger and acquisition analysis for the Company's Conductive Products Division.

In arriving at our conclusions, we have relied upon and assumed the accuracy, completeness, and fairness of the financial statements and other information furnished by, or publicly available relating to, the Company and the Conductive Products Division or otherwise made available to us, and relied upon and assumed that the representations and warranties of the Company and Ludlow contained in the Asset Purchase Agreement are true and correct. We were not engaged to, and did not attempt to or assume responsibility to, verify independently such information. We have further relied upon assurances by the Company that the information provided to us has a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates, and that the Company is not aware of any information or fact that would make the information provided to us incomplete or misleading. We also assumed that the Company and Ludlow will each perform all of the covenants and agreements to be performed by it under the Asset Purchase Agreement and that the conditions to the Sale as set forth in the Asset Purchase Agreement would be satisfied and that the Sale would be consummated on a timely basis in the manner contemplated by the Asset Purchase Agreement. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company and express no opinion regarding the liquidation value of the Company or any of its assets. Our opinion is based upon the information available to us and the facts and circumstances as they exist and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion and the conclusions reached herein. However, we do not have any obligation to update, revise or reaffirm this opinion.

We have relied, with respect to legal and accounting matters related to the Sale, on the advice of the Company's legal and accounting advisors. We have made no independent investigation of any legal or accounting matters that may affect the Company and have assumed the correctness of the legal and accounting advice provided to the Company and its Board of Directors.

Our opinion is rendered for the benefit and use of the Board of Directors of the Company in connection with the Board's consideration of the Sale and does not constitute a recommendation to any holder of Company common stock as to how such shareholder should vote with respect to the Sale. We have not been asked to, nor do we express an opinion as to, the relative merits of the Sale as compared to any alternative business strategies that might exist for the Company, the effect of any other transaction in which the Company might engage, or the form of the Asset Purchase Agreement or the terms contained therein. Also, we did not consider the effects of the proposed Sale on the future performance of the remaining assets of the Company, nor do we express an opinion as to the Company's planned use of proceeds arising from the proposed Sale. Furthermore, we express no opinion as to the prices at which the Company's shares may trade following the date of this opinion or following the consummation of the proposed Sale. This opinion may not be published or otherwise used or referred to publicly without our written consent; provided, however, that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission with respect to the Sale.

Based upon and subject to the foregoing, and based upon such other facts as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be received by the Company in the proposed Sale is fair to the Company from a financial point of view.

Sincerely,


/s/ Goldsmith, Agio, Helms Securities, Inc.

                                                                       EXHIBIT C


                      SECTIONS 302A.471 AND 302A.473 OF THE
                       MINNESOTA BUSINESS CORPORATION ACT

         Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act which provide that shareholders may dissent from, and obtain payment for the fair value of their shares in the event of, certain corporate actions, and establish procedures for the exercise of such dissenters rights.

         302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

         SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

         (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

              (1) alters or abolishes a preferential right of the shares;

              (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

              (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

              (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

         (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.66l, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

         (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

         (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

         (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

         SUBD. 2.  BENEFICIAL OWNERS.

         (a) A shareholder shall not assert dissenters? rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

         (b) The beneficial owner of shares who is not the shareholder may assert dissenters? rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

         SUBD. 3.  RIGHTS NOT TO APPLY.

         (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

         (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters rights.

         SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

         302A.473   PROCEDURES FOR ASSERTING DISSENTERS RIGHTS.

         SUBDIVISION 1.  DEFINITIONS.

         (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

         (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

         (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.47l, subdivision 1.

         (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

         SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

         SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters? rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

         SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

                  (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

                  (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

                  (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

                  (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

         (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

         SUBD. 5.  PAYMENT; RETURN OF SHARES.

         (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting share holder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

                  (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

                  (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

                  (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

         (b) The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

         (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

         SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter?s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation malls the remittance under subdivision

5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

         SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

         SUBD. 8.  COSTS; FEES; EXPENSES.

         (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

         (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

         (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                       EXHIBIT D


                               LECTEC CORPORATION
                             AUDIT COMMITTEE CHARTER
                                  OCTOBER 2000


         The Audit Committee (the "Committee") is a committee of the Board of Directors (the "Board") of LecTec Corporation (the "Company") designed to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the adequacy of the Company's internal controls, (3) the independence and performance of the Company's outside auditors, and (4) conflict of interest transactions.

I.  ROLES AND RESPONSIBILITIES

         A. MAINTENANCE OF CHARTER. The Committee shall review and reassess the adequacy of this formal written charter on at least an annual basis.

         B. FINANCIAL REPORTING. The Committee shall review and make recommendations to the Board regarding the adequacy of the Company's financial statements and compliance of such statements with financial standards. In particular, and without limiting such responsibilities, the Committee shall:

         WITH RESPECT TO THE ANNUAL FINANCIAL STATEMENTS:

                  o Review and discuss the Company's audited financial statements with management and with the Company's outside auditors.

                  o Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's audited financial statements.

                  o Discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented) relating to the conduct of the audit.

                  o Based on the foregoing, indicate to the Board whether the Committee recommends that the audited financial statements be included in the Company's Annual Report on Form 10-K.

                  o Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

         WITH RESPECT TO QUARTERLY FINANCIAL STATEMENTS:

                  o Review with management and the outside auditors the Company's quarterly financial statements prior to the filing of its Form 10-Q. The review may be conducted through a designated representative member of the Committee

         C. INTERNAL CONTROLS. The Committee shall evaluate and report to the Board regarding the adequacy of the Company's financial controls. In particular, the Committee shall:

                  o Ensure that the outside auditors are aware that the Committee is to be informed of all control problems identified.

                  o Review with the Company's counsel legal matters that may have a material impact on the financial statements.

                  o Review the effectiveness of systems for monitoring compliance with laws and regulations relating to financial reporting, including any issues that might implicate Section 10A of the Securities Exchange Act of 1934.

                  o Receive periodic updates from management, legal counsel, and independent auditors concerning financial compliance.

         D.  RELATIONSHIP WITH OUTSIDE AUDITORS.  The Committee shall:

                  o Interview, evaluate, and make recommendations to the Board with respect to the retention of, or replacement of, outside auditors.

                  o Ensure receipt from outside auditors of a formal written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1.

                  o Actively engage in a dialog with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors.

                  o Take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditors.

                  o Review and approve the fees to be paid to the outside auditor.

         Notwithstanding the foregoing, the outside auditors shall be ultimately accountable to the Board and the Committee, as representatives of shareholders. The Board, upon recommendation from the Committee, shall have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

         E.  CONFLICT OF INTEREST TRANSACTIONS.  The Committee shall:

                  o Review potential conflict of interest situations, including transactions between the Company and its officers, directors and significant shareholders.

                  o Make recommendations to the Board regarding the disposition of conflict of interest transactions in accordance with applicable law, including Minnesota Statutes Section 302A.255 if applicable.

         II.  MEMBERSHIP REQUIREMENTS

                  o The Committee shall consist of at least three directors chosen by the Board.

                  o Each member of the Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Committee.

                  o At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or comparable experience or background (such as a position as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities) which results in financial sophistication, recognized financial or accounting expertise.

                  o All Committee members shall be independent directors as defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules.

         III.  STRUCTURE

                  o The Committee shall appoint one of its members to act as a Chairperson, either generally or with respect to each meeting.

                  o The Committee Chairperson shall review and approve an agenda in advance of each meeting

                  o The Committee shall meet at least twice annually, or more frequently as circumstances dictate.

                  o The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.

                  o The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's corporate policies.

                EXCERPTS FROM 2000 ANNUAL REPORT TO SHAREHOLDERS
              BEING INCORPORATED BY REFERENCE INTO PROXY STATEMENT
                     PURSUANT TO NOTE D.4. TO SCHEDULE 14A

                       SECTION I - DESCRIPTION OF BUSINESS

PRODUCTS

         The Company's core competency is skin interface technology. This competency results in products which are chemically compatible with human skin, thereby reducing skin irritation and reducing damage to the skin as well as the risk of infection. The electrical properties, adhesive characteristics, dimensions, drug stability, shelf life and manufacturability of the Company's products are highly consistent and reproducible from product to product.

CONDUCTIVE PRODUCTS

         The Company's conductive products include diagnostic electrodes and electrically conductive adhesive hydrogels.

         The Company applies its patented conductive, skin compatible, adhesive hydrogel technology to cardiac diagnostic electrodes. The Company's patented natural and synthetic-based hydrogel polymers are self-adherent and are capable of being made electrically conductive. Using natural-based polymers, the Company developed the first solid gel disposable diagnostic ECG electrodes.

         The solid gel design of the Company's electrodes provides more consistent electrical performance and eliminates clean-up time for the clinician. Currently the Company has three different types of diagnostic electrodes: LecTec 1000 Series, a disposable electrode made of natural polymer solid gel with gentle adhesion; LecTec 3000 Series and LecTec 3009 Series, synthetic solid gel electrodes with higher levels of adhesion which meet all American Association for Medical Instrumentation ("AAMI") standards including defibrillation recovery; and LecTec 4000 Series, a synthetic solid gel, silver substrate electrode which also meets all AAMI standards including defibrillation recovery.

         The Company pioneered hydrogel technology and manufactures synthetic and natural-based hydrogels. These hydrogels are resistant to dehydration, evaporation and changes in electrical and physical properties. Hydrogels are also used topically to deliver specific medications to the skin. Hydrogels are manufactured with various levels of conductivity, as well as with varying degrees of self-adhesive properties, for diagnostic electrodes, external defibrillation, pacing and monitoring electrodes, Transcutaneous Electronic Nerve Stimulation ("TENS") products and iontophoretic return electrodes.

          Sales of conductive products accounted for approximately 51%, 63% and 61% of the Company's total sales for fiscal years 2000, 1999 and 1998.

MEDICAL TAPE PRODUCTS

         The Company adopted a plan at the end of fiscal 2000 to exit the low margin medical tape business for which sales had been declining for several years. The medical tape business was comprised of sales of individual slit roll widths of the standard paper, plastic and cloth products widely used in the health care industry and sales of large jumbo rolls which were converted by the customer into individual slit rolls widths for ultimate sale to consumers. Minimal sales are expected in fiscal 2001 as remaining medical tape inventories are liquidated.

         Sales of medical tapes accounted for approximately 13%, 22% and 32% of the Company's total sales for fiscal years 2000, 1999 and 1998.

THERAPEUTIC CONSUMER PRODUCTS

         The Company manufactures and markets patches for the topical application of OTC drugs and other therapeutic compounds. Therapeutic patch products use a hydrogel coated, breathable cloth patch to deliver OTC drugs and other therapeutic compounds onto the skin. Products currently manufactured using the adhesive-based patch technology are analgesic patches for localized pain relief, cooling gel comfort patches, vapor cough suppressant patches, anti-itch patches, acne treatment patches, wart removers, and a corn and callus remover. These products are marketed as OTC products. The analgesic, cooling and anti-itch patches are marketed under the LecTec brand name TheraPatch(R). The acne treatment patches, wart removers and corn and callus removers are marketed by the customer under the brand of the customer. The vapor cough suppressant patches are marketed under the TheraPatch brand name as well as by the customer under the brand of the customer.

         Sales of therapeutic consumer products accounted for approximately 36%, 15% and 7% of the Company's total sales for fiscal years 2000, 1999 and 1998.


MARKETING AND MARKETING STRATEGY

         The Company markets and sells its products to medical products distributors, consumers through retail outlets (food, chain drug and mass merchandise stores), consumer products companies and original equipment manufacturers.

         A major entry into the consumer products markets was supported by the hiring of a new retail sales executive late in fiscal 1998 and a retail sales team in fiscal 1999. In the consumer products markets, retail broker and manufacturer's representative contracts have been established. The TheraPatch brand is the umbrella brand for the Company's therapeutic patch products introduced to all markets.

         In addition to the retail sales team hired for entry into the retail consumer products markets, the Company has sales teams which address other markets into which it sells. These teams support sales to:

         * medical products distributors who sell to end-user organizations,

         * consumer products companies who sell directly to the consumer, and

         * OEMs which either include the Company's product with the product they sell (e.g., electrodes purchased from the Company may be included with electrocardiogram machines manufactured and sold by an OEM), or use the Company's jumbo rolls of hydrogels to manufacture a finished product for sale to the end-user (e.g., hydrogel purchased from the Company may be used by an OEM to make electrodes).

         The Company has not experienced any significant seasonality in sales of its products.

         The Company sells its products in the U.S., Europe, Latin America, Asia, Canada and Middle East. Except for sales of the TheraPatch brand patch product into Canada, all of the Company's international sales are denominated in U.S. dollars, thus, most of the impact of the foreign currency transaction gains and losses are borne by the Company's customers. The Company does not believe the January 1, 1999 euro currency conversion has had, nor will have, a material impact on its financial statements. Export sales accounted for approximately 13%, 13% and 26% of total sales for 2000, 1999 and 1998.

         The Company's international sales are made by the Company's corporate sales force. The Company does not maintain a separate international marketing staff or operations. The following table sets forth export sales by geographic area:

                                           Years ended June 30
                             ---------------------------------------------------
                                 2000                1999                1998
                                 ----                ----                ----

Europe                        $1,006,412          $1,216,199         $1,705,996
Latin America                    547,904             371,654            371,854
Asia                              46,279              31,935             62,027
Canada                           298,884               7,011            199,082
Middle East                       10,272                  -             912,240
Other                             25,962              28,333             71,949
                                 -------             -------            -------
Total Export Sales            $1,935,713          $1,655,132         $3,323,148
                               =========           =========          =========

               SECTION II - EQUITY INFORMATION AND FINANCIAL DATA

                      SELECTED CONSOLIDATED FINANCIAL DATA

              The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" each of which is included in this report.


CONSOLIDATED STATEMENT OF OPERATIONS DATA

Years ended June 30,                         2000           1999           1998            1997           1996
                                             ----           ----           ----            ----           ----
Net sales                               $14,596,346       $12,279,075   $12,922,365    $12,256,327      $13,100,754
Gross profit                              5,121,217  *      4,093,561     3,715,032      4,324,180        4,969,659
Loss from operations                     (2,890,497) **    (1,771,324)     (474,935)    (2,215,951) ***    (724,074)
Loss before equity in losses of
   unconsolidated subsidiary             (2,859,276) **    (1,683,257)     (404,061)    (2,140,660) ***    (632,193)
Equity in losses of unconsoli-
   dated subsidiary                              --                --            --        126,067               --
Net loss                                 (2,859,276) **    (1,683,257)     (404,061)    (2,266,727) ***    (632,193)
Net loss per common and
   common equivalent share
   (BASIC AND DILUTED)                         (.74) **          (.43)         (.10)          (.59) ***        (.17)


CONSOLIDATED BALANCE SHEET DATA

At June 30,                                 2000             1999           1998            1997            1996
                                            ----             ----           ----            ----            ----
Cash, cash equivalents and
   short-term investments                 $ 100,171       $ 1,022,025    $ 2,186,532    $ 1,242,777       $ 800,693
Current assets                            5,236,110         5,904,111      6,728,531      6,873,696       5,624,682
Working capital                           1,512,561         3,497,926      5,335,861      4,035,084       4,240,024
Property, plant and equipment, net        3,039,088         4,028,491      4,306,568      4,592,304       5,112,975
Long-term investments                            -                 -           8,676          8,013         574,806
Total assets                              8,474,549        10,132,573     11,317,774     11,837,356      12,494,003
Long-term liabilities                        31,184           217,868        222,000        211,000         174,000
Shareholders' equity                      4,719,816         7,508,520      9,703,104      8,787,744      10,935,345


* Includes a charge of $85,000 related to the plan to exit the medical tape product line.

** Includes a charge of $730,000 or $.19 per share related to the plan to exit the medical tape product line.

*** Includes a nonrecurring restructuring charge of $2,180,353 or $.57 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA


SUPPLEMENTARY FINANCIAL INFORMATION

                                                     First           Second             Third          Fourth
FISCAL YEAR 2000                                    Quarter          Quarter           Quarter         Quarter
                                                    -------          -------           -------         -------
Net sales                                         $3,008,752       $3,299,705        $3,934,825      $4,353,064
Gross profit                                         939,281        1,063,014         1,511,661       1,607,261**
Loss before extraordinary items and
    cumulative effect of a change in
    accounting method                               (603,282)        (795,167)         (643,328)       (817,499)***
Net loss                                            (603,282)        (795,167)         (643,328)       (817,499)***
Net loss per common and common
    equivalent share (BASIC AND DILUTED) *              (.16)            (.20)             (.17)           (.21)***

                                                     First           Second             Third          Fourth
FISCAL YEAR 1999                                    Quarter          Quarter           Quarter         Quarter
                                                    -------          -------           -------         -------

Net sales                                         $2,903,057       $3,103,277        $3,196,311      $3,076,430
Gross profit                                       1,017,253          925,738         1,169,181         981,389
Loss before extraordinary items and
    cumulative effect of a change in
    accounting method                               (152,217)        (661,216)         (348,869)       (520,955)
Net loss                                            (152,217)        (661,216)         (348,869)       (520,955)
Net loss per common and common
    equivalent share (BASIC AND DILUTED) *              (.04)            (.17)             (.09)           (.13)


* Per share data represents both net loss and net loss before extraordinary items and cumulative effect of a change in accounting method.

** Includes a charge of $85,000 related to the plan to exit the medical tape product line.

*** Includes a charge of $730,000 or $.19 per share related to the plan to exit the medical tape product line.

        SECTION III - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

NET SALES

         Net sales were $14,596,346 in 2000, an increase of 18.9% from net sales of $12,279,075 in 1999. Net sales were $12,922,365 in 1998. The increase in 2000 net sales was primarily the result of increased therapeutic consumer product sales, partially offset by decreased medical tape and conductive product sales. The decrease in 1999 net sales was primarily the result of decreased medical tape sales, partially offset by increased therapeutic consumer product sales.

         Net sales of conductive products (medical electrodes and conductive hydrogels) decreased by 4.0% in 2000 to $7,450,755 from $7,758,286 in 1999.
Conductive product net sales were $7,906,676 in 1998. These fluctuations in sales were primarily volume-related. The Company expects fiscal 2001 conductive sales to be comparable to fiscal 2000 sales.

         Net sales of medical tapes decreased by 29.0% in 2000 to $1,927,392 from $2,716,540 in 1999. Medical tape net sales were $4,157,199 in 1998. The decrease in 2000 was primarily the result of reduced sales to a low-margin slit roll tape customer and decreases in sales volume to several other low-margin medical tape customers. The decrease in 1999 was primarily the result of the absence of sales in 1999 to an international customer. The Company adopted a plan at the end of fiscal 2000 to exit the medical tape business and expects minimal medical tape sales in 2001 as remaining inventories are liquidated.

         Net sales of therapeutic consumer products increased 189.2% in 2000 to $5,218,199 from $1,804,249 in 1999. Net sales of therapeutic consumer products were $858,490 in fiscal 1998. The increase in 2000 was primarily the result of increased TheraPatch(R) product sales, which increased 127.1%, and sales in 2000 of the new acne product to Johnson & Johnson Consumer Products Worldwide. The increase in 1999 was primarily the result of increased TheraPatch sales to retailers, both as a result of increased volumes and increased unit selling price. The higher unit selling price in 1999 was the result of the Company selling directly to retailers rather than to CNS, Inc., the Company's exclusive distributor to retailers in the prior year. The agreement under which CNS distributed the TheraPatch product was terminated at the end of fiscal 1998 when the Company assumed responsibility for retail distribution of the product. Management believes that sales of the Company's therapeutic patch products will represent an increased percentage of total net sales during fiscal 2001 due to continued sales growth of the acne product, new sales of Triaminic(R) Vapor brand topical cough and cold patches and increased TheraPatch brand name recognition.

         Export sales, consisting primarily of electrodes, semi-finished conductive and medical tape products sold to overseas converters for final processing, packaging and marketing, as well as TheraPatch brand therapeutic consumer products, were 13%, 13% and 26% of total net sales in 2000, 1999 and 1998. All international sales are in U. S. dollars with the exception of TheraPatch brand products sold in Canada. Export sales increased by $280,581 in fiscal 2000 primarily as a result of the Canadian TheraPatch sales. The decrease in the percent for 1999 resulted primarily from the absence in 1999 of medical tape sales to an international customer as well as decreased conductive sales to another customer who began manufacturing product previously purchased from the Company. The Company expects fiscal 2001 international sales will be comparable to 2000.

GROSS PROFIT
              The Company's gross profit was $5,121,217 in 2000, up from $4,093,561 in 1999. Gross profit was $3,715,032 in 1998. As a percentage of net sales, gross profit was 35.1% in 2000, 33.3% in 1999 and 28.8% in 1998. Gross profit in 2000 increased by 25.1% from the prior year and gross profit in 1999 increased by 10.2% from the prior year. The increase in gross profit in 2000 resulted primarily from a shift in the sales mix to higher margin therapeutic consumer products. The increase in gross profit in 1999 resulted primarily from a shift in the sales mix to higher margin therapeutic consumer products from lower margin medical tape products, as well as higher margins on therapeutic patch sales primarily as a result of sales made directly to retailers rather than to a distributor.

         SECTION III - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

SALES AND MARKETING EXPENSES

         Sales and marketing expenses totaled $3,672,908 or 25.2% of net sales in 2000, compared to $2,187,710 or 17.8% of net sales in 1999, and $1,042,788 or
8.1% of net sales in 1998. The 2000 increase was primarily due to increased TheraPatch related advertising and promotional expenses and slotting fees. The increase in advertising was primarily the result of a TV ad campaign for TheraPatch Vapor for Kids. The increased slotting fees resulted from the placement of TheraPatch products in new stores as well as the placement of new TheraPatch products on the shelves in existing stores. The 1999 increase was primarily due to increased sales staff and advertising and slotting fees to establish new retail accounts. The Company anticipates sales and marketing expenses as a percent of sales in fiscal 2001 will be comparable to 2000.

GENERAL AND ADMINISTRATIVE EXPENSES

         General and administrative expenses totaled $2,598,998 or 17.8% of net sales in 2000, compared to $2,507,432 or 20.4% of net sales in 1999, and $2,110,084 or 16.3% of net sales in 1998. The increase in 2000 was primarily the result of increased consulting expense which more than offset a decrease in legal expenses. Legal expense in the prior year included approximately $126,000 related to the re-negotiation and modification of the license agreement for the development and commercialization of cotinine as well as legal expenses associated with work on new and existing patents. The increase in 1999 was primarily the result of increased regulatory and quality assurance expenses associated with achieving and maintaining ISO 9001 and EN 46001 certification, expenses related to the re-negotiation and modification of the license agreement for the development and commercialization of cotinine, and legal expenses associated with work on new and existing patents. The Company anticipates general and administrative expenses in fiscal 2001 will be comparable to fiscal 2000.

RESEARCH AND DEVELOPMENT EXPENSES

         Research and development expenses totaled $1,094,808 or 7.5% of net sales in 2000, compared to $1,169,743 or 9.5% of net sales in 1999, and $1,037,095 or 8.0% of net sales in 1998. The decrease in 2000 primarily reflects decreased test-run production costs and supplies which were partially offset by increased labor costs. The increase in 1999 reflects increased staffing levels and increased costs for testing of products under development. Management believes that research and development expenditures as a percent of sales will be comparable in fiscal 2001 to fiscal 2000.

MEDICAL TAPE ASSET IMPAIRMENT AND EXIT PLAN

         In June of fiscal 2000, the Company adopted a plan to exit the medical tape business effective June 30, 2000. Adoption of this plan resulted in a charge for $645,000 related to the write-down of the medical tape equipment to its estimated fair market value, net of disposal costs, of $526,000. The Company also recorded a charge of $85,000 to reduce the carrying value of medical tape inventory to a net realizable value. The $85,000 charge was included in the cost of goods sold. The Company expects to sell the assets and dispose of the remaining inventory by December 31, 2000.

OTHER INCOME AND EXPENSE

         Interest expense increased to $35,405 in 2000 from $1,173 in 1999 primarily due to interest expense associated with the line of credit. There was no interest expense in 1998. Other income decreased to $27,692 in 2000 from $89,240 in 1999 and $69,874 in 1998 primarily due to decreased interest income as a result of lower cash and cash equivalent balances.

         SECTION III - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

INCOME TAX BENEFIT

         The Company recorded an income tax benefit in 2000 of $38,934, no income tax expense or benefit in 1999 and an income tax benefit of $1,000 in 1998. The income tax benefit in 2000 resulted primarily from the refund of taxes previously paid by the Company's foreign sales corporation. The foreign sales corporation was dissolved during fiscal 2000. There was no income tax benefit recorded during 2000, 1999 and 1998 related to the loss before income taxes since the tax benefit may not be realizable by the Company.


OPERATIONS SUMMARY

         The net loss for 2000 resulted primarily from increased sales and marketing expenses and charges related to the plan to exit the medical tape business which more than offset an increase in gross profit. The increase in gross profit resulted from increased sales volume and a shift in the sales mix toward higher-margin therapeutic consumer products. The net loss for 1999 resulted primarily from increased sales and marketing expenses related to the Company's investment in the consumer products market and increased general and administrative expenses, primarily those expenses related to the modification of the cotinine license agreement and achievement of ISO 9001 and EN 46001 certification. The net loss for 1998 resulted primarily from a decrease in the gross profit percent due to a shift in the sales mix from higher margin conductive and therapeutic consumer products to lower margin medical tape products and increased material costs and material usage.

EFFECT OF INFLATION

         Inflation has not had a significant impact on the Company's operations or cash flow.

LIQUIDITY AND CAPITAL RESOURCES

         Cash and cash equivalents decreased by $921,854 to $100,171 at June 30, 2000 from $1,022,025 at June 30, 1999. This decrease was primarily due to the net loss for fiscal 2000 of $2,859,276. Accounts receivable increased by $294,165 to $2,645,710 primarily due to increased sales for June 2000 as compared to June 1999. Inventories increased by $251,162 to $2,247,686 primarily due to increased raw material and finished goods inventory related to therapeutic products which was partially offset by decreased finished goods inventory of medical tape.

         Working capital totaled $1,512,561 at June 30, 2000, compared to $3,497,926 at the end of fiscal 1999. The Company's current ratio was 1.4 at June 30, 2000 compared to 2.5 at June 30, 1999.

         Capital spending for plant improvements and equipment totaled $425,856 in 2000. There were no material commitments for capital expenditures at June 30, 2000. Net property, plant and equipment decreased by $989,403 to $3,039,088 at June 30, 2000 from $4,028,491 at June 30, 1999, reflecting the write-down of the medical tape equipment to its estimated fair market value of $526,000 and the excess of depreciation expense over capital spending.

         Accounts payable increased by $265,643 to $1,910,551 at June 30, 2000 from $1,644,908 at June 30, 1999 primarily due to increased payables related to increased manufacturing production as well as an increase in the average number of days outstanding before payment.

         The Company finalized a $2,000,000 asset-based line of credit in November, 1999 and borrowings outstanding on the line were $837,542 at June 30, 2000. The Company was in default at June 30, 2000 with covenants relating to the minimum book net worth and the maximum loss before taxes as a result of the charges totaling $730,000 related to the exit of the medical tape business. These defaults were waived by the bank in an amendment to the line of credit dated September 26, 2000. Shareholders' equity decreased by $2,788,704 to $4,719,816 as of June 30, 2000 from $7,508,520 as of June 30, 1999, primarily due to the net loss incurred during 2000.

         SECTION III - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

         Management believes that existing cash and cash equivalents, internally-generated cash flow, the existing secured line of credit, an expected increase in the existing line of credit due to the addition of international receivables and inventory in the asset base, and expected additional fixed asset-based financing will be sufficient to support anticipated operating and capital spending requirements during fiscal 2001. Management is also evaluating additional sources of capital that may be appropriate for funding longer-term growth and expansion of the business. Maintaining adequate levels of working capital depends in part upon the success of the Company's products in the marketplace, the relative profitability of those products and the Company's ability to control operating expenses. Funding of the Company's operations in future periods may require additional investments in the Company in the form of equity or debt. There can be no assurance that the Company will achieve desired levels of sales or profitability, or that future capital infusions will be available.

FORWARD-LOOKING STATEMENTS

         From time to time, in reports filed with the Securities and Exchange Commission in press releases, and in other communications to shareholders or the investment community, the Company may provide forward-looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words "believes", "expects", "anticipates", "intends", "will", "may", "should" or similar expressions. Such forward-looking statements are subject to risks and uncertainties which could cause results or developments to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the buying patterns of major customers; competitive forces including new products or pricing pressures; costs associated with and acceptance of the Company's TheraPatch brand strategy; impact of interruptions to production; dependence on key personnel; need for regulatory approvals; changes in governmental regulatory requirements or accounting pronouncements; and ability to satisfy funding requirements for operating needs, expansion or capital expenditures.

                                   LECTEC(TM)
                                   CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            ___________, ______, 2001
                        ___ P.M. (CENTRAL STANDARD TIME)

                    THE MINNEAPOLIS MARRIOTT SOUTHWEST HOTEL
                                5801 OPUS PARKWAY
                              MINNETONKA, MN 55343






--------------------------------------------------------------------------------

LECTEC(TM)
CORPORATION                                                                PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS       2000


I appoint Rodney A. Young and Douglas J. Nesbit, together and separately, as proxies to vote all shares of common stock which I have power to vote at the annual meeting of shareholders to be held on _____________, 2001 at Minnetonka, Minnesota, and at any adjournment thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place.







            (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

                               TO VOTE YOUR PROXY

      Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.







                       [ARROW] PLEASE DETACH HERE [ARROW]



             THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3.

1.  Approval of the sale of certain assets used in LecTec Corporation's conductive  [ ] For      [ ] Against      [ ] Abstain
    products division pursuant to the Asset Purchase Agreement dated November 17,
    2000, among LecTec, The Ludlow Company LP and Sherwood Services AG.

2.  Election of    01 Lee M. Berlin         04 Marilyn K. Speedie, Ph.D.            [ ] FOR All          [ ] WITHHOLD All
    directors:     02 Alan C. Hymes, M.D.   05 Donald C. Wegmiller
                   03 Bert J. McKasy        06 Rodney A. Young                      [ ] FOR All Except

                                                                                    ______________________________________________
    (Instructions: To withhold authority to vote for any individual nominee,       |                                              |
    mark "For All Except" and write the number(s) in the box provided to the       |______________________________________________|
    right.)

3. Approval of appointment of Grant Thornton LLP as independent auditors           [ ] For      [ ] Against      [ ] Abstain


THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

Address Change? Mark Box  [ ]                                                          Dated ____________________________, 2001
Indicate changes below:

                                                                                    ______________________________________________
                                                                                   |                                              |
                                                                                   |                                              |
                                                                                   |______________________________________________|
                                                                                   Signature(s) of Shareholder(s) in Box
                                                                                   PLEASE DATE AND SIGN exactly as name(s) appears
                                                                                   hereon and return promptly in the accompanying
                                                                                   postage paid envelope. If shares are held by
                                                                                   joint tenants or as community property, both
                                                                                   shareholders should sign. If signing as attorney,
                                                                                   executor, administrator, trustee or guardian,
                                                                                   please give full title as such. If a corporation,
                                                                                   please sign in full corporate name by president
                                                                                   or other authorized officer. If a partnership,
                                                                                   please sign in partnership name by an authorized
                                                                                   person.